Filed pursuant to Rule 424(b)(4)

Registration Number 333-215730

PROSPECTUS

36,090,857 shares of common stock

This prospectus relates to the sale of up to 36,090,857 shares of our common stock by persons who have purchased shares in a series of private placements. The aforementioned persons are sometimes referred to in this prospectus as the selling stockholders.   The shares offered under this prospectus by the selling stockholders may be sold on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker dealer. The prices at which the selling stockholder may sell the shares may be determined by the prevailing market price of the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.  We will not receive proceeds from the sale of our shares by the selling stockholders.

Each selling stockholder may be considered an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Since January 23, 2008, our common stock has been quoted on the OTC Markets “OTCQB” marketplace (formerly known as the “OTC Bulletin Board”) under the trading symbol “BLGO.”   The selling stockholders will sell up the shares at prices established on the OTC Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 3 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2018

i

Unless otherwise specified, the information in this prospectus is set forth as of August 28, 2018, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. You should read this entire prospectus, including the section titled “Risk Factors,” and our financial statements and the notes included in the Annual Report on Form 10-K for year ended December 31, 2017 and Quarterly Report on Form 10-Q for the period ended June 30, 2018, incorporated herein by reference, before deciding to invest in our Common Stock.  When we refer in this prospectus to “BioLargo,” the “company,” “our company,” “we,” “us” and “our,” we mean BioLargo, Inc., a Delaware corporation, and its wholly owned subsidiaries, BioLargo Life Technologies, Inc., a California corporation, Odor-No-More, Inc., a California corporation, BioLargo Water USA, Inc., a California corporation (and its subsidiary, BioLargo Water, Inc., a Canadian corporation), BioLargo Maritime Solutions, Inc., a California corporation, BioLargo Development Corp., a California corporation, BioLargo Engineering, Science & Technologies, LLC, Tennessee limited liability company, and its partially owned subsidiary Clyra Medical Technologies, Inc., a California corporation. This prospectus contains forward-looking statements and information relating to BioLargo. See “Cautionary Note Regarding Forward Looking Statements” on page 12.

Our Company

BioLargo, Inc. is a Delaware corporation.

Our principal executive offices are located at 14921 Chestnut St., Westminster, CA 92683. Our telephone number is (949) 643-9540.

The Registration Statement

This prospectus covers 36,090,857 shares of stock, all of which are offered for sale by the selling stockholders.

ABOUT THIS REGISTRATION

Securities Being Registered

This Prospectus covers the following shares, all of which are being sold by the selling stockholders: 20,159,062 shares of common stock of BioLargo issuable upon the exercise of outstanding warrants to purchase common stock, and 15,931,795 outstanding shares.

Initial Offering Price

The selling stockholders will sell up to 36,090,857 shares at prices established on the OTC Electronic Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

Termination of the Offering	The offering will conclude when all the 36,090,857 shares of common stock registered hereby have been sold by the selling stockholders.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 3.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occur, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

 Risks Relating to our Business

Our limited operating history makes evaluation of our business difficult.

We have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. Our failure to address these risks and difficulties successfully could seriously harm us.

We have never generated any significant revenues, have a history of losses and cannot assure you that we will ever become or remain profitable.

We have not yet generated any significant revenue from operations, and, accordingly, we have incurred net losses every year since our inception. To date, we have dedicated most of our financial resources to research and development, general and administrative expenses and initial sales and marketing activities. We have funded the majority of our activities through the issuance of convertible debt or equity securities. Although sale of our CupriDyne Clean products are increasing, and we are devoting more energy and money to our sales and marketing activities, we continue to anticipate net losses and negative cash flow for the foreseeable future. There can be no assurance that our revenues will be sufficient for us to become profitable or thereafter maintain profitability. We may also face unforeseen problems, difficulties, expenses or delays in implementing our business plan.

Our cash requirements are significant. The failure to raise additional capital will have a significant adverse effect on our financial condition and our operations.

Our cash requirements and expenses will continue to be significant. Our net cash used in continuing operations for the year ended December 31, 2017 was approximately $4,300,000, over $350,000 per month, and for the six months ended June 30, 2018 was approximately $2,000,000, over $340,000 per month. For the year ended December 31, 2017, we generated only $500,000 in total revenues, and for the six months ended June 30, 2018, approximately $590,000 in total revenues. Our net loss for the six months ended June 30, 2018 was over $6,000,000. In order to become profitable, we must significantly increase our revenues. Although our revenues are increasing through sales of our products and from our engineering division, we expect to continue to use cash in 2018 as it becomes available.

At June 30, 2018, we had working capital deficit of approximately $120,000. Our auditor’s report for the year ended December 31, 2017 includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional financing to continue these operations.

In August 2017, we entered into a purchase agreement with Lincoln Park Capital Fund LLC (“Lincoln Park”) through which we may direct Lincoln Park to purchase shares of our common stock at prices that depend on the market price of our stock (the “Purchase Agreement”). Over time, and subject to multiple limitations, we may direct Lincoln Park to purchase up to $10,000,000 of our common stock. Since inception of the Purchase Agreement, through August 20, 2018, we directed Lincoln Park to purchase 3,341,483 shares of our common stock, and received $1,173,005 in proceeds. The extent to which we continue to rely on Lincoln Park as a source of funding for the remainder of 2018 and beyond will depend on a number of factors, including the prevailing market price of our common stock, and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive the full maximum commitment of $10,000,000 in aggregate gross proceeds from sales of our common stock to Lincoln Park during the three-year term of the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

From time to time, we issue stock, instead of cash, to pay some of our operating expenses. These issuances are dilutive to our existing stockholders.

We are party to agreements that provide for the payment of, or permit us to pay at our option, securities in consideration for services provided to us. We include these provisions in agreements as it allows us to preserve cash. Additionally, we routinely pay employees, vendors and consultants in stock or stock options at a premium, rather than cash, for services provided, and we anticipate that we will continue to do so in the future. All such issuances are dilutive to our stockholders because they increase (and will increase in the future) the total number of shares of our common stock issued and outstanding, even though such arrangements assist us with managing our cash flow. These issuances also increase the expense amount recorded.

Our stockholders face further potential dilution in any new financing.

Any additional equity that we raise would dilute the interest of the current stockholders and any persons who may become stockholders before such financing. Given the low price of our common stock, such dilution in any financing of a significant amount could be substantial.

Our stockholders face further potential adverse effects from the terms of any preferred stock that may be issued in the future.

In order to raise capital to meet expenses or to acquire a business, our board of directors may issue additional stock, including preferred stock. Any preferred stock that we may issue may have voting rights, liquidation preferences, redemption rights and other rights, preferences and privileges. The rights of the holders of our common stock will be subject to, and in many respects subordinate to, the rights of the holders of any such preferred stock. Furthermore, such preferred stock may have other rights, including economic rights, senior to our common stock that could have a material adverse effect on the value of our common stock. Preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, can also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company.

The holder of a promissory note due in September 2018 may choose not to convert the note to stock, forcing us to pay the note at maturity with cash or renegotiate its terms.

A promissory note in the originally principal amount of $500,000 is due on September 18, 2018. Including interest and reflecting prior payments, at maturity we will be obligated to pay an aggregate $453,140. The holder of this note may convert the note to stock at any time at $0.25 per share. We cannot compel the conversion unless our common stock has traded at a price per share of $0.75 or more for 10 days. It is unlikely our shares will trade that high prior to the maturity without a significant business development. If the investor does not convert the note to stock, we will be required to pay the note or renegotiate its terms. At June 30, 2018, we had approximately $465,000 in cash and cash equivalents. We cannot predict our available cash at the maturity date of the note. If our stock price does not increase, and we do not have sufficient cash to pay this note, or are unable to renegotiate the terms of these note, we may be in default of the note. A default on the note could have cascading consequences, including causing defaults of other security agreements.

There are several specific business opportunities we are considering in further development of our business. None of these opportunities is yet the subject of a definitive agreement, and most or all of these opportunities will require additional funding obligations on our part, for which funding is not currently in place.

In furtherance of our business plan, we are presently considering a number of opportunities to promote our business, to further develop and broaden, and to license, our technology with third parties. While discussions are underway with respect to such opportunities, there are no definitive agreements in place with respect to any of such opportunities at this time. There can be no assurance that any of such opportunities being discussed will result in definitive agreements or, if definitive agreements are entered into, that they will be on terms that are favorable to us.

Moreover, should any of these opportunities result in definitive agreements being executed or consummated, we may be required to expend additional monies above and beyond our current operating budget to promote such endeavors. No such financing is in place at this time for such endeavors, and we cannot assure you that any such financing will be available, or if it is available, whether it will be on terms that are favorable to our company.

The cost of maintaining our public company reporting obligations is high.

We are obligated to maintain our periodic public filings and public reporting requirements, on a timely basis, under the rules and regulations of the SEC. In order to meet these obligations, we will need to continue to raise capital. If adequate funds are not available, we will be unable to comply with those requirements and could cease to be qualified to have our stock traded in the public market. As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as related rules adopted by the SEC, has imposed substantial requirements on public companies, including certain corporate governance practices and requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

We expect to incur future losses and may not be able to achieve profitability.

Although we are generating limited revenue from the sale of our products, and we expect to generate revenue from new products we are introducing, and eventually from other license or supply agreements, we anticipate net losses and negative cash flow to continue for the foreseeable future until our products are expanded in the marketplace and they gain broader acceptance by resellers and customers. Our current level of sales is not sufficient to support the financial needs of our business. We cannot predict when or if sales volumes will be sufficiently large to cover our operating expenses. We intend to expand our marketing efforts of our products as financial resources are available, and we intend to continue to expand our research and development efforts. Consequently, we will need to generate significant additional revenue or seek additional financings to fund our operations. This has put a proportionate corresponding demand on capital. Our ability to achieve profitability is dependent upon our efforts to deliver a viable product and our ability to successfully bring it to market, which we are currently pursuing. Although our management is optimistic that we will succeed in licensing our technology, we cannot be certain as to timing or whether we will generate sufficient revenue to be able to operate profitably. If we cannot achieve or sustain profitability, then we may not be able to fund our expected cash needs or continue our operations. If we are not able to devote adequate resources to promote commercialization of our technology, then our business plans will suffer and may fail.

Because we have limited resources to devote to sales, marketing and licensing efforts with respect to our technology, any delay in such efforts may jeopardize future research and development of technologies and commercialization of our technology. Although our management believes that it can finance commercialization efforts through sales of our securities and possibly other capital sources, if we do not successfully bring our technology to market, our ability to generate revenues will be adversely affected.

We have determined that our disclosure controls and procedures and our internal control over financial reporting are currently not effective. The lack of effective internal controls could materially adversely affect our financial condition and ability to carry out our business plan.

Our management team for financial reporting, under the supervision and with the participation of our chief executive officer and our chief financial officer, conducted an evaluation of the effectiveness of the design and operation of our internal controls. Recognizing the dynamic nature and growth of the Company’s business in the year ended December 31, 2017, including the addition of an engineering division, growth of the core operations, and the increase in the number of employees, management has recognized the strain on the overall internal control environment. As a result, management has concluded that its internal controls over financial reporting are not effective. Management identified a material weakness with respect to deficiencies in its financial closing and reporting procedures. Management believes this is due to a lack of resources. Management intends to add accounting personnel and operating staff and more sophisticated systems in order to improve its reporting procedures and internal controls, subject to available capital. Until we have adequate resources to address these issues, any material weaknesses may materially adversely affect our ability to report accurately our financial condition and results of operations in the future in a timely and reliable manner. In addition, although we continually review and evaluate internal control systems to allow management to report on the sufficiency of our internal controls, we cannot assure you that we will not discover additional weaknesses in our internal control over financial reporting. Any such additional weakness or failure to remediate the existing weakness could materially adversely affect our financial condition or ability to comply with applicable financial reporting requirements and the requirements of the Company’s various financing agreements.

If we are not able to manage our anticipated growth effectively, we may not become profitable.

We anticipate that expansion will continue to be required to address potential market opportunities for our technology and our products. Our existing infrastructure is limited. While we believe our current manufacturing processes as well as our office and warehousing provide the basic resources to expand as we grow sales of CupriDyne Clean, our infrastructure will need more staffing to support manufacturing, customer service, administration as well as sales/account executive functions. There can be no assurance that we will have the financial resources to create new infrastructure, or that any such infrastructure will be sufficiently scalable to manage future growth, if any. There also can be no assurance that, if we invest in additional infrastructure, we will be effective in expanding our operations or that our systems, procedures or controls will be adequate to support such expansion. In addition, we will need to provide additional sales and support services to our partners if we achieve our anticipated growth with respect to the sale of our technology for various applications. Failure to properly manage an increase in customer demands could result in a material adverse effect on customer satisfaction, our ability to meet our contractual obligations, and our operating results.

Some of the products incorporating our technology will require regulatory approval.

The products in which our technology may be incorporated have both regulated and non-regulated applications. The regulatory approvals for certain applications may be difficult, impossible, time consuming and/or expensive to obtain. While our management believes such approvals can be obtained for the applications contemplated, until those approvals from the FDA or the EPA or other regulatory bodies, if required, at the federal and state levels, as may be required are obtained, we may not be able to generate commercial revenues. Certain specific regulated applications and their use require highly technical analysis and additional third-party validation and will require regulatory approvals from organizations like the FDA. Certain applications may also be subject to additional state and local agency regulations, increasing the cost and time associated with commercial strategies. Additionally, most products incorporating our technology that may be sold in the European Union (“EU”) will require EU and possibly also individual country regulatory approval. All such approvals, including additional testing, are time-consuming, expensive and do not have assured outcomes of ultimate regulatory approval.

We need to outsource and rely on third parties for the manufacture of the chemicals, material components or delivery apparatus used in our technology, and part of our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources or capability to manufacture the chemicals that comprise our technology. Our business model calls for the outsourcing of the manufacture of these chemicals in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position and the profitability of our business. Accordingly, we must enter agreements with other companies that can assist us and provide certain capabilities, including sourcing and manufacturing, which we do not possess. We may not be successful in entering into such alliances on favorable terms or at all. Even if we do succeed in securing such agreements, we may not be able to maintain them. Furthermore, any delay in entering into agreements could delay the development and commercialization of our technology or reduce its competitiveness even if it reaches the market. Any such delay related to such future agreements could adversely affect our business.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the commercialization of our technology could be delayed or curtailed.

To the extent that we rely on other companies to manufacture the chemicals used in our technology, or sell or market products incorporating our technology, we will be dependent on the timeliness and effectiveness of their efforts. If any of these parties does not perform its obligations in a timely and effective manner, the commercialization of our technology could be delayed or curtailed because we may not have sufficient financial resources or capabilities to continue such efforts on our own.

We rely on a small number of key supply ingredients in order to manufacture our products.

All of the supply ingredients used to manufacture our products are readily available from multiple suppliers. However, commodity prices for these ingredients can vary significantly, and the margins that we are able to generate could decline if prices rise. If our manufacturing costs rise significantly, we may be forced to raise the prices for our products, which may reduce their acceptance in the marketplace.

If our technology or products incorporating our technology do not gain market acceptance, it is unlikely that we will become profitable.

The potential markets for products into which our technology can be incorporated are rapidly evolving, and we have many successful competitors including some of the largest and most well-established companies in the world (see, herein: “Description of Business—Competition.”) At this time, our technology is unproven in commercial use, and the use of our technology by others, and the sales of our products, is nominal. The commercial success of products incorporating our technology will depend on the adoption of our technology by commercial and consumer end users in various fields.

Market acceptance may depend on many factors, including:

●	the willingness and ability of consumers and industry partners to adopt new technologies from a company with little or no history in the industry;

●	our ability to convince potential industry partners and consumers that our technology is an attractive alternative to other competing technologies;

●	our ability to license our technology in a commercially effective manner;

●

our ability to continue to fund operations while our products move through the process of gaining acceptance, before the time in which we are able to scale up production to obtain economies of scale; and

●	our ability to overcome brand loyalties.

If products incorporating our technology do not achieve a significant level of market acceptance, then demand for our technology itself may not develop as expected, and, in such event, it is unlikely that we will become profitable.

Any revenues that we may earn in the future are unpredictable, and our operating results are likely to fluctuate from quarter to quarter.

We believe that our future operating results will fluctuate due to a variety of factors, including:

•	delays in product development by us or third parties;
•	market acceptance of products incorporating our technology;
•	changes in the demand for, and pricing of, products incorporating our technology;
•	competition and pricing pressure from competitive products; and
•	expenses related to, and the results of, proceedings relating to our intellectual property.

We expect our operating expenses will continue to fluctuate significantly in 2018 and beyond, as we continue our research and development and increase our marketing and licensing activities. Although we expect to generate revenues from licensing our technology in the future, revenues may decline or not grow as anticipated, and our operating results could be substantially harmed for a particular fiscal period. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price most likely would decline.

Some of our revenue is dependent on the award of new contracts from the U.S. government, which we do not directly control.

A substantial portion of our revenue and is generated from sales to the U.S. Defense Logistics Agency through a bid process in response to request for bids. The timing and size of requests for bids is unpredictable and outside of our control. The number of other companies competing for these bids is also unpredictable and outside of our control. In the event of more competition for these awards, we may have to reduce our margins. These variables make it difficult to predict when or if we will sell more products to the US government, which in turns makes it difficult to stock inventory and purchase raw materials.

We have limited product distribution experience, and we rely in part on third parties who may not successfully sell our products.

We have limited product distribution experience and rely in part on product distribution arrangements with third parties. In our future product offerings, we may rely solely on third parties for product sales and distribution. We also plan to license our technology to certain third parties for commercialization of certain applications. We expect to enter into additional distribution agreements and licensing agreements in the future, and we may not be able to enter into these additional agreements on terms that are favorable to us, if at all. In addition, we may have limited or no control over the distribution activities of these third parties. These third parties could sell competing products and may devote insufficient sales efforts to our products. As a result, our future revenues from sales of our products, if any, will depend on the success of the efforts of these third parties.

We may not be able to attract or retain qualified senior personnel.

We believe we are currently able to manage our current business with our existing management team. However, as we expand the scope of our operations, we will need to obtain the full-time services of additional senior management and other personnel. Competition for highly-skilled personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel. Our failure to do so could have an adverse effect on our ability to implement our business plan. As we add full-time senior personnel, our overhead expenses for salaries and related items will increase from current levels and, depending upon the number of personnel we hire and their compensation packages, these increases could be substantial.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve profitability.

Our future success is substantially dependent on the efforts of our senior management, particularly Dennis P. Calvert, our president and chief executive officer. The loss of the services of Mr. Calvert or other members of our senior management may significantly delay or prevent the achievement of product development and other business objectives. Because of the scientific nature of our business, we depend substantially on our ability to attract and retain qualified marketing, scientific and technical personnel. There is intense competition among specialized and technologically-oriented companies for qualified personnel in the areas of our activities. If we lose the services of, or do not successfully recruit, key marketing, scientific and technical personnel, then the growth of our business could be substantially impaired. At present, we do not maintain key-man insurance for any of our senior management, although management is evaluating the potential of securing this type of insurance in the future as may be available.

Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on nondisclosure agreements with our employees, potential licensing partners, potential manufacturing partners, testing facilities, universities, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

We may become subject to product liability claims.

As a business that manufactures and markets products for use by consumers and institutions, we may become liable for any damage caused by our products, whether used in the manner intended or not. Any such claim of liability, whether meritorious or not, could be time-consuming and/or result in costly litigation. Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above and may not be adequate to indemnify for all liabilities that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business and operating results, and you may lose some or all of any investment you have made, or may make, in our company.

Litigation or the actions of regulatory authorities may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur major expenditures and distract our management. For example, lawsuits by employees, former employees, stockholders, partners, customers or others, or actions taken by regulatory authorities, could be very costly and substantially disrupt our business. Such lawsuits or actions could from time to time be filed against our company and/or our executive officers and directors. Such lawsuits and actions are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or actions on terms favorable to our company.

If we suffer negative publicity concerning the safety or efficacy of our products, our sales may be harmed.

If concerns should arise about the safety or efficacy of any of our products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for those products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not those claims are supported by applicable law.

The licensing of our technology or the manufacture, use or sale of products incorporating our technology may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;
•	encounter significant delays in marketing our current and proposed product candidates;
•	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;
•	lose patent protection for our inventions and products; or
•	find our patents are unenforceable, invalid or have a reduced scope of protection.

Parties making such claims may be able to obtain injunctive relief that could effectively block our company’s ability to further develop or commercialize our current and proposed product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm our company. Litigation, regardless of outcome, could result in substantial cost to, and a diversion of efforts by, our company.

Our patents are expensive to maintain, our patent applications are expensive to prosecute, and thus we are unable to file for patent protection in many countries.

Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. Pending patent applications relating to our technology may not result in the issuance of any patents or any issued patents that will offer protection against competitors with similar technology. We must employ patent attorneys to prosecute our patent applications both in the United States and internationally. International patent protection requires the retention of patent counsel and the payment of patent application fees in each foreign country in which we desire patent protection, on or before filing deadlines set forth by the International Patent Cooperation Treaty (“PCT”). We therefore choose to file patent applications only in foreign countries where we believe the commercial opportunities require it, considering our available financial resources and the needs for our technology. This has resulted, and will continue to result, in the irrevocable loss of patent rights in all but a few foreign jurisdictions.

Patents we receive may be challenged, invalidated or circumvented in the future, or the rights created by those patents may not provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We are subject to risks related to future business outside of the United States.

Over time, we may develop business relationships outside of North America, and as those efforts are pursued, we will face risks related to those relationships such as:

•	foreign currency fluctuations;
•	unstable political, economic, financial and market conditions;
•	import and export license requirements;
•	trade restrictions;
•	increases in tariffs and taxes;
•	high levels of inflation;
•	restrictions on repatriating foreign profits back to the United States;
•	greater difficulty collecting accounts receivable and longer payment cycles;
•	less favorable intellectual property laws, and the lack of intellectual property legal protection;
•	regulatory requirements;
•	unfamiliarity with foreign laws and regulations; and
•	changes in labor conditions and difficulties in staffing and managing international operations.

The volatility of certain raw material costs may adversely affect operations and competitive price advantages for products that incorporate our technology.

Most of the chemicals and other key materials that we use in our business, such as minerals, fiber materials and packaging materials, are neither generally scarce nor price sensitive, but prices for such chemicals and materials can be cyclical. Super Absorbent Polymer (SAP) beads, which are a petrochemical derivative, have been subject to periodic scarcity and price volatility from time to time during recent years, although prices are relatively stable at present. Should the volume of our sales increase dramatically, we may have difficulty obtaining SAP beads or other raw materials at a favorable price. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. We try to minimize the effect of price increases through production efficiency and the use of alternative suppliers. If we are unable to minimize the effects of increased raw material costs, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Certain of our products sales historically have been highly impacted by fluctuations in seasons and weather.

Industrial odor control products have proven highly effective in controlling volatile organic compounds that are released as vapors produced by decomposing waste material. Such vapors are produced with the highest degree of intensity in temperatures between 40 degrees Fahrenheit (5 degrees Celsius) and 140 degrees Fahrenheit (60 degrees Celsius). When weather patterns are cold or in times of precipitation, our clients are less prone to use our products, presumably because such vapors are less noticeable or, in the case of precipitation, can be washed away or altered. This leads to unpredictability in use and sales patterns.

Risks Relating to our Common Stock

The sale or issuance of our common stock to Lincoln Park may cause dilution, and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On August 25, 2017, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $10,000,000 of our common stock. Concurrently with the execution of the Purchase Agreement, we issued 488,998 shares of our common stock to Lincoln Park as an initial fee for its commitment to purchase shares of our common stock under the Purchase Agreement. The purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall. In addition, our company will issue up to an additional 488,998 commitment shares, pro rata for no additional consideration, when and if Lincoln Park purchases (at our discretion) the $10,000,000 aggregate commitment.  For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $25,000 of our stock then we would issue 1,222 additional commitment shares, which is the product of $25,000 (the amount we have elected to sell) divided by $10,000,000 (total amount we can sell to Lincoln Park pursuant to the Purchase Agreement) multiplied by 488,998 (the total number of additional commitment shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park. Sales of our common stock, if any, to Lincoln Park will depend on market conditions and other factors to be determined by us. Since August 25, 2017, we have sold approximately 3,300,000 shares to Lincoln Park pursuant to the Purchase Agreement and issued approximately 60,000 additional commitment shares, and have received approximately $1,200,000 of proceeds. We may ultimately decide to sell to Lincoln Park all, more or no additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire to effect sales.

Our common stock is thinly traded and largely illiquid.

Our stock is currently quoted on the OTC Markets (OTCQB). Being quoted on the OTCQB has made it more difficult to buy or sell our stock and from time to time has led to a significant decline in the frequency of trades and trading volume. Continued trading on the OTCQB will also likely adversely affect our ability to obtain financing in the future due to the decreased liquidity of our shares and other restrictions that certain investors have for investing in OTCQB traded securities. While we applied for listing on the Nasdaq Stock Market (“Nasdaq”), we do not currently meet the initial listing requirements and there can be no assurance when or if our common stock will be listed on Nasdaq or another stock exchange.

The market price of our stock is subject to volatility.

Because our stock is thinly traded, its price can change dramatically over short periods, even in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk. The market price of our common stock could fluctuate widely in response to many factors, including:

•	developments with respect to patents or proprietary rights;
•	announcements of technological innovations by us or our competitors;
•	announcements of new products or new contracts by us or our competitors;
•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;
•	changes in financial estimates by securities analysts and whether any future earnings of ours meet or exceed such estimates;
•	conditions and trends in our industry;
•	new accounting standards;
•	general economic, political and market conditions and other factors; and
•	the occurrence of any of the risks described in this prospectus.

You may have difficulty selling our shares because they are deemed “penny stocks”.

Because our common stock is not listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction before the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer and current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell their shares.

Because our shares are deemed “penny stocks,” FINRA rules make it difficult to remove restrictive legends.

Rules put in place by the Financial Industry Regulatory Authority (FINRA) require broker-dealers to perform due diligence before depositing unrestricted common shares of penny stocks, and as such, some broker-dealers, including large national firms, are refusing to deposit previously restricted common shares of penny stocks. As such, it may be more difficult for purchasers of shares in our private securities offerings to deposit the shares with broker-dealers and sell those shares on the open market.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates in value.

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section titled “Risk Factors” incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not assume any obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares to be sold by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of June 30, 2018 (unaudited).

You should read this information in conjunction with “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.

As of June 30, 2018
Actual (unaudited)
CASH AND CASH EQUIVALENTS	651,061

STOCKHOLDERS’ DEFICIT:
Convertible Preferred Series A, $.00067 Par Value, 50,000,000 Shares Authorized, -0- Shares Issued and Outstanding, at December 31, 2017 and March 31, 2018.	—
Common stock, $.00067 Par Value, 200,000,000 Shares Authorized, 104,164,465 and 106,406,584 Shares Issued, at December 31, 2017 and June 30, 2018, respectively, and 128,359,007 Shares Issued, as adjusted.	86,150
Additional paid-in capital	106,167,819
Accumulated deficit	(107,329,788)
Accumulated other comprehensive loss	(61,356)

Total Biolargo stockholders’ deficit	(1,137,175)
Non-controlling interest (Note 6)	492,724
Total stockholders’ equity (deficit)	(644,451)
Total liabilities and stockholders’ equity	$1,167,608

DILUTION

The negative net tangible book value of our company as of June 30, 2018 was $(831,182) or approximately $(0.006) per share of common stock. Net tangible book value per share is determined by dividing the net tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

As of August 20, 2018, we had 130,834,045 common shares outstanding, and our common stock closed at $0.28 per share, making our market capitalization $36,633,532.

If all the warrants subject to this registration are exercised, our number of outstanding shares would increase by 20,159,062 shares and our market capitalization, based on $0.28 per share (the closing price of our common stock as of August 20, 2018), would increase by $5,644,537 to $42,278,069.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Since January 23, 2008, our common stock has been quoted on the OTC Markets “OTCQB” marketplace (formerly known as the “OTC Bulletin Board”) under the trading symbol “BLGO”.

The table below represents the quarterly high and low closing prices of our common stock for the last three fiscal years as reported by www.otcmarkets.com.

	2014		2015		2016		2017		2018
	High	Low	High	Low	High	Low	High	Low	High	Low
First Quarter	$0.54	$0.24	$0.46	$0.27	$0.49	$0.32	$0.83	$0.47	$0.41	$0.21
Second Quarter	$1.09	$0.36	$0.39	$0.26	$0.48	$0.31	$0.53	$0.39	$0.45	$0.23
Third Quarter	$0.83	$0.45	$0.72	$0.30	$0.96	$0.40	$0.66	$.042	--	--
Fourth Quarter	$0.53	$0.31	$0.66	$0.43	$0.86	$0.64	$0.52	$0.39	--	--

The closing price for our common stock on June 22, 2018, was $0.41 per share. The closing price for our common stock on August 20, 2018, was $0.275 per share.

Holders of our Common Stock

As of August 20, 2018, 130,834,045 shares of our common stock were outstanding and held of record by approximately 530 stockholders of record, and approximately 2,600 beneficial owners.

Dividends

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

Securities Authorized for Issuance Under Equity Compensation Plans

On March 7, 2018, our board of directors adopted BioLargo, Inc. 2018 Equity Incentive Plan (“2018 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. This plan was approved by our stockholders at our annual meeting on May 23, 2018. The Compensation Committee administers this plan, except for awards made to non-employee directors. The plan allows for the grant of stock options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units and performance awards in any combination, separately or in tandem. Subject to the terms of the 2018 Equity Plan, the Compensation Committee will determine the terms and conditions of awards, including the times when awards vest or become payable and the effect of certain events such as termination of employment. Under the 2018 Equity Plan, 40,000,000 shares of our common stock are reserved for issuance under awards. Each January 1, through January 1, 2028, the number of shares available for grant and issuance will be increased by the lesser of 2,000,000 and such number of shares set by the Board. As of June 30, 2018, we had issued options under the plan to purchase 296,976 shares.

On August 7, 2007, our board of directors adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. This plan expired on September 6, 2017. The Compensation Committee administers this plan. The plan allowed for grants of common shares or options to purchase common shares. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The Compensation Committee may at any time amend the plan.

Under the 2007 Equity Plan, as amended in 2011, 12,000,000 shares of our common stock are reserved for issuance under awards. Only shares actually issued under the 2007 Equity Plan will reduce the share reserve. If we acquire another entity through a merger or similar transaction and issue replacement awards under the 2007 Equity Plan to employees, officers and directors of the acquired entity, those awards, to the extent permitted under applicable laws and securities exchange rules, will not reduce the number of shares reserved for the 2007 Equity Plan.

The 2007 Equity Plan imposes additional maximum limitations, which limitations will be adjusted to take into account stock splits, reverse stock splits and other similar occurrences. The maximum number of shares that may be issued in connection with incentive stock options granted to any one person in any calendar year intended to qualify under Internal Revenue Code Section 422 is 160,000 shares. The maximum number of shares that may be subject to stock options or stock appreciation rights granted to any one person in any calendar year is 200,000 shares, except that this limit is 400,000 shares if the grant is made in the year of the recipient’s initial employment. The maximum number of shares that may be subject to restricted stock or restricted stock units granted to any one person in any calendar year is 200,000 shares. The maximum number shares that may be subject to awards granted to any one Participant in any calendar year of (i) performance shares, and/or performance units (the value of which is based on the fair market value of a share), is 200,000 shares; and (ii) of performance units (the value of which is not based on the fair market value of a share) that could result in a payment of more than $500,000.

In addition to the 2007 Equity Plan, our board of directors has approved a plan for employees, consultants and vendors by which outstanding amounts owed to them by our company may be converted to common stock or options to purchase common stock. The conversion and exercise price is based on the closing price of our common stock on the date of agreement. If an option is issued, the number of shares purchasable by the option is calculated by dividing the amount owed by the exercise price, times one and one-half.

Equity Compensation Plan Information as of June 30, 2018

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	10,058,562	$0.44	---
Equity compensation plans not approved by security holders (2)	18,626,676	0.45	n/a
Total	28,685,238	$0.45	---

(1)

Includes 9,761,586 shares issuable under the 2007 Equity Plan, which expired September 6, 2017, and 296,976 shares issuable under the 2018 Equity Incentive Plan adopted by the Board on March 7, 2018 and subsequently approved by stockholders on May 23, 2018.

(2)	This includes various issuances to specific individuals either as a conversion of un-paid obligations pursuant to a plan adopted by our board of directors, or as part of their agreement for services.

DESCRIPTION OF BUSINESS

BioLargo, Inc. is a corporation organized under the laws of the state of Delaware. Since January 23, 2008, our common stock has been quoted on the OTC Bulletin Board (now called the OTCQB – the OTC Markets “Venture Marketplace”) under the trading symbol “BLGO”.

As used in this report, “we” and “Company” refers to (i) BioLargo, Inc., a Delaware corporation; (ii) its wholly-owned subsidiaries BioLargo Life Technologies, Inc., a California corporation, Odor-No-More, Inc., a California corporation, BioLargo Water USA, Inc., a California corporation, BioLargo Development Corp., a California corporation, BioLargo Maritime Solutions, Inc., a California corporation, BioLargo Engineering, Science & Technologies, LLC, a Tennessee limited liability company, and Canadian subsidiary BioLargo Water, Inc.; and (iii) Clyra Medical Technologies, Inc. (“Clyra”), a partially owned subsidiary.

Our corporate offices are located at 14921 Chestnut St., Westminster, California 92683. We have a research facility and offices at the University of Alberta in Canada, and our engineering team is located at 105 Fordham Road in Oak Ridge, Tennessee. Our telephone number is (949) 643-9540. Our principal corporate website is www.BioLargo.com. We also maintain a blog at www.biolargo.blogspot.com. Several of our products are offered at www.odornomore.com, www.cupridyne.com, and www.deodorallsport.com. We also maintain www.clyramedical.com, www.biolargowater.com and www.biolargowater.ca. The information on our websites and blog is not, and shall not be deemed to be, a part of this prospectus.

Our Business- A Sustainable Technology Incubator

BioLargo, Inc. is an innovation company driven by our mission is to “make life better” by developing breakthrough platform technologies, nurturing and building businesses around the intellectual property, while providing capital and support along the journey from “cradle” to “maturity”. Our business strategy is straightforward: we invent or acquire technologies that we believe have the potential to be disruptive in large commercial markets; we incubate these technologies to advance and promote their commercial success as we leverage our considerable scientific, engineering, and entrepreneurial talent; we then monetize these technical assets through a variety of business structures that may include licensure, joint venture, sale, spin off, or by deploying direct to market strategies. We seek to unlock the value of our portfolio of underlying technologies to both advance our purposeful mission while we create value for our stockholders.

Our first significant commercial success is currently unfolding for our CupriDyne Clean odor and volatile organic compound (“VOC”) control products, sold through our subsidiary, Odor No More, Inc. Sales are increasing as we focus on serving the solid waste handling and wastewater treatment industries. We are gearing up for rapid growth as the product is experiencing more widespread market adoption.

Our second commercial operation provides professional engineering services, through our subsidiary BioLargo Engineering, Science & Technologies, LLC (“BLEST”). Through BLEST, we provide a menu of professional engineering and consulting services to compliment and nurture our technologies as well as serve clients on a fee-for-service basis.

In addition to our two operating subsidiaries, we have technologies and products in the development pipeline progressing towards commercialization, including our Advanced Oxidation System (“AOS”), that we target to have commercially ready in 2019, and our medical products, which will be ready for commercialization as soon as we pass Food and Drug Administration (“FDA”) clearance.

We believe our current success with our industrial odor and VOC control products serves to validate our overall business strategy which is focused on technology-based products and services capable of disrupting the status quo in their applicable industry market segment. We believe that the future of our medical and clean water technologies has similar and also very large market opportunities ahead as they are introduced commercially.

Industrial Odor and VOC Control – CupriDyne Clean

Our CupriDyne Clean industrial products reduce and eliminate tough odors and VOC’s in various industrial settings, delivered through misting systems, sprayers, water trucks and similar water delivery systems. We believe the product is the number one performing odor-control product in the market, and we offer substantial savings to our customers when they use our product and services.

Market Opportunity Validated

Revenues from sales of our CupriDyne Clean products continue to expand. We are now selling product to four of the largest solid waste handling companies in the country, and also have secured multiple flagship clients in the wastewater treatment industry.

Many of our customers have adopted CupriDyne Clean as a replacement for a non-performing competitive product. We are realizing systematic adoption by our very large corporate customers. Our experience has helped refine our value proposition and assemble a comprehensive menu of products and services. Our success in this market has validated the market opportunity for our products and services and encourages us to continue investing in infrastructure and sales and marketing to increase revenues in these very large markets. We estimate there are approximately 2,000 active landfills1 and 8,000 transfer stations2 in the United States and 15,000 waste water treatment agencies3. While all may not have ongoing odor problems or neighbor complaints, many of the facilities have needed for a disruptive odor solution like CupriDyne Clean.

Turn-key Full-service Solutions

At the request of our clients, we have begun offering a menu of services to landfills, transfer stations, and wastewater treatment facilities. These services include ongoing maintenance and on-site support services to assist our clients in the design and continued use of the various systems that deliver our product in the field (such as misting systems at landfills, transfer stations, and wastewater treatment facilities). We have recently begun providing engineering design, construction and installation services related to the various water-based delivery systems used to deploy our products. Our engineering team at BLEST has been instrumental in supporting these operations. We have applied for licensure from the California Contractors State License Board (“CSLB”). We currently have more than 30 “design build” bids out to clients for CupriDyne Clean delivery systems.

We have recently hired two employees that hold licenses from the California Contractors State License Board (“CSLB”) and are in the process of transferring these licenses to our Odor-No-More subsidiary. Upon completion we will hold a General Contractors license, a Plumbing Contractors license and a Low Voltage Electrical Contractors license. We plan to test for and secure a High Voltage Electrical Contractors license in the near term. These licenses will allow us to offer a full-service solution to our current and future customers within the state of California.

Regional Adoption

Sales of our CupriDyne Clean products and related services were initially made at the local level. We would demonstrate our product to the manager of operations at a particular transfer station or landfill, and he or she would ultimately decide whether to use our products. If owned by a national company, in some instances we have been required to obtain official “vendor” status with the company and sign a “national purchasing agreement”. Doing so required a tremendous amount of effort and time. Some of these accounts are now introducing us to their regional managers who have the ability to direct the facilities in their region to use our product. In the second quarter of 2018, we received direction from one such regional manager to begin servicing all the locations within his region. We are in advanced discussions with six additional area managers for the same client and anticipate we will begin servicing these additional regions prior to the end of the year.

We believe that “regional adoption” is a scalable approach for the larger solid waste handling companies that, with sufficient resources, we can implement nationwide. Based on our experience that trend will continue and we need to invest in more personnel to meet these expanding and very large market opportunities.

1 “Municipal Solid Waste Landfills - Economic Impact Analysis for the Proposed New Subpart to the New Source Performance Standards” (2014), by U.S. Environmental Protection Agency Office of Air and Radiation and Office of Air Quality Planning and Standards.

2 The top 5 Waste Management companies in the US, as of 2011, operated 624 transfer stations, and 565 landfills. “Municipal Solid Waste Landfills - Economic Impact Analysis for the Proposed New Subpart to the New Source Performance Standards” (2014), by U.S. Environmental Protection Agency Office of Air and Radiation and Office of Air Quality Planning and Standards. This is a ratio of 1:4 (landfill to transfer stations). The estimated number of transfer stations is this ratio multiplied by the approximate 1,900 total landfills, and rounded.

3 1“Failure to Act, The Economic Impact of Current Investment Trends in Water and Wastewater Treatment Infrastructure” (2011), by American Society of Civil Engineers and Economic Development Research Group.

Figure includes treatment facilities owned and operated by municipalities, as well as those owned and/or operated by private entities contracting with municipalities.

Wastewater Treatment Facilities

We have begun selling products and services to wastewater treatment facilities in our local markets. Our clients are prominent municipal agencies and have indicated a desire to expand the use of our products and services to additional locations in their service areas. As a result of our success in the field, a client featured our product as an example of ‘Best Practices’ for the waste water treatment industry at a national water quality conference hosted by the Water Environment Federation. We anticipate overall longer selling cycles given the technical sophistication of the customers in this market, and believe significant capital and high levels of service will be required for our ultimate success. We are highly encouraged and are evaluating various strategies to maximize our marketing and selling proposition into this mature and well-established market.

Infrastructure and Capital Needs for Odor-No-More

We recognize the scope of the opportunity for CupriDyne Clean and related services, and understand the task of building the personnel and infrastructure to become a disruptive company in the solid waste industry. In the United States, we currently operate out of two locations – Southern California, and Tennessee. We expect to expand our manufacturing and staffing in our Tennessee operation as we achieve critical mass in that region. In the meantime, as a result of the rapid adoption we are experiencing in our local Southern California market, we are focused on adding staff and infrastructure to meet the obvious need for our products and services. Since January 1, 2018, we have added five people in both sales and support roles.

We believe that a significant number of personnel will be required to fully service the solid waste handling and wastewater treatment industries. We plan to expand as adequate capital to fund these needs becomes available.

Full Service Environmental Engineering

In September 2017 we formed a subsidiary for the purpose of offering full service environmental engineering to third parties, and to provide engineering support services to our internal teams to accelerate the commercialization of our AOS technologies. Its website is found at www.BioLargoEngineering.com.

The subsidiary, BioLargo Engineering, Science & Technologies, LLC (“BLEST”), opened its office in Oak Ridge (a suburb of Knoxville Tennessee), and entered into employment agreements with seven scientists and engineers who collectively have over two hundred years of experience in diverse engineering fields. The team is led by Randall Moore, who served as Manager of Operations for Consulting and Engineering for the Knoxville office of CB&I Environmental & Infrastructure and was formerly a leader at The Shaw Group, Inc., a Fortune 500 global engineering firm. The other team members are also former employees of CB&I and Shaw. The team is highly experienced across multiple industries and they are considered experts in their respective fields, including chemical engineering, wastewater treatment (including design, operations, data gathering and data evaluation), process safety, energy efficiency, air pollution, design and control, technology evaluation, technology integration, air quality management & testing, engineering management, permitting, industrial hygiene, applied research and development, air testing, environmental permitting, HAZOP review, chemical processing, thermal design, computational fluid dynamics, mechanical engineering, mechanical design, NEPDES permitting, RCRA/TSCA compliance and permitting,  project management, storm water design & permitting, marine engineering, AutoCAD, bench chemistry, continuous emission monitoring system operator, data handling and evaluation and decommissioning and decontamination of radiological and chemical contaminated facilities.

Our engineering team has focused its efforts in two areas. First, servicing third party clients in similar roles as to what they did at CB&I and Shaw, and throughout their well-established careers. Second, they are working to scale-up, engineer and commercialize our AOS water treatment technologies, as well as support other technology and product development efforts within the BioLargo family of companies, including our industrial odor control solutions (CupriDyne Clean). By way of example, the team has recently engineered and designed a portable misting system requested by a large waste handling company. BLEST will also pursue new inventions and be available to provide engineering support where needed for any commercial opportunities that are presented by and through any and all operating units of BioLargo.

Business Development at BLEST

The selling cycle for BLEST to new outside clients can be anywhere from a few months up to nine months or longer. The nature of their work with outside clients is highly constrained by relationships, reputation, budgeting, bidding and client timing. In light of the long selling cycle that is prevalent in this industry, we are highly encouraged by the most recent developments that have taken months to mature and now appear to be well in process to begin generating financial results. A few noteworthy examples are:

During the first quarter of 2018, BLEST secured a new relationship and was retained to serve as “Owner’s Engineer” for a proposed $687 million integrated biofuels production project to be built on the east coast. The proposed facility would convert hundreds of tons per day of municipal solid wastes and plastics into high-grade fuels and paraffin waxes, while diverting hundreds of thousands of tons of waste from landfills per year. Our team’s initial role in this project is to provide the project’s ownership team with consulting engineering support as the project becomes finalized. BLEST is now under contract to be paid for approximately $195,000 of engineering services rendered for the pre-project phase. We expect our role to expand once the client acquires a final piece of real property necessary for the project and additional funding. Assuming it moves ahead, we anticipate that the scope of our services will significantly expand to an important multi-year role in the project’s overall engineering management. We believe this project will require rapid and detailed response and require that we increase of our Oak Ridge staff to fully meet the demands of the project.

BLEST has recently secured a time and materials contract to perform a compliance review of a leading natural gas utility in Tennessee’s operating, maintenance, and emergency response activities, and to ensure the overall integrity of the facilities review relating to new rules established by the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration (PMMSA) regulation pertaining to the use of natural underground storage of national gas. The BLEST effort will involve preparing a program implementation plan, conducting a risk assessment, and preparing operational and maintenance procedures to prevent and mitigate facility natural gas leaks and failures caused by corrosion, chemical damage, mechanical damage, or other material deficiencies in piping, tubing, casing, valves, and associated facilities. The work is estimated not to exceed $35,000.

BLEST has recently been notified that as a result of its recent audit work on to assist a leading healthcare products company in transitioning to the 2015 revision of the ISO 14001 standard for environmental management systems (EMS) it is being awarded another small project from the client. The new time and materials project involves preparing a detailed GAP analysis, and subsequently updating the client’s EMS procedures to reflect the significant changes to the new EMS standard which places new emphasis on upper management involvement, the life cycle of products and services, emergency preparedness and response, and sustainability. There is also a new focus on evaluating risks and opportunities and integrating this assessment into the EMS program.

BLEST recently began a time and materials contract of work estimated not to exceed $100,000 to plan and test to demonstrate that emissions from an energetic materials incinerator at a large U.S. military installation on the East coast are meeting EPA regulatory standards. An “energetic materials incinerator” allows the military to safely dispose propellants, explosives, and munitions that have aged beyond their shelf life. This facility must meet numerous emission standards including regulations that limit emissions of chemical compounds called “dioxins” and “furans”, which are tightly regulated chemicals in nearly every developed country.

BLEST has recently been notified that it is to receive a time and materials contract to provide regulatory analysis of the ongoing plant expansion for a chemical company based in the port areas west of Houston, Texas.

BLEST has expanded its services offering as a direct result of a recently acquired new equipment called a custom-fabricated Rotary Thermal Apparatus (“RTA”) which expands the capabilities of the company to outside clients and creates host of new business opportunities. The RTA has proven indispensable in providing data directly applicable to the design of thermal treatment systems (i.e. incinerators, thermal desorbers, catalytic oxidation units, etc.). The RTA can also prove useful in the development of various chemical production processes and optimization of process reactions. And last but not least, the RTA can be used by BLEST to conduct treatability studies (more on that below) on contaminated solids (i.e. soils, sludges, slurries) for its clients, providing design data to engineers to develop procedures, predict outcomes and control costs for remediation projects (including soil remediation). The RTA opens up an area of practice for BLEST that includes an entire subset of remediation technologies, including thermal oxidation, thermal desorption, thermal vitrification and thermally enhanced chemical fixation. We expect the acquisition of this equipment to result in new contracts that we otherwise would not be able to execute effectively.

BioLargo Water and the Advanced Oxidation System - AOS

BioLargo Water is our wholly owned subsidiary located on campus at the University of Alberta that has been primarily engaged in the research and development of our Advanced Oxidation System (AOS).  The AOS is a water treatment device in development that generates a series of highly oxidative species of iodine and other molecules that, because of the proprietary configuration and inner constituents of the AOS, allow the AOS to eliminate pathogenic organisms and organic contaminants with extreme efficacy while consuming very little electricity.

The key value proposition of the AOS is its ability to eliminate a wide variety of contaminants with high performance while consuming extremely low levels of input electricity – a trait made possible by the complex set of highly oxidative iodine compounds generated within the AOS reactor. Our proof-of-concept studies and case studies have generated results that project the AOS will be more cost- and energy-efficient than commonly used advanced water treatment technologies such as UV, electro- chlorination, and ozonation. This value proposition sets the AOS technology above other water treatment options, as we believe the AOS may allow safe and reliable water treatment for significantly lower cost compared to its competitors and may even enable advanced water treatment in applications where it otherwise would have been prohibitively costly.

The AOS has the potential to allow reliable and cost-effective water treatment in numerous industries and applications where high-level disinfection or elimination of hard-to-treat organic contaminants is required. We are first targeting commercialization of the AOS in three key industries: 1) livestock processing wastewater treatment and reuse; 2) municipal wastewater tertiary treatment; 3) oil and gas process affected water treatment, remediation, and/or reuse. These industries were chosen as a result of extensive market research which highlighted them as areas where current water treatment technologies fall short of industry needs, and/or where the AOS has the potential to provide economic advantages over incumbent water treatment technologies.

Our AOS was the result of breakthroughs in both advanced iodine electrochemistry and advances in materials engineering, and its invention led to BioLargo’s co-founding of a multi-year industrial research chair whose goal was to solve the contaminated water issues associated with the Canadian Oil Sands at the University of Alberta Department of Engineering in conjunction with the top five oil companies in Canada, the regional water district, and various environmental agencies of the Canadian government. Based on recovering oil prices and our ongoing work in Canada, we recently reinitiated discussions with a number of stakeholders in the oil sands industry to support the completion of AOS development for oil and gas water treatment and to discuss the initiation of pre-commercial and commercial pilots for our AOS to help treat and remediate oil sands process-affected water (“OSPW”) found in tailings ponds in the Canadian oil sands, an application that currently has no good economically viable solution. We have recently applied for significant grant funding to re-initiate our work to help treat OSPW and other oil and gas wastewaters using the AOS, and we will be notified about the status of our funding application in the coming months.

Our work is continually progressing to support a number of commercial applications, with a key focus on wastewater treatment, food processing, agriculture, and oil and gas. We are also at the early stages of evaluating opportunities in in the storm drain recapture/recycling, and drinking water. Our AOS is an award-winning invention that is supported by science and engineering financial support and grants from various federal and provincial funding agencies in Canada such as NSERC, NRC- IRAP, and Alberta Innovates and in the USA by the Metropolitan Water District and National Water Research Institute.

Recent AOS Milestones

The most important advances in AOS development in recent months have been 1) the planning and design of two confirmed pre-commercial field pilot projects, and 2) design and engineering advances and changes to the AOS in preparation for piloting and scale-up for industrial flow-rates and conditions. Two pre-commercial pilots have been confirmed and are planned to take place in Fall of 2018. The first is a pre-commercial pilot to treat poultry wastewater on-site at a poultry producer’s facility in Alberta, where the AOS will be assessed for its ability to eliminate bacteria and other contaminants from the wastewater effectively and cost-efficiently and to establish operating costs (OPEX) and capital costs (CAPEX) in a field setting. The pilot is intended to demonstrate the AOS’ ability to disinfect and decontaminate water at high flow-rates, allowing for recycling, reuse, and/or safe water discharge.  Moreover, continuous treatment and recycling of the processed water in this pilot project will allow for a comprehensive assessment of the long-term economic advantage (both operating and capital costs) and conservation benefits of the AOS for both energy and water, in comparison with conventional wastewater treatment technologies. Ultimately, we expect the results of this pilot to lay an important foundation for the technical and business case that convinces future customers to purchase the AOS. The second is a pre-commercial pilot where the AOS will be used on-site at a Californian brewery as a polishing step treatment regimen to eliminate bacteria and enable wastewater discharge in compliance with Californian regulatory standards. Again, this pilot will help establish not only the efficacy of the AOS in a field setting, but also the OPEX and CAPEX of the system which will be used in preparation of future pilots, trials, and sales of the AOS. These pilot projects represent an important step for our AOS technology, as well as for our company. We are confident in our disruptive water treatment technology and have proven its treatment capabilities in the lab ad nauseum. However, pilot projects for the AOS, as with any technology, are crucial to prove its reliability to industry stakeholders as well the capital cost and operating costs of our technology at-scale. These data will be critical to pave the way for future market adoption. As a reminder, we have many other pilots in evaluation to support this same cause.

Several advances and improvements to the AOS have also been made in recent months with the purpose of preparing the technology for pre-commercial piloting, commercial piloting, and subsequent mass production, as well as to prepare it for scale-up to allow industrial flow rates. These advancements have largely been proprietary physical improvements to the AOS, including the transitioning of the AOS to using inner substrates more amenable to mass-production and greater flow rates and pressures. Management believes it will continue to advance the scale-up to higher volume throughputs of water flow and enhances the AOS ability to be more compact and longer lasting in the field.  This work is not complete, but management believes it does represent a significant step forward to achieving high throughput quality results. Importantly, we have also designed and begun assembling our own proprietary water treatment train that will be used in pilots for the AOS and that will pave the way for complete wastewater treatment in industrial settings.

To support the planned pilots for the AOS, BioLargo Water has secured public funding from the Government of Canada, including a CA$235,000 grant from the Industrial Research Assistance Program (NRC-IRAP) to fund our first on-site pilot project in the Canadian poultry industry. We have also submitted and are currently submitting applications for a series of substantial government grants (totaling more than $4M USD) to fund all our development and piloting efforts in wastewater, food processing and oil and gas applications.

Our engineering team in Tennessee is actively preparing a process engineering package for the AOS system. Major components of the package will include: design basis, process flow diagrams, piping and instrumentation diagrams, process control strategy document and materials of construction specifications. This work is underway.

Advanced Wound Care - Clyra Medical

We formed Clyra Medical Technologies, Inc. (“Clyra”) to commercialize our technology in the medical products industry, which we believe can be disruptive to many competing product lines. Our initial product designs focus in the “advanced wound care” field, which includes traumatic injury, diabetic ulcers, and chronic hard-to-heal wounds. We are presently seeking approval for an advanced wound care product and have recently filed an application with the U.S. Food & Drug Administration (“FDA”) premarket notification of a medical device under Section 510(k) of the Food, Drug, and Cosmetic Act.

Our advanced wound care products combine broad-spectrum antimicrobial capabilities with iodine’s natural and well-understood metabolic pathway to promote healing. Our products are highly differentiated from existing antimicrobials in multiple ways - by the gentle nature in which they can perform, reduced product costs, extended antimicrobial activity, and biofilm efficacy. In addition, iodine has no known acquired microbial resistance, unlike many competing products. We believe the future markets for some of our product designs may also include infection control and wound therapy for chronic wounds. We also intend to pursue and study the use of our technology as a compliment to regenerative tissue therapy.

We have three patent applications pending for medical products, and are preparing additional applications. While these patent applications are pending, we intend to continue expanding patent coverage as we refine our medical products.

In late 2017, Clyra completed product development on its first design with its advanced wound care technology, and retained Emergo, a global leader in the medical device regulatory field, to prepare and submit to the U.S. Food & Drug Administration (“FDA”) premarket notification of a medical device under Section 510(k) of the Food, Drug, and Cosmetic Act. The 510(k) notification was submitted to the FDA’s Center for Devices and Radiological Health (“CDRH”). The submission was subsequently referred by the CDRH to the FDA Office of Combination Products (“OCP”), which has jurisdiction to classify a product as a drug, device, biological product, or combination product. We asked the OCP for a determination whether our product should be regulated as a medical device, drug, or combination product, and the OCP replied requesting significant additional information. The responses required to respond to the OCP requests for additional information would have required a substantial investment of time and money and as a consequence, we are not presently pursuing approval of this first product. Rather than proceed with premarket clearance for the product at this time, we chose to submit a second product for premarket notification under Section 510(k) in late June of 2018. While we remain confident that we will ultimately receive premarket clearance for this second product, we can make no assurance or prediction as to success of these efforts, and must wait patiently for the process with the FDA to conclude. The company has numerous medical device product designs that it intends to pursue as resources permit.

Clyra’s management is actively engaged in arranging for clinical work and is in discussions with a number of potential strategic partners. It also continues to actively work on the development of new products. It recently added Julian Bejarano, PhD to its executive team as an expert scientific researcher with more than 11 years of experience leading fundamental and applied research projects related to materials science and nanotechnology. In particular, Dr. Bejarano has six years of experience in projects related to biomaterials for regenerative medicine and multifunctional nanoparticles for controlled drug delivery. He holds a Materials Engineering degree and a Masters in Materials Engineering from the Universidad del Valle, Colombia. He also holds a PhD in Engineering Sciences with emphasis in Materials Science from the Universidad de Chile, Chile. Dr. Bejarano was a visiting researcher during his PhD studies at the Institute of Biomaterials at the University of Erlangen-Nuremberg, Germany. Following his doctorate studies, Dr. Bejarano was a postdoctoral fellow at the Advanced Center for Chronic Diseases in Chile for three years and Research Advisor for the Group of Polymer Engineering at the Universidad de Chile. Moreover, he has outstanding skills in project management, R&D, and innovation. His projects have been focused on the development and characterization of composites materials based on metals, polymers and ceramics, synthesis of multifunctional nanoparticles, encapsulation of therapeutic agents, and biological evaluation of materials. His findings in materials research have been published by prestigious international journals and he has presented at several international events related to biomaterials and materials science.

Intellectual Property

We have 17 patents issued, including 15 in the United States, and multiple pending. We believe these patents provide a foundation from which to continue building our patent portfolio, and we believe that our technology is sufficiently useful and novel that we have a reasonable basis upon which to rely on our patent protections. We also rely on trade secrets and technical know-how to establish and maintain additional protection of our intellectual property. As our capital resources permit, we expect to expand our patent protection as we continue to refine our inventions as well as make new discoveries. See the detailed discussion below of our patent portfolio.

We regard our intellectual property as critical to our ultimate success. Our goal is to obtain, maintain and enforce patent protection for our products and technologies in geographic areas of commercial interest and to protect our trade secrets and proprietary information through laws and contractual arrangements.

Our Chief Science Officer, Mr. Kenneth R. Code, has been involved in the research and development of the technology since 1997. He has participated in the Canadian Federal Scientific Research and Experimental Development program, and he was instrumental in the discovery, preparation and filing of the first technology patents. He has worked with manufacturers, distributors and suppliers in a wide variety of industries to gain a full appreciation of the potential applications and the methodologies applicable to our technology for their manufacture and performance. He continues to research methods and applications to continue to expand the potential uses of our technology as well as work to uncover new discoveries that may provide additional commercial applications to help solve real world problems in the field of disinfection.

In 2016 and 2017, we continued improving our technology and creating new uses of our technology through further research and development efforts. During that time, we filed three U.S. patent applications, each comprised of multiple individual claims, and were granted one patent by the USPTO, with a second granted in 2018. Our technology also includes know-how and trade secrets, which, together with our intellectual property, contribute to our expertise in product design, manufacturing, product claims, safety features and competitive positioning of products that feature our technology.

During 2018 we plan to continue to advance our proof of claims, inventions and patent filings.

We incurred approximately $1,600,000 in expense related to our research and development activities in 2017, an increase of approximately $250,000 over the prior year. Our research and development expenditures in 2018 could vary significantly and will depend upon our access to capital.

We believe that our suite of intellectual property covers the presently targeted major areas of focus for our licensing strategy. The description of our intellectual property, at present, is as follows:

●	U.S. Patent 10,046,078 issued on August 15, 2018, which encompasses our CupriDyne Clean misting systems used at transfer stations and landfills.

●	U.S. Patent 9,883,653 issued on February 8, 2018, which encompasses a litter composition used in the absorption of animal wastes.

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U.S. Patent 9,414,601 issued on August 16, 2016, relating to the use of an article for application to a surface to provide antimicrobial and/or anti-odor activity. At least one of the reagents is coated with a water-soluble, water dispersible or water-penetrable covering that prevents ambient conditions of 50% relative humidity at 25ºC from causing more than 10% of the total reagents exposed to the ambient conditions from reacting in a twenty-four-hour period.

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U.S. Patent 8,846,067, issued on September 30, 2014, which encompasses a method of treating a wound or burn on tissue to reduce microbe growth about a wound comprising applying an antimicrobial composition to the wound or burn on tissue using a proprietary stable iodine gel or liquid. This patent covers our technology as used in products being developed by our subsidiary, Clyra Medical Technologies.

●	U.S. Patent 8,757,253, issued on June 24, 2014, relating to the moderation of oil extraction waste environments.

●	U.S. Patent 8,734,559, issued on May 27, 2014, relating to the moderation of animal waste environments.

●	U.S. Patent 8,679,515 issued on March 25, 2014, titled “Activated Carbon Associated with Alkaline or Alkali Iodide,” which provides protection for our BioLargo® AOS filter.

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U.S. Patent 8,642,057, issued on February 14, 2014, titled “Antimicrobial and Antiodor Solutions and Delivery Systems,” relating to our liquid antimicrobial solutions, including our gels, sprays and liquids imbedded into wipes and other substrates.

●	U.S. Patent 8,574,610, issued on November 5, 2013, relating to flowable powder compositions, including our cat litter additive.

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U.S. Patent 8,257,749, issued on September 4, 2012, relating to the use of our technology as protection of against antimicrobial activity in environments that need to be protected or cleansed of microbial or chemical material. These environments include closed and open environments and absorbent sheet materials that exhibit stability until activated by aqueous environments. The field also includes novel particle technology, coating technology or micro-encapsulation technology to control the stability of chemicals that may be used to kill or inhibit the growth of microbes to water vapor or humidity for such applications.

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U.S. Patent 8,226,964, issued on July 24, 2012, relating to use of our technology as a treatment of residue, deposits or coatings within large liquid carrying structures such as pipes, drains, ducts, conduits, run-offs, tunnels and the like, using iodine, delivered in a variety of physical forms and methods, including using its action to physically disrupt coatings. The iodine’s disruptive activity may be combined with other physical removal systems such as pigging, scraping, tunneling, etching or grooving systems or the like.

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U.S. Patent 8,021,610, issued on September 20, 2011, titled “System providing antimicrobial activity to an environment,” relating to the reduction of microbial content in a land mass. Related to this patent are patents held in Canada and the European Union.

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U.S. Patent 7,943,158, issued on May 17, 2011, titled “Absorbent systems providing antimicrobial activity,” relating to the reduction of microbial content by providing molecular iodine to stabilized reagents.

●	U.S. Patent 7,867,510, issued on January 11, 2011, titled “Material having antimicrobial activity when wet,” relating to articles for delivering stable iodine-generating compositions.

●	U.S. Patent 6,328,929, issued on December 11, 2001, titled “Method of delivering disinfectant in an absorbent substrate,” relating to method of delivering disinfectant in an absorbent substrate.

●	U.S. Patent 6,146,725, issued on November 14, 2000, titled “absorbent composition,” relating to an absorbent composition to be used in the transport of specimens of bodily fluids.

Pending Patent Applications

Most recently, we filed two patent applications in the United States for our advanced wound care formulas. The inventions in these applications form the basis for the work at Clyra Medical and the products for which that subsidiary intends to seek FDA approval. In addition to these applications, we have filed patent applications in multiple foreign countries, including the European Union, pursuant to the PCT, and other provisional applications.

Subject to adequate financing, we intend to continue to expand and enhance our suite of intellectual property through ongoing focus on product development, new intellectual property development and patent applications, and further third-party testing and validations for specific areas of focus for commercial exploitation. We currently anticipate that additional patent applications will be filed during the next 12 months with the USPTO and the PCT, although we are uncertain of the cost of such patent filings, which will depend on the number of such applications prepared and filed. The expense associated with seeking patent rights in multiple foreign countries is expensive and will require substantial ongoing capital resources. However, we cannot give any assurance that adequate capital will be available. Without adequate capital resources, we will be forced to abandon patent applications and irrevocably lose rights to our technologies.

Competition

We believe that our products contain unique characteristics that distinguish them from competing products. In spite of these unique characteristics, our products face competition from products with similar prices and similar claims. We face stiff competition from companies in all of our market segments, and many of our competitors are larger and better-capitalized.

For example, we would compete with the following leading companies in our respective markets:

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Disinfecting/Sanitizing: Johnson & Johnson, BASF Corporation, Dow Chemical Co., E.I. DuPont De Nemours & Co., Chemical and Mining Company of Chile, Inc., Proctor and Gamble Co., Diversey, Inc., EcoLab, Inc., Steris Corp., Clorox, and Reckitt Benckiser.

●	Water Treatment: GE Water, Trojan UV, Ecolab, Pentair, Xylem and Siemens AG.

●	Medical Markets: Smith & Nephew, 3M, ConvaTec and Derma Sciences.

●	Pet Market: Arm & Hammer and United Pet Group (owner of Nature’s Miracle branded products).

●	Industrial Odor Control: MCM Odor Control and OMI Industries.

Each of these named companies and many other competitors are significantly more capitalized than we are and have many more years of experience in producing and distributing products.

Additionally, our technology and products incorporating our technology must compete with many other applications and long embedded technologies currently on the market (such as, for example, chlorine for disinfection).

In addition to the competition we face for our existing products, we are aware of other companies engaged in research and development of other novel approaches to applications in some or all the markets identified by us as potential fields of application for our products and technologies. Many of our present and potential competitors have substantially greater financial and other resources and larger research and development staffs than we have. Many of these companies also have extensive experience in testing and applying for regulatory approvals.

Finally, colleges, universities, government agencies, and public and private research organizations conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed, some of which may be directly competitive with our applications.

Governmental Regulation

We will have products (each a ‘‘Medical Device”) that will be subject to the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), or similar Laws (including Council Directive 93/42/EEC concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar Laws, collectively, the “Regulatory Laws”) that are developed, manufactured, tested, distributed or marketed by our company or its subsidiary Clyra. Each such Medical Device will need to be developed, manufactured, tested, distributed, and marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a medical device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals.

We believe that no article or part of any Medical Device intended to be manufactured or distributed by our company or any of our subsidiaries will be classified as (i) adulterated within the meaning of Sec. 501 of the FDCA (21 U.S.C. § 351) (or other Regulatory Laws), (ii) misbranded within the meaning of Sec. 502 of the FDCA (21 U.S.C. § 352) (or other Regulatory Laws) or (iii) a product that is in violation of Sec 510 of the FDCA (21 U.S.C. § 360) or Sec. 515 of the FDCA (21 U.S.C. § 360e) (or other Regulatory Laws).

Neither our company nor any of its subsidiaries, nor, to the knowledge of our company, any officer, employee or agent of our company or any of its subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law in any foreign jurisdiction.

Neither our company nor any of its subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to enjoin research, development, or production of any Medical Device.

Employees

As of the date of this prospectus, we employ 28 persons. We also engage consultants on an as needed basis who provide certain specified services to us.

Description of Property

Our company owns no real property. We are party to three commercial property leases for our corporate offices and manufacturing facility in California, our research and development facility in Canada, and our engineering division in Tennessee.

We currently lease approximately 9,000 square feet of office and industrial space at 14921 Chestnut St., Westminster, California 92683. The current lease term is from September 1, 2016 to August 31, 2020, at a monthly base rent of $8,379 throughout the term. In addition to serving as our principal offices, it is also a manufacturing facility where we manufacture our products, including our CupriDyne Clean Industrial Odor, and Specimen Transport Solidifiers.

We also lease approximately 1,300 square feet of office and lab space from the University of Alberta. The current lease term expires on June 30, 2019, at monthly fee of $5,729 Canadian dollars. These offices serve as our primary research and development facilities.

We also lease approximately 13,000 square feet of office and warehouse space at 105 Fordham Road, Oak Ridge, Tennessee, 37830, for our professional engineering division. The lease term is from September 1, 2017 through August 31, 2020, at a monthly base rent of $5,400 throughout the term.

Our telephone number is (949) 643-9540.

Legal Proceedings

Our company is not a party to any material legal proceeding.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we described under “Risk Factors” and elsewhere in this prospectus. Certain statements contained in this discussion, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and the like, constitute “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any of the future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any of such factors or to announce publicly the results of revision of any of the forward-looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the “Risk Factors” section of this prospectus beginning on page 3.

Results of Operations—Comparison of the years ended December 31, 2017 and 2016

Revenue

In 2017, our annual revenue from product sales increased 123% from the prior year, to $503,982.

Sales of our CupriDyne Clean products generated approximately two-thirds of our revenue in 2017 (approximately $335,000), and increased significantly as compared with 2016. Of those sales, approximately three-quarters were pursuant to our “National Purchasing Agreements” with three of the largest waste handling companies in the United States. Our CupriDyne Clean sales revenue increased due to an increase in the volume of sales resulting from continued market penetration and ongoing marketing and sales efforts. We continue to receive extremely positive feedback from our customers about our service, our product’s effectiveness, and its cost savings. In 2018, we intend to hire additional sales personnel and increase marketing. Given the continued expansion with our national accounts, we expect higher sales volume in 2018. We do not yet have enough history or sales volume to identify trends or uncertainties related to our CupriDyne Clean sales, although we are discovering that landfills and transfer stations in colder climates generally have less of a need for odor control products during winter months. It is unclear whether this fact will materially affect our product sales.

Sales of our Specimen Transport Solidifier pouches to the U.S. Defense Logistics Agency generated approximately 27% of our revenue in 2017 (approximately $125,000), compared with approximately $100,000 in 2016. These sales were primarily through our distributor Downeast Logistics. The vast majority of these sales of our Specimen Transport Solidifier pouches are made through a bid process in response to a request for bids to which any qualified government vendor can respond. We cannot know in advance the frequency or size of such requests from the US Government, or whether our bids will be successful, and as such we are uncertain as to our future revenues through this system.

In 2016, we recognized $55,000 of licensing revenue from our license agreement with Clarion Water. We did not receive any licensing revenue from Clarion Water in 2017, and do not expect to receive any in 2018. We do not currently have other licensing agreements with third parties in place.

Other Income

Our wholly owned Canadian subsidiary has been awarded more than 50 research grants from various Canadian public and private agencies, including the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP), the National Science and Engineering Research Council of Canada (NSERC), and the Metropolitan Water District of Southern California’s Innovative Conservation Program “ICP”. The grants received are considered reimbursement grants related to costs we incur and therefore are included as Other Income on our income statement. The amount of grant income increased from $161,430 in 2016 to $210,679 in 2017. Amounts paid directly to third parties are not included as income in our financial statements.

Our Canadian subsidiary applied for and received a refund on our income taxes pursuant to the “Scientific Research and Experimental Development (SR&ED) Program”, a Canadian federal tax incentive program designed to encourage Canadian businesses to conduct research and development in Canada. For the year ended December 31, 2017, we received $71,130. Nothing was applied for or received in the year ended December 31, 2016. We intend to apply for these tax credits in future periods.

Although we are continuing to apply for government and industry grants, and indications from the various grant agencies is highly encouraging, we cannot be certain of continuing those successes in the future.

Cost of Goods Sold

Our cost of goods sold includes costs of raw materials, contract manufacturing, and portions of salaries and expenses related to the manufacturing of our products. As a percentage of gross sales, our costs of goods was 64% in 2017 versus 47% in 2016. This increase is partially attributed to a large government order at a lower margin, and an increase in sales of our powdered CupriDyne Clean products, which are sold at a lower margin than our liquid products. With the increase in our sales volume, we are starting to purchase some raw materials directly from manufacturers at increasingly more attractive prices, and expect those savings to be reflected in higher margins in 2018.

Selling, General and Administrative Expense

 Our Selling, General and Administrative (“SG&A”) expenses include both cash and non-cash expense. Our SG&A expenses increased by 23% (approximately $851,000) in 2017 to $4,429,100. The largest components of our SG&A expenses included (figures are rounded):

Category	2016	2017	Percent Increase (Decrease)
Salaries and payroll-related expenses	$1,189,000	$1,609,000	35%
Consulting expenses	$780,000	$810,000	4%
Professional fees	$491,000	$646,000	31%
Investor relations fees	$275,000	$201,000	(27%)
Board of Director Expenses	$372,000	$285,000	(23%)

Our salaries and payroll related expenses increased in 2017 due to an increased level of activities related to our operations, including the formation of our engineering subsidiary, and a general increase in our activities and operations, as reflected in our increase in sales revenue. Our professional fees increased in 2017 due to increased needs for legal and accounting as a result of the registration statements filed with respect to the 2015 Unit Offering and Lincoln Park Capital. Our investor relations fees decreased in 2017 compared with 2016 due to a reduction in the use of outside investor relation firms during that period. The Company has maintained investor relations support with internal personnel. Our board of director expenses were higher in 2016 than 2017 due to the extension of option agreements with members of our board.

Research and Development

In 2017, we again continued to expand our research and development activities, recording approximately $1,630,000 in research and development expense, an increase of approximately 18% compared with 2016. These expenses increased in part as a result of the formation of our engineering subsidiary, where we have accelerated the work related to the scale-up, engineering and testing of our AOS technology.

At our medical subsidiary, Clyra, we continue to research and develop new products incorporating our technologies. In 2017, we prepared and filed the first FDA application for pre-market clearance under Section 510(k). We expect to file additional applications in 2018.

At our research lab in Canada, in 2017 we expanded our staff and physical lab space.

Our level of research and development activities each year is in part dependent on our available cash.

Interest expense

Our interest expense significantly increased in the year ended December 31, 2017 (from approximately $3,130,000 in 2016 to $3,860,000 in 2017), due to an increase in outstanding interest bearing convertible debt. The aggregate principal amount due on promissory notes increased during 2017 by approximately $930,000. Almost all of this interest expense was non-cash. Additionally, most of our convertible notes were issued to investors as part of offerings that also included the issuance of stock purchase warrants to the investor. We record the relative fair value of the warrants and the intrinsic value of the beneficial conversion feature sold with the convertible notes payable which results in a full discount on the proceeds from the convertible notes. This discount is being amortized as interest expense over the term of the convertible notes.

We expect our interest expense to decrease in 2018, as approximately two-thirds of our total debt matures June 1, 2018. We have the option to pay the principal and interest due on the maturing notes by issuing our common stock, and intend to do so. Once the notes are paid in full, no further interest will accrue.

Net Loss

Net loss for the year ended December 31, 2017 was approximately $9,680,000, a loss of $0.10 per share, compared to a net loss for the year ended December 31, 2016 of approximately $8,074,000, a loss of $0.09 per share. The increase in net loss per share for the year ended December 31, 2017 is primarily attributable to the non-cash expense associated with the features of warrants issued to our one-year note holders on July 8, 2016 and December 30, 2016, and an increase in our SG&A and Research and Development activities.

Results of Operations—Comparison of the three and six months ended June 30, 2017 and 2018

Revenue

Our revenue from product sales for the three and six months ended June 30, 2018 increased by 216% and 270%, respectively, compared with the three and six months ended June 30, 2017. Our $315,553 in revenues from product sales for the three months ended June 30, 2018 was a 41% increase in revenue over the prior three-month period. These increases are due to increased client adoption of our CupriDyne Clean Industrial Odor Control products and an increase in volume of sales of our Specimen Transport Solidifier pouches to the U.S. military.

Sales of our CupriDyne Clean products generated approximately 60% and 57% of our revenue from product sales in the three and six months ended June 30, 2018, which is a comparable percentage to our year ended December 31, 2017 results. The majority of these sales are to leading waste handling companies with whom we have “National Purchasing Agreements”. Our CupriDyne Clean sales revenue increased due to an increase in the volume of sales resulting from continued market penetration and ongoing marketing and sales efforts. We continue to receive extremely positive feedback from our customers about our service, our product’s effectiveness, and its cost savings. To meet this demand, we are continuing to hire sales and support staff. Given the continued expansion with our national accounts, we continue to expect higher sales volume for the remainder of 2018. We do not yet have enough history or sales volume to identify trends or uncertainties related to our CupriDyne Clean sales, although we are discovering that landfills and transfer stations in colder climates generally have less of a need for odor control products during winter months. We suspect that this fact will affect our product sales during colder months, although the extent of that effect is yet unknown and difficult to predict given the continued increase in market adoption we are experiencing.

Sales of our Specimen Transport Solidifier pouches to the U.S. Defense Logistics Agency generated approximately 40% and 43% of our revenue in the three and six months ended June 30, 2018. Sales of this product increased by approximately $114,000 and $200,000 for the three and six months ended June 30, 2018 compared to the same period for 2017. These sales were primarily through our distributor Downeast Logistics. The vast majority of sales of our Specimen Transport Solidifier pouches are made through a bid process in response to a request for bids to which any qualified government vendor can respond. Although the number of these bids was higher in the six months ended June 30, 2018 as compared with the same period in 2017, we do not know if this trend will continue, and cannot know in advance the frequency or size of such requests from the U.S. Government, or whether our bids will be successful. As such, we are uncertain as to our future revenues of this product through this system.

Our engineering segment generated approximately $11,000 in revenue for the three months ended June 30, 2018. As this division started in the fourth quarter of 2017, the six months ended June 30, 2017 does not provide a comparison. For the six months ended June 30, 2018, revenue totaled approximately $50,000. Our engineering division is working closely with our odor control division to submit proposals for the design, build and installation of misting odor control systems at client transfer station and landfills. As of the date of this Report, dozens of such proposals are outstanding. In addition to these proposals, our engineer division has multiple proposals out with other third parties to provide engineering and other services. Although we expect our engineering division to increase revenues in the future, we are unable to predict if they will have success in winning client contracts.

Cost of Goods Sold and Services

Our cost of goods sold includes costs of raw materials, contract manufacturing, and other direct expenses related to the manufacturing of our products. As a percentage of gross sales, our costs of goods was 61% in the three and six months ended June 30, 2018, versus 73% and 66% in the three and six months ended June 30, 2017. The decrease in our cost of goods is primarily attributed to our higher volume of sales and the resulting increased purchasing power with our component suppliers.

Our cost of services includes costs of employee time, a portion of overhead, and, when applicable, cost of subcontractors.

Selling, General and Administrative Expense

Our Selling, General and Administrative (“SG&A”) expenses include both cash and non-cash expenses. Our SG&A increased approximately $115,000 (10%) and $230,000 (10%) in the three and six months ended June 30, 2018 compared to the same periods in 2017. The largest components of our selling, general and administrative expenses included:

	Three months ended June 30,		Six months ended June 30,
	2017	2018	2017	2018
Salaries and payroll related	$394,412	$562,298	$720,605	$971,562
Professional fees	133,776	185,694	327,194	377,670
Consulting	276,925	191,685	474,255	354,385
Office expense	157,996	260,646	346,867	470,334
Sales and marketing	49,861	63,310	91,517	117,415

Our SG&A expenses are increasing due primarily to the expansion of our business, both in terms of product sales and market adoption, and through the increase of service offerings. For example, the formation of our engineering subsidiary and hiring of associated personnel in the second half of 2017 resulted in increased legal and accounting fees, additional office expense related to the new office in Tennessee, and additional salaries and payroll, reflected in the three and six months ended June 30, 2018, but not for the same periods in 2017. As sales increase, we have added sales and support personnel. Our consulting fees decreased in the three and six months ended June 30, 2018 due a reduction in the use of outside business development firms during that period.

Research and Development

Research and development expenses increased $101,297 (31%) and $231,690 (32%) for the three and six months ended June 30, 2018, as compared to the same periods in 2017. These expenses increased in part as a result of the formation of our engineering subsidiary, where we have accelerated the work related to the scale-up, engineering and testing of our AOS technology.

Interest expense

Interest expense increased $1,046,912 (94%) and $925,764 (45%) for the three and six months ended June 30, 2018, as compared to the same periods in 2017. Our interest expense increased for primarily two reasons. First, from June 30, 2017 through June 30, 2018, our outstanding debt balance increased by approximately $2,000,000. Second, during the three months ended June 30, 2018, we recorded $275,534 interest expense related to the early conversion of promissory notes.

We recently have reduced our liabilities by over $5,800,000 through the conversion of debt to common stock, and thus in future periods we expect our interest expense to decrease significantly (by approximately $150,000 per quarter, assuming no new additional debt).

Net Loss

Net loss increased $1,147,727 (45%) and $1,251,699 (26%) for the three and six months ended June 30, 2018, as compared to the same periods in 2017. The net loss was somewhat offset by an increase in revenue, nevertheless, the net loss increased mainly due to the increased interest expense and to increased research and development expense. The net loss per share did not change as the increase in net loss was offset by the increase in common shares outstanding. Although our sales continue to increase, we expect to continue to incur a net loss for the foreseeable future. (See Part I, Item II, “Our Business”, above.)

Liquidity and Capital Resources

We have been, and anticipate that we will continue to be, limited in terms of our capital resources. Our total cash and cash equivalents was $651,061 at June 30, 2018, a decrease of approximately $339,000 since December 31, 2017. We had revenues of $589,767 in the six months ended June 30, 2018. Our gross profits are not sufficient to fund our operations. We have been required to financially support the operations of our subsidiaries, none of which are operating at a positive cash flow.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. As reflected in the accompanying consolidated financial statements, for the six months ended June 30, 2018 we had a net loss of $6,029,478, used $2,053,111 cash in operations, and at June 30, 2018 had negative working capital of $120,187, current assets of $823,302, and an accumulated stockholders’ deficit of $107,329,788. As of June 30, 2018, we had $2,044,714 in principal amounts due on various debt obligations, of which $334,239 was subsequently converted to common stock, and one note, in the amount of $447,975, is scheduled to mature September 18, 2018. At our current stock prices, we cannot compel the conversion of the note into stock and are examining alternatives to refinance the obligation. The foregoing factors raise substantial doubt about our ability to continue as a going concern. Ultimately, our ability to continue as a going concern is dependent upon our ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies, and achieve profitable operations by licensing or otherwise commercializing products incorporating our technologies. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Only one subsidiary, Clyra, has financing in place to fund operations for the immediate future. It is important to note that Clyra intends to pursue direct investment to support its further product development and go to market strategy. Sales of our CupriDyne Clean products are increasing, and our engineering subsidiary has begun generating revenue, but we do not expect those divisions to support the general corporate overhead in the immediate future. As such, we will be required to raise substantial additional capital to continue our operations and fund our future business plans. We are continuing our efforts to raise capital through our purchase agreement with Lincoln Park (see Note 4, of the Notes to the Consolidated Financial Statements), a current private securities offering (see Note 5, of the Notes to the Consolidated Financial Statements), and in association with our plan to uplist our stock to Nasdaq. We are reluctant to utilize the Lincoln Park instrument when our stock price is below $0.25 because doing so would trigger the reduction of warrant exercise prices on some outstanding warrants. During the six months ended June 30, 2018, we received $380,803 from sales of stock to Lincoln Park, and an aggregate $852,500 net proceeds from our private securities offerings (including Lincoln Park).

In addition to our financing arraignment with Lincoln Park, and the private securities offerings discussed above, we are continuing to explore alternatives for our current and longer-term financial requirements, including additional raises of capital from investors in the form of convertible debt or equity, a fully underwritten public offering associated with our plan to uplist our stock to Nasdaq, and significant grant funding from government sources. It is unlikely that we will be able to qualify for bank or other financial institutional debt financing until such time as our operations are considerably more advanced and we are able to demonstrate the financial strength to provide confidence for a lender, which we do not currently believe is likely to occur for at least the next 12 months or more.

If we are unable to raise sufficient capital, we may be required to curtail some of our operations, including efforts to develop, test, market, evaluate and license our technologies and products. If we were forced to curtail aspects of our operations, there could be a material adverse impact on our financial condition and results of operations.

Critical Accounting Policies

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of offerings of debt with equity or derivative features which include the valuation of the warrant component, any beneficial conversion feature and potential derivative treatment, and share-based payments. We base our estimates on anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

The methods, estimates and judgments the Company uses in applying these most critical accounting policies have a significant impact on the results of the Company reports in its financial statements.

Revenue Recognition

We adopted ASU 2014-09, “Revenue from Contracts with Customers”, Topic 606, on January 1, 2018. The guidance focuses on the core principle for revenue recognition.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

We have revenue from two subsidiaries, Odor-No-More and BLEST. Odor-No-More identifies its contract with the customer through a purchase order whether in writing or verbal, in which the details of the contract are defined including the transaction price and method of shipment. The only performance obligation is to create and ship the product and each product has separate pricing. Odor-No-More recognizes revenue at a point in time when the order for its goods are shipped if its agreement with the customer is FOB Odor-No-More’s warehouse facility, and when goods are delivered to its customer if its agreement with the customer is FOB destination. Revenue is recognized with a reduction for sales discounts, as appropriate and negotiated in the customer’s purchase order.

BLEST identifies services to be performed in a written contract, which specifies the performance obligations and the rate at which the services will be billed. Each service is separately negotiated and priced. Revenue is recognized over a period of time as services are performed and completed. BLEST’s contracts typically call for invoicing on a time and materials basis. To date, there have been no discounts or other financing terms for the contracts.

In the future, we may generate revenues from royalties or license fees from our intellectual property. In the event we do so, we anticipate a licensee would pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. Upon entering into a licensing agreement, we will determine the appropriate method of recognizing the royalty and license fees.

Valuation of Offerings of Debt with Equity or Derivative Features

The Company has established a policy relative to the methodology to determine the accounting treatment of equity or derivative features in a unit offering with a debt instrument. The Company initially determines whether specific features in a unit offering require separation from the unit and treatment as a derivative or equity component. The equity component is further separated into an option component and a beneficial conversion feature component. The Company determines whether relative fair value treatment is appropriate for the option and beneficial conversion features. The fair value of the derivative or equity component is calculated using option pricing models. Finally, the derivative component is recorded as a liability while the equity component is recorded in stockholders’ equity.

Share-based Payments

It is the Company’s policy to expense share-based payments as of the date of grant or over the term of the vesting period in accordance with Auditing Standards Codification Topic 718 “Share-Based Payment.” Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking expectations projected over the expected term of the award.

Fair Value Measurement

Generally accepted accounting principles establishes a hierarchy to prioritize the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest ranking to the fair values determined by using unadjusted quoted prices in active markets for identical assets (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). Observable inputs are those that market participants would use in pricing the assets based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The Company has determined the appropriate level of the hierarchy and applied it to its financial assets and liabilities.

Management believes the carrying amounts of the Company’s financial instruments as of December 31, 2016 and 2017 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, prepaid assets, accounts payable, convertible notes, and other assets and liabilities.

Recent Accounting Pronouncements

In June 2018, The FASB issued Accounting Standards Update No. 2018-07, “Compensation - Stock Compensation (topic 718): Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts and Customers. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Management has not concluded its evaluation of the guidance. Its initial analysis is that it does not believe the new guidelines will substantially impact the company’s financial statements.

In May 2017, the FASB issued Accounting Standards Update No. 2017-09, “Compensation – Stock Compensation (topic 718): Scope of Modification Accounting”. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: (i) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified, (ii) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified and (iii) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Management has analyzed the new guideline and it has not substantially impacted its accounting for stock compensation awards upon adoption in the current period.

See Note 2, “Recent Accounting Pronouncements”, to the Consolidated Financial Statements as presented in our Form 10-Q for the period ended June 30, 2018.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Dennis P. Calvert	55	President, CEO, Chairman, Director
Charles K. Dargan II	63	CFO
Kenneth R. Code	71	Chief Science Officer, Director
Joseph L. Provenzano	49	Vice President of Operations, Corporate Secretary
Dennis E. Marshall(2)(3)	75	Director
Kent C. Roberts III	58	Director
John S. Runyan(1)(4)	79	Director
Jack B. Strommen	48	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Chairman of Audit Committee
(4)	Chairman of Compensation Committee

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board. He also serves in the same positions for BioLargo Life Technologies, Inc. and BioLargo Water U.S.A., Inc., both wholly owned subsidiaries, and chairman of the board of directors of our subsidiaries Odor-No-More, Inc., Clyra Medical Technologies, Inc. and BioLargo Water, Inc. (Canada). Mr. Calvert was appointed a director in June 2002 and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003 and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. degree in Economics from Wake Forest University, where he was a varsity basketball player. Mr. Calvert also studied at Columbia University and Harding University. He also serves on the board of directors at The Maximum Impact Foundation, a 501(c)(3) nonprofit organization, committed to bridging the gap for lifesaving work around the globe for the good of man and in the name of Christ. He serves as a member of the Advisory Council for Wake Forest University’s Center for Innovation, Creativity and Entrepreneurship, and as a Director of SustainOC in and serves on its “Technology Breakthrough” committee. SustainOC is a trade association that seeks to promote economic growth in the Orange County clean technology industry. Most recently, Mr. Calvert joined the Board of Directors of Tilly’s Life Center, a nonprofit charitable foundation aimed at empowering teens with a positive mindset and enabling them to effectively cope with crisis, adversity and tough decisions. He is a scholarship sponsor at Environmental Research and Education Foundation, a 501(c)(3) nonprofit organization dedicated to fund and direct scientific research and educational initiatives for waste management practices to benefit industry participants and the communities they serve. He also a sponsor of scholarships on behalf of National Water Research Institute A 501c3 non-profit organization that sponsors projects and programs focused on ensuring safe, reliable sources of water now and for future generations. Mr. Calvert is also an Eagle Scout. He is married and has two children. He has been an active coach in youth sports organizations and ministry activity in his home community. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant. Before his work with BioLargo, he had participated in more than 300 consulting projects and more than 50 acquisitions as well as various financing transactions and companies that ranged from industrial chemicals, healthcare management, finance, telecommunications and consumer products.

Charles K. Dargan II is our Chief Financial Officer and has served as such since February 2008. Since January 2003, Mr. Dargan has served as founder and principal of CFO 911, an organization of senior executives that provides accounting, finance and operational expertise to both public and private companies who are at strategic inflection points of their development and helps them effectively transition from one business stage to another. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of Hiplink Software, Inc. and CPSM, Inc. Further, Mr. Dargan began his finance career in investment banking with Drexel Burnham Lambert and later became Managing Director of two regional firms, including Houlihan Lokey Howard & Zukin, where he was responsible for the management of the private placement activities of the firm. Mr. Dargan received his B.A. degree in Government from Dartmouth College, and his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California. Mr. Dargan is a CPA (inactive).

Kenneth R. Code is our Chief Science Officer. He has been a director since April 2007. Mr. Code is our single largest stockholder. He is the founder of IOWC, which is engaged in the research and development of advanced disinfection technology, and from which our company acquired its core iodine technology in April 2007. Mr. Code has authored several publications and holds several patents, with additional patents pending, concerning advanced iodine disinfection. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Joseph L. Provenzano is our Vice President of Operations, Corporate Secretary. He has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008 and was elected President of our subsidiary, Odor-No-More, Inc., upon the commencement of its operations in January 2010. He is a co-inventor on several of our company’s patents and proprietary manufacturing processes, and he has developed over 30 products from our CupriDyne® technology. Mr. Provenzano began his corporate career in 1988 in the marketing field. In 2001 he began work with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 46 years of experience in real estate, asset management, management level finance and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit Committee.

Kent C. Roberts III has been a director since August 2011. Mr. Roberts is an analyst and portfolio manager for Vulcan Capital is Seattle Washington. He joined Vulcan Capital in April 2017. Mr. Roberts has had a long and successful career in the asset management business as a north American practice leader or at the senior partner level. His investment experience spans 25 years where he served in senior positions in business management, trading, currency risk management, business development and marketing strategy, as well as governance and oversight roles. He has worked for both large firms as well as boutiques that bring unique investment expertise to investors around the world. Those firms include: Global Evolution USA, First Quadrant and Bankers Trust Company. He has presented at numerous industry conferences and as a guest speaker at numerous industry conferences and events. Before entering the financial services industry Mr. Roberts worked in the oil and gas exploration industry. Mr. Roberts received a MBA in Finance from the University of Notre Dame and a BS in Agriculture and Watershed Hydrology from the University of Arizona. Mr. Roberts holds a series 3 securities license.

John S. Runyan has been a director since October 2011. He has spent his career in the food industry. He began as a stock clerk at age 12, and ultimately served the Fleming Companies for 38 years, his last 10 years as a Senior Executive Officer in its corporate headquarters where he was Group President of Price Impact Retail Stores with annual sales of over $3 billion. He retired from Fleming Companies in 2001, and then established JSR&R Company Executive Advising, with a primary emphasis in the United States and international food business. His clients have included Coca Cola, Food 4 Less Price Impact Stores, IGA, Inc., Golden State Foods, Bozzuto Companies Foodstuffs New Zealand, Metcash Australia and McLane International. In 2005, he joined Associated Grocers in Seattle, Washington as President and CEO, overseeing its purchase in 2007 by Unified Grocers, at which time he became Executive Advisor to its CEO and to its President. Mr. Runyan currently serves on the board of directors of Western Association of Food Chains and Retailer Owned Food Distributors of America. Additionally, Mr. Runyan served eight years as a board member of the City of Hope’s Northern California Food Industry Circle, which included two terms as President, and was recognized with the City of Hope “Spirit of Life” award. He was the first wholesale executive to be voted “Man of the Year” by Food People Publication. He is a graduate of Washburn University, which recognized his business accomplishments in 2007 as the honoree from the School of Business “Alumni Fellow Award.” Mr. Runyan serves as Chairman of the Compensation Committee.

Jack B. Strommen has been a director since June 2017, and also is a member of the board of directors of our subsidiary, Clyra Medical Technologies, as the representative of Sanatio Capital LLC. Mr. Strommen is the CEO of PD Instore, a leader in the design, production and installation of retail environments and displays for many Fortune 500 companies including Target, Adidas, Verizon, Disney and Sony. He also is the Chairman of Our House Films, an angel investor in several private companies ranging from bio-tech to med-tech to real estate, and serves on the board of directors of several private and public companies. A relentless force of growth, Mr. Strommen has taken his company, PD Instore, to new and ever increasing levels of success. Mr. Strommen purchased the family owned, local based printing firm, from his grandfather in 1999. With his vision and leadership, it went from a local company with $25M in revenues to a global company with $180M in global sales. Mr. Strommen led the company in a private sale in 2015, remaining as CEO.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit and Compensation Committees and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our Code of Ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this prospectus.

Director Independence

Our board of directors has determined that each of Messrs. Marshall, Roberts, Strommen and Runyan is independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. Our board of directors has determined that neither Mr. Calvert, Mr. Provenzano, nor Mr. Code is independent as defined under applicable Nasdaq listing standards. Neither Mr. Calvert, Mr. Provenzano, nor Mr. Code serve on any committee of our board of directors.

Meetings of our Board of Directors

Our board of directors held five meetings during 2017, and acted via unanimous written consent four times. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for two absences at the annual board meeting in June 2017, and one absent at a meeting in August 2017. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with our Board of Directors

The following procedures have been established by our board of directors to facilitate communications between our stockholders and our board of directors:

•

Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to our board of directors or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

•

Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which our board of directors has identified as correspondence which may be retained in our files and not sent to directors. Our board of directors has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of our board of directors for inspection. At least once each year, the Corporate Secretary will provide to our board of directors a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders also may communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

All the reporting mechanisms also are posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of our Board of Directors

Our board of directors has established an Audit Committee and a Compensation Committee.

The Audit Committee meets with management and our independent registered public accounting firm to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2015 and continues to serve in that capacity. John S. Runyan also serves on the Audit Committee. Our board of directors has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Audit Committee met five times in 2015 and five times during 2016.

The Compensation Committee reviews the compensation for all our officers and directors and affiliates. The Committee also administers our equity incentive option plan. Mr. Marshall served as Chairman of the Compensation Committee until October 2016, at which time Mr. John S. Runyan was appointed chairman. He continues to serve in that capacity and Mr. Marshall remains on the committee. The Compensation Committee met once during 2015, three times in 2016, and once in 2017, with three other actions via unanimous consent.

Our board of directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2015, 2016 or 2017 fiscal years. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders using competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

We do not have a Nominating/Corporate Governance Committee primarily because of capital constraints, our early operational state and the size of our current board of directors make constituting and administering such a committee excessively burdensome and costly. The traditional responsibilities of such a committee are handled by our board of directors as a whole. Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our company’s operating requirements and the long-term interests of its stockholders. In conducting this assessment, our board of directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of our board of directors and our company, to maintain a balance of knowledge, experience and capability. Our board of directors’ process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis regarding recommended candidates.

Our board of directors follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Leadership Structure of our Board of Directors

Mr. Calvert serves as both principal executive officer and Chairman of the Board. Our company does not have a lead independent director. Messrs. Marshall, Roberts and Runyan serve as independent directors who provide active and effective oversight of our strategic decisions. As of the date of this prospectus, our company has determined that the leadership structure of our board of directors has permitted our board of directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of our company and its financial condition.

Our Board of Directors’ Role in Risk Oversight

As a smaller company, our executive management team, consisting of Messrs. Calvert and Code, are also members of our board of directors. Our board of directors, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing our company’s approach to risk management. Our board of directors exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and our committees of our board of directors, to ensure that all risk issues are frequently and openly communicated. Our board of directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, our board of directors regularly reviews our company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Family Relationships

There are no family relationships among the directors and executive officers of our company.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to our company in all capacities for the fiscal years ended December 31, 2017 and 2016, by our principal executive officer and our three most highly compensated executive officers other than our principal executive officer, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Stock Awards		Option Awards (1)		All other Compensation		Total

Dennis P. Calvert,	2017	$288,603	(2)	$—	(3)	$195,894	(4)	$49,600	(5)	$534,097
Chairman, Chief Executive Officer and President	2016	288,603	(2)	$—		$—		$25,666	(5)	$314,269

Kenneth R. Code,	2017	$288,603	(6)	$—		$—		$72,600	(5)	$361,203
Chief Science Officer	2016	288,603	(6)	$—		$—		$12,600	(5)	$301,203

Charles K. Dargan	2017	$—				$236,250	(7)	$—		$236,250
Chief Financial Officer	2016	—		$—		$106,950	(7)	$—		$106,950

Joseph Provenzano,	2017	$169,772	(8)	$—		$47,000	(9)	$12,900	(10)	$229,672
Corporate Secretary; President Odor-No-More, Inc	2016	169,772	(8)	$—		$—		$14,513	(5)	$184,285

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2016 and 2017.

(2)

In 2016 and 2017 the employment agreement for Mr. Calvert provided for a base salary of $288,603 and other compensation for health insurance and an automobile allowance. On December 29, 2017, Mr. Calvert agreed to accept 71,273 shares of our common stock, at a conversion price of $0.39 per share, in lieu of $27,796 of accrued and unpaid salary. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K.  (See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details).

(3)

On May 2, 2017, Mr. Calvert was issued 1,500,000 shares of common stock, subject to a “lock-up agreement” whereby the shares remain unvested until the occurrence of certain events. As no such events occurred during 2017, and thus no shares vested, the value of the award in 2017 was recorded as zero. (See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.)

(4)

On May 2, 2017, pursuant to his employment agreement, we granted to our president, Dennis P. Calvert, an option to purchase 3,731,322 shares of the Company’s common stock. The option is a non-qualified stock option, exercisable at $0.45 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant, and vesting in equal increments on the anniversary of the option agreement for five years. Any portion of the option which has not yet vested shall immediately vest in the event of, and prior to, a change of control, as defined in the employment agreement. The option cliff vests in 4 equal amounts on each anniversary of the option agreement. The option agreement contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. The fair value of this option totaled $1,679,095 and will be amortized monthly through May 2, 2022. During the year ended December 31, 2017, we recorded $195,894, respectively, of selling, general and administrative expense related to the option.

(5)

Consists of health insurance premium and automobile allowance per Employment Agreements. In 2016, Mr. Calvert received a $20,000 bonus payment. As of December 31, 2016, there was an accrued bonus due to Mr. Calvert totaling $40,000, and to Mr. Code totaling $60,000, of which each amounts were paid in January 2017. In 2016, Mr. Provenzano received a $5,000 bonus payment.

(6)

In 2016 and 2017 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. On December 29, 2017, Mr. Code agreed to accept 77,432 shares of our common stock, at a conversion price of $0.39 per share, in lieu of $30,198 of accrued and unpaid salary. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(7)

On February 10, 2017, our Chief Financial Officer, Charles K. Dargan, II, agreed to extend his engagement agreement dated February 1, 2008 (the “Engagement Agreement,” which had been previously extended multiple times). The extension provides for an additional term to expire September 30, 2017 (the “Extended Term”), and is retroactively effective to the termination of the prior extension on October 1, 2016. This extension again compensates Mr. Dargan through the issuance of an option to purchase 300,000 shares of the Company’s common stock. The strike price of the option is $0.69 per share, which is equal to the closing price of the Company’s common stock on February 10, 2017, expires February 10, 2027, and vests over the term of the engagement with 125,000 shares having vested as of February 10, 2017, and the remaining shares to vest 25,000 shares monthly beginning March 1, 2017, and each month thereafter, so long as his agreement is in full force and effect. The fair value of the option totaled $207,000.

On December 31, 2017, we and Mr. Dargan again agreed to extend his Engagement Agreement. As consideration for a one-year extension, on that date we issued Mr. Dargan an option to purchase 300,000 shares of the Company’s common stock at $0.39 per share, which expires December 31, 2027, and vests over the term of the engagement with 75,000 shares having vested as of December 31, 2017, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2018, and each month thereafter, so long as his agreement is in full force and effect. The fair value of the option totaled $117,000, with $29,250 of that vesting during 2017.

(8)

In 2016 and 2017, the employment agreement for Mr. Provenzano provided for a base salary of $169,772, and $169,772, respectively, and other compensation for health insurance and automobile allowance. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(9)

On October 23, 2017, we issued to Mr. Provenzano an option to purchase 100,000 shares of our common stock at $0.47 per share, which expires October 23, 2027, and vests monthly in 10,000 share increments beginning November 23, 2017.

(10)	Includes a $7,500 cash bonus and $5,400 in automobile expense.

Employment Agreements

Dennis P. Calvert

On May 2, 2017, BioLargo, Inc. (the “Company”) and its President and Chief Executive Officer Dennis P. Calvert entered into an employment agreement (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the President and Chief Executive Officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Kenneth R. Code

We entered into an employment agreement dated as of April 29, 2007 with Mr. Code, our Chief Science Officer (the “Code Employment Agreement”), which we amended on December 28, 2012 such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases. The Code Employment Agreement can automatically renew for one year periods on April 29th of each year but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination, Mr. Code would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same in the Code Employment Agreement.

In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our board of directors. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of 10 weeks per year, life insurance equal to three times his base salary and disability insurance.

The Code Employment Agreement further requires Mr. Code to keep certain information confidential, not to solicit customers or employees of our company or interfere with any business relationship of our company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

Charles K. Dargan II

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed each year. For the renewal effective February 1, 2015, Mr. Dargan was compensated through the issuance of an option to purchase an additional 300,000 shares of our common stock, at an exercise price of $0.57 per share, to expire September 30, 2025, and vest over the term of the engagement with 120,000 shares vested as of September 30, 2015, and the remaining shares to vest 15,000 monthly, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each vesting date. Mr. Dargan receives no cash compensation from our company and continues to serve as our Chief Financial Officer.

On February 10, 2017, we and Mr. Dargan further extended his engagement agreement. The extension provides for an additional term to expire September 30, 2017 (the “Extended Term”), and is retroactively effective to the termination of the prior extension on October 1, 2016. This more recent extension again compensates Mr. Dargan through the issuance of an option to purchase 300,000 shares of the Company’s common stock. The strike price of the option is $0.69 per share, which is equal to the closing price of the Company’s common stock on February 10, 2017, expires February 10, 2027, and vests over the term of the engagement with 125,000 shares having vested as of February 10, 2017, and the remaining shares to vest 25,000 shares monthly beginning March 1, 2017, and each month thereafter, so long as his agreement is in full force and effect.

On December 31, 2017, we and Mr. Dargan further extended his engagement agreement. The extension provides for an additional term to expire September 30, 2018 (the “Extended Term”), and is retroactively effective to the termination of the prior extension on October 1, 2017. This more recent extension again compensates Mr. Dargan through the issuance of an option to purchase 300,000 shares of the Company’s common stock. The strike price of the option is $0.39 per share, which is equal to the closing price of the Company’s common stock on December 29, 2017, expires December 31, 2027, and vests over the term of the engagement with 75,000 shares having vested as of December 31, 2017, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2018, and each month thereafter, so long as his agreement is in full force and effect.

Joseph Provenzano

Mr. Provenzano has served as Vice President of Operations since January 1, 2008, in addition to continuing to serve as our Corporate Secretary.

Mr. Provenzano’s employment agreement provided a base compensation in 2016 of $169,772 annually. Mr. Provenzano is also entitled to reimbursement for authorized expenses he incurs in the course of his employment. In addition, Mr. Provenzano is eligible to receive discretionary bonuses, participate in benefits made generally available to our employees and receive grants under our 2007 Equity Plan.

Mr. Provenzano’s employment agreement automatically renews each year unless we give at least 90 days’ notice of non-renewal, and contains additional provisions typical of an agreement of this nature.

Director Compensation

Each director who is not an officer or employee of our company receives an annual retainer of $60,000, paid in cash or shares of our common stock, or options to purchase our common stock (pursuant to a plan put in place by our board of directors), in our sole discretion. Historically, all but one director has received the entirety of his fees in the form of options to purchase stock, rather than cash. In addition, Mr. Marshall and Mr. Runyan each receive an additional $15,000 for their services as the chairman of the Audit Committee and chairman of the Compensation Committee, respectively. The following table sets forth information for the fiscal year ended December 31, 2016 regarding compensation of our non-employee directors. Our employee directors do not receive any additional compensation for serving as a director.

Director Compensation for Fiscal Year 2017

Name	Fees Earned or Fees Paid in Cash		Option Awards (1)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$75,000	(2)	3,900	(7)	—	—	$78,900
Jack B. Strommen	$31,834	(4)	3,900	(7)	—	—	$35,384
Gary A. Cox	$20,667	(3)	—		—	—	$20,667
Kent C. Roberts III	$60,000	(5)	3,900	(7)	—	—	$63,900
John S. Runyan	$75,000	(6)	3,900	(7)	—	—	$78,900

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2017.

(2)

In 2017, Mr. Marshall earned director fees of $75,000, which included compensation for serving as Chairman of the Audit Committee of our board of directors. None of these fees was paid in cash. During 2017, Mr. Marshall received options in lieu of cash consisting of (i) on March 31, 2017, an issuance of an option to purchase 37,500 shares of our common stock at $0.50 per share, (ii) on June 30, 2017, an issuance of an option to purchase 43,605 shares of our common stock at $0.43 per share, (iii) on September 30, 2017, an issuance of an option to purchase 36,765 shares of our common stock at $0.51 per share, and (iv) on December 31, 2017, an issuance of an option to purchase 48,077 shares of our common stock at $0.39 per share.

(3)

In 2017 Mr. Cox earned director fees of $30,000. During 2017, Mr. Cox received cash payments totaling $9,333 and received options in lieu of cash consisting of (i) on March 31, 2017, an issuance of an option to purchase 25,000 shares of our common stock at $0.50 per share, (ii) on June 30, 2017, an issuance of an option to purchase 18,992 shares of our common stock at $0.43 per share. As of June 20, 2017, Mr. Cox is no longer a director, as he was not included on the slate of directors elected at the 2017 annual stockholder meeting held on that date.

(4)

Mr. Strommen became a director on June 20, 2017, by virtue of his election by the stockholders at the annual stockholders’ meeting. In 2017 Mr. Strommen earned director fees of $31,834. During 2017, Mr. Strommen received options in lieu of cash consisting of (i) on June 30, 2017, an issuance of an option to purchase 4,264 shares of our common stock at $0.43 per share, (ii) on September 30, 2017, an option to purchase 29,412 shares of our common stock at $0.51 per share, and (iii) on December 31, 2017, an option to purchase 38,462 shares of our common stock at $0.39 per share.

(5)

In 2015, Mr. Roberts earned director fees of $60,000. None of these fees was paid in cash. During 2017, Mr. Roberts received options in lieu of cash consisting of (i) on March 31, 2017, an issuance of an option to purchase 30,000 shares of our common stock at $0.50 per share, (ii) on June 30, 2017, an issuance of an option to purchase 34,884 shares of our common stock at $0.43 per share, (iii) on September 30, 2017, an issuance of an option to purchase 29,412 shares of our common stock at $0.51 per share, and (iv) on December 31, 2017, an issuance of an option to purchase 38,462 shares of our common stock at $0.39 per share.

(6)

In 2017, Mr. Runyan earned director fees of $75,000. None of these fees was paid in cash. During 2017, Mr. Runyan received options in lieu of cash consisting of (i) on March 31, 2017, an issuance of an option to purchase 37,500 shares of our common stock at $0.50 per share, (ii) on June 30, 2017, an issuance of an option to purchase 43,605 shares of our common stock at $0.43 per share, (iii) on September 30, 2017, an issuance of an option to purchase 36,765 shares of our common stock at $0.51 per share, and (iv) on December 31, 2017, an issuance of an option to purchase 48,077 shares of our common stock at $0.39 per share.

(7)

Pursuant to the terms of the 2007 Equity Plan, our independent board members are automatically awarded an option to purchase 10,000 shares (or a pro-rata portion upon becoming an independent board member) of our common stock effective the date of the annual stockholder’s meeting (or effective date of an annual stockholder’s consent). On June 24, 2017, each of Mr. Marshall, Mr. Strommen, Mr. Roberts and Mr. Runyan was automatically granted an option to purchase 10,000 shares of our common stock at an exercise price of $0.39 per share, resulting in a fair value of $3,900 per each issuance.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2017 and June 30, 2018. All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2017 and the six months ended June 30, 2018 have fully vested, except as indicated.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Share Price on Grant Date	Option Expiration Date
Dennis P. Calvert	3,731,322		--	$0.45	$0.45	May 2, 2027
	60,000		--	$0.55	$0.37	April 27, 2019
	691,974		--	$0.55	$0.37	April 27, 2019
	200,000		--	$0.575	$0.50	February 1, 2020
Charles K. Dargan II	10,000		--	$0.99	$0.99	July 31, 2018
	10,000		--	$0.90	$0.90	August 31, 2018
	10,000		--	$0.89	$0.89	September 30, 2018
	10,000		--	$0.35	$0.35	October 31, 2018
	10,000		--	$0.70	$0.70	November 30, 2018
	10,000		--	$0.41	$0.41	December 31, 2018
	10,000		--	$0.38	$0.38	January 31, 2019
	50,000		--	$0.28	$0.28	February 23, 2019
	10,000		--	$0.30	$0.30	April 29, 2019
	36,000		--	$0.50	$0.30	April 29, 2019
	10,000		--	$0.45	$0.45	May 31, 2019
	10,000		--	$0.45	$0.45	June 30, 2019
	10,000		--	$0.50	$0.50	July 31, 2019
	10,000		--	$0.43	$0.43	August 31, 2019
	10,000		--	$0.40	$0.40	September 30, 2019
	10,000		--	$0.45	$0.45	October 31, 2019
	10,000		--	$0.57	$0.57	November 30, 2019
	10,000		--	$0.70	$0.70	December 31, 2019
	10,000		--	$0.50	$0.50	January 31, 2020
	10,000		--	$0.45	$0.45	February 28, 2020
	60,000		--	$0.575	$0.50	February 1, 2020
	10,000		--	$0.50	$0.50	March 31, 2020
	10,000		--	$0.39	$0.39	April 29, 2020
	10,000		--	$0.31	$0.31	May 31, 2020
	10,000		--	$0.25	$0.25	June 30, 2020
	10,000		--	$0.24	$0.24	July 31, 2020
	10,000		--	$0.23	$0.23	August 30, 2020
	200,000		--	$0.30	$0.30	August 4, 2020
	10,000		--	$0.35	$0.35	September 30, 2020
	10,000		--	$0.42	$0.42	October 31, 2020
	10,000		--	$0.40	$0.40	November 30, 2020
	10,000		--	$0.50	$0.50	December 31, 2020
	10,000		--	$0.42	$0.42	January 31, 2021
	120,000		--	$0.41	$0.41	February 28, 2021
	300,000		--	$0.35	$0.35	April 10, 2022
	410,000		--	$0.30	$0.30	December 28, 2022
	300,000		--	$0.30	$0.30	July 17, 2023
	300,000		--	$0.30	$0.30	June 23, 2024
	300,000		--	$0.57	$0.57	September 30, 2025
Kenneth R. Code	300,000		--	$0.69	$0.69	February 10, 2027
	300,000		--	$0.39	$0.39	December 31, 2027
	200,000		--	$1.03	$0.94	July 17, 2023
	200,000		--	$0.575	$0.50	February 1, 2020

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We may enter into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements would require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. As of the date of this prospectus, our company has not entered into any indemnification agreement with any of its directors or officers, except for Mr. Strommen.

We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common stock as of July 31, 2018, including rights to acquire beneficial ownership of shares of our Common stock within 60 days of July 31, 2018, by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding Common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership	Percent of Class (2)

Directors and Officers (3) Kenneth R. Code (4)	22,761,288	15.2%
Dennis P. Calvert (5)	9,382,172	6.3%
Jack B. Strommen (6)	8,367,038	5.6%
Charles K. Dargan II (7)	3,011,244	2.0%
Joseph L. Provenzano (8)	2,372,529	1.6%
Dennis E. Marshall (9)	2,140,551	1.4%
Kent C. Roberts III (10)	1,735,056	1.2%
John S. Runyan (11)	1,436,440	1.0%

All directors and officers as a group (8 persons)(12)	51,206,318	34.3%

(1)

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)

Our company has only one class of stock outstanding. The sum of 130,197,711 shares of common stock outstanding on July 31, 2018, and 19,147,029 shares of common stock subject to options currently exercisable or exercisable within 60 days by the directors and officers, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683, except for: Kent C. Roberts III’s address is 1146 Oxford Road, San Marino, CA 91108; Charles K. Dargan II’s address is 8055 W. Manchester Ave., Ste. 405, Playa Del Rey, CA 90293; and John S. Runyan’s address is 30001 Hillside Terrace, San Juan Capistrano, CA 92675.

(4)

Includes 22,139,012 shares owned indirectly by Mr. Code issued on April 29, 2007 to IOWC Technologies, Inc. in connection with the acquisition by our company of certain intellectual property and other assets on that date. Includes 460,000 shares issuable to Mr. Code upon exercise of options.

(5)

Includes 1,528,695 shares, and an option to purchase 691,974 shares, of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert. Includes 7,733,259 shares issuable to Mr. Calvert upon exercise of the options issued in connection with his employment agreement. Includes 460,000 shares issuable to Mr. Calvert upon exercise of other options granted from time to time by our company.

(6)

Includes 92,800 shares issuable to Mr. Strommen upon exercise of options; includes 3,590,476 shares issuable to Mr. Strommen upon the exercise of warrants. Includes 333,334 shares issuable to Mr. Strommen upon conversion of a convertible promissory note.

(7)	Includes 2,296,000 shares issuable to Mr. Dargan upon exercise of options.

(8)	Includes 826,203 shares issuable to Mr. Provenzano upon exercise of options.

(9)	Includes 1,861,049 shares issuable to Mr. Marshall upon exercise of options.

(10)	Includes 1,123,889 shares issuable to Mr. Roberts upon exercise of options.

(11)	Includes 1,161,665 shares issuable to Mr. Runyan upon exercise of options.

(12)	Includes 19,845,875 shares issuable to all directors and officers as a group, upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our company has adopted a policy that all transactions between our company and its executive officers, directors and other affiliates must be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and must be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

From time to time, our company is unable to pay in full amounts due to its officers for salary and business expenses, and those amounts are recorded as liabilities in our financial statements. These amounts are then paid in the future as our company’s cash position allows, or through the issuance of our common stock, or an option to purchase common stock, pursuant to a plan adopted by our board for the payment of outstanding payables.

On June 29, 2018, we issued options to purchase 156,978 shares of our common stock at an exercise price of $0.31 per share to four members of our board of directors, in lieu of $62,500 in fees, as follows: 43,605 to Mr. Marshall in exchange for $18,750 in fees due; 34,884 to Mr. Strommen in exchange for $15,000 in fees due; 34,884 to Mr. Roberts in exchange for $15,000 in fees due; and 43,605 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On June 29, 2018, we issued an aggregate 176,950 shares of our common stock to two executive officers in exchange for a reduction of $76,087 of salary owed to the officers.

On March 31, 2018, we issued options to purchase 260,620 shares of our common stock at an exercise price of $0.295 per share to four members of our board of directors, in lieu of $62,500 in fees, as follows: 72,394 to Mr. Marshall in exchange for $18,750 in fees due; 57,916 to Mr. Strommen in exchange for $15,000 in fees due; 57,916 to Mr. Roberts in exchange for $15,000 in fees due; and 72,394 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On March 31, 2018, we issued an aggregate 323,030 shares of our common stock to two executive officers in exchange for a reduction of $83,664 of salary owed to the officers.

On March 31, 2017, we issued options to purchase an aggregate 130,000 shares of our common stock at an exercise price of $0.50 per share to four members of our board of directors, in lieu of $65,000 in fees, as follows: 37,500 to Mr. Marshall in exchange for $18,750 in fees due; 25,000 to Mr. Cox in exchange for $12,500 in fees due; 30,000 to Mr. Roberts in exchange for $15,000 in fees due; 37,500 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On June 30, 2017, we issued options to purchase 145,350 shares of our common stock at an exercise price of $0.43 per share to four members of our board of directors, in lieu of $62,500 in fees, as follows: 43,605 to Mr. Marshall in exchange for $18,750 in fees due; 18,992 to Mr. Cox in exchange for $8,167 in fees due; 34,884 to Mr. Roberts in exchange for $15,000 in fees due; 43,605 to Mr. Runyan in exchange for $18,750 in fees due; and 4,264 to Mr. Strommen in exchange for $1,833 in fees due. The options expire 10 years from the date of grant.

On September 30, 2017, we issued options to purchase 132,354 shares of our common stock at an exercise price of $0.51 per share to four members of our board of directors, in lieu of $62,500 in fees, as follows: 36,765 to Mr. Marshall in exchange for $18,750 in fees due; 29,412 to Mr. Roberts in exchange for $15,000 in fees due; 36,765 to Mr. Runyan in exchange for $18,750 in fees due; and 29,412 to Mr. Strommen in exchange for $15,000 in fees due. The options expire 10 years from the date of grant.

On December 31, 2017, we issued options to purchase 173,078 shares of our common stock at an exercise price of $0.39 per share to four members of our board of directors, in lieu of $62,500 in fees, as follows: 48,077 to Mr. Marshall in exchange for $18,750 in fees due; 38,462 to Mr. Strommen in exchange for $15,000 in fees due; 38,462 to Mr. Roberts in exchange for $15,000 in fees due; and 48,077 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On December 31, 2017, we issued an aggregate 148,705 shares of our common stock to two executive officers in exchange for a reduction of $57,994 of salary owed to the officers.

During 2016, we issued options to purchase 170,377 shares of our common stock to a member of our Board of Directors, Mr. Marshall, in exchange for the payment of $86,250 of board of director fees due. Pursuant to a plan adopted by our Board of Directors for the reduction of outstanding accounts payable, the options were issued at a strike price equal to the closing price of our common stock on the date of the agreement, and the number of shares purchasable was calculated by dividing the total amount of fees due by the exercise price and multiplying that number by one point five. As a result, the aggregate value of the options issued to Mr. Marshall was equal to $86,250.

During 2016, we issued options to purchase 121,115 shares of our common stock to a member of our Board of Directors, Mr. Runyan, in exchange for the payment of $63,750 of board of director fees due. Pursuant to a plan adopted by our Board of Directors for the reduction of outstanding accounts payable, the options were issued at a strike price equal to the closing price of our common stock on the date of the agreement, and the number of shares purchasable was calculated by dividing the total amount of fees due by the exercise price and multiplying that number by one point five. As a result, the aggregate value of the options issued to Mr. Runyan was equal to $63,750.

On March 31, 2017, we issued options to purchase an aggregate 130,000 shares of our common stock at an exercise price of $0.50 per share to four members of our board of directors, in lieu of $65,000 in fees, as follows: 37,500 to Mr. Marshall in exchange for $18,750 in fees due; 25,000 to Mr. Cox in exchange for $12,500 in fees due; 30,000 to Mr. Roberts in exchange for $15,000 in fees due; 37,500 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On June 30, 2017, we issued options to purchase 145,349 shares of our common stock at an exercise price of $0.43 per share to four members of our board of directors, in lieu of $62,500 in fees, as follows: 43,605 to Mr. Marshall in exchange for $18,750 in fees due; 18,992 to Mr. Cox in exchange for $8,167 in fees due; 34,884 to Mr. Roberts in exchange for $15,000 in fees due; 43,605 to Mr. Runyan in exchange for $18,750 in fees due; and 4,264 to Mr. Roberts in exchange for $1,833 in fees due. The options expire 10 years from the date of grant.

Mr. Strommen was first elected to our board of directors on June 20, 2017. Prior to joining our board, Mr. Strommen invested in the Company’s 2015 Unit Offering, receiving a promissory note and stock purchase warrant. Pursuant to the terms of the notes issued to investors in the 2015 Unit Offering, the Company has elected to pay interest due by issuing common stock. On June 26, 2017, and September 20, 2017, Mr. Strommen was issued 71,423 and 61,792 shares of our common stock, respectively, in payment of interest. All other investors in the 2015 Unit Offering were also issued shares on those days. Prior to those dates, and prior to joining the board, Mr. Strommen had been issued 339,868 shares of our common stock in payment of interest.

On March 28, 2018, Mr. Strommen invested $100,000 in the Company’s private securities offering, receiving a promissory note in the face amount of $100,000, bearing annual interest at the rate of 12%, which is convertible into the Company’s common stock by Mr. Strommen at any time, or the Company at the April 30, 2021 maturity, at the rate of $0.30 per share. Investors in the offering also receive a stock purchase warrant to purchase the number of shares calculated by dividing the investment amount by the note conversion price. Mr. Strommen received a warrant to purchase 333,334 shares of common stock at $0.48 per share, which expires April 20, 2023.

DESCRIPTION OF CAPITAL STOCK

As reflected in the Certificate of Incorporation as amended May 25, 2018, our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.00067 per share, and 50,000,000 shares of preferred stock, par value $0.00067 per share.

Authorized and Issued Stock
	Number of shares at August 20, 2018
Title of Class	Authorized	Outstanding	Reserved (1)

Common stock, par value $0.00067 per share	400,000,000	130,834,045	75,111,575

Preferred stock, $0.00067 par value per share	50,000,000	-0-	-0-

(1)

The 75,095,824 shares reserved for future issuances includes (i) 3,280,000 shares issuable to Black Mountain and Gemini in the event they fully exercise their warrants, and (ii) 1,812,560 shares issuable to Vista Capital in the event its note is converted at maturity.

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance operations. See “Risk Factors” and “Dividend Policy.”

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue “blank check” preferred stock. Our board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. Our board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our common stock.

As of the date of this prospectus, there are no shares of our preferred stock outstanding.

DESCRIPTION OF THE OFFERING

This is a registration of shares that were previously sold by the Company in a series of private placements. This prospectus relates to the sale of up to 36,090,857 shares of our common stock by selling stockholders.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders and the shares of our common stock that may be sold by them pursuant to this prospectus.

Each of the selling shareholders acquired their shares from the company for cash (or as payment of accrued interest) in a private placement transaction which was exempt from registration pursuant Regulation D promulgated under the Securites Act of 1933, except Freedom Investors Corp., Sexton Equities LLC, and Randall A. Heller, each of whom received their warrants to purchase shares as broker-dealer commissions.

Except for Jack Strommen, who is a shareholder of Clyra and may be a consultant to Clyra, none of the selling stockholders has had within the past three years any position, office or other material relationship with our company or any of its predecessors or affiliates. Other than Freedom Investors Corp., Sexton Equities LLC, and Randall A. Heller, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. Freedom Investors Corp. is a registered broker-dealer and purchased the shares being offered under this prospectus in the ordinary course of its business. Sexton Equities LLC, and Randall A. Heller are affiliated persons of Freedom Investor Corp. At the time of purchase, Freedom Investors Corp., Sexton Equities LLC, and Randall A. Heller did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares. Freedom Investor Corp. is deemed to be an underwriter with respect to the shares of stock it offers for sale under this prospectus. Shares beneficially owned prior to the offering includes shares that may be issued to the selling stockholders pursuant to the exercise of stock purchase warrants and conversion of convertible promissory notes.

Our company issued the shares being offered for resale pursuant to this prospectus to the selling stockholders in private placements that we effected in 2013, 2015, and 2016 in exchange for consideration that we received from the selling stockholders.

Name	Number of Shares of Common stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offering	Percentage Beneficially Owned After Registration
Andrea Kochensparger	986,992	986,992	–	*
Anthony J. Jacobson	876,596	585,559	291,037	*
Austin N. Heberger	149,883	149,883	–	*
Best Home Choices, LLC (2)	179,858	179,858	–	*
Black Mountain Equities, Inc. (3)	640,000	640,000	–	*
BMS Endeavor, LLP (4)	612,117	212,117	400,000	*
Brandan Adams and Dr. Shelley Thompson	202,771	202,771	–	*
Brandan M Adams	191,429	191,429	–	*
Brian Griffith	201,502	201,502	–	*
Brian Griffith and Lorelei Griffith	107,135	107,135	–	*
Bruce Evans	500,000	500,000	–	*
Bruce Kelber	92,857	40,000	52,857	*
C1P Solutions Inc (5)	431,221	345,507	85,714	*
California Clock Co. (6)	210,568	210,568	–	*
Carl Soderlund	161,224	161,224	–	*
Chris T. Washburn	71,429	71,429	–	*
Christopher A. Herr	691,050	691,050	–	*
Coastal Real Estate Investments Inc. (7)	273,817	273,817	–	*
Daniel J. Conger	485,233	485,233	–	*

David Azari	1,054,335	1,054,335	–	*
Demosthenes Dionis	147,819	147,819	–	*
Dennis DeSmith	124,000	60,000	64,000	*
Don and Bryn Oates	40,000	40,000	–	*
Douglas Goularte	207,440	207,440	–	*
Douglas J. Morgan	333,981	333,981	–	*
Duane Fitzgerald	209,471	209,471	–	*
Ermelinda Arriola	745,283	745,283	–	*
Eva Wald	150,117	150,117	–	*
Freedom Investor Corp.	128,800	128,800	–	*
G. Scott McComb	133,652	133,652	–	*
Gemini Master Fund, Ltd. (8)	480,000	480,000	–	*
Golfbully Venture Capital, LLC (9)	211,592	211,592	–	*
Harvey Bibicoff	502,095	502,095	–	*
Irving Cantor	150,140	150,140	–	*
Jack Strommen	6,854,154	6,854,154	–	*
James C. Hilbert	798,255	798,255	–	*
Jeanne M. Stratta	290,473	290,473	–	*
Jeffrey Jackson	200,000	200,000	–	*
Jeffrey Jeremiah McCarty	186,802	186,802	–	–*
Jennifer Blake	207,769	207,769	–	*
John J. Dombroski	50,000	50,000	–	*
John L. Martino	484,777	484,777	–	*
Johnathan Rubic	180,601	180,601	–	*
Jonathan Phillips	50,000	50,000	–	*
Joseph A. Martino	765,248	765,248	–	*
Julius Argumedo	102,307	102,307	–	*
Kent Shuster	465,514	465,514	–	*
Larry Backus	267,688	80,000	187,688	*
Larry Levine	1,259,931	1,259,931	–	*
Mark Sherman	397,517	397,517	–	*
Matthew B. Madden	134,272	134,272	–	*
Michael A. Krever	127,964	127,964	–	*
Michael B. Greenberg	206,541	206,541	–	*
Michael Rivkind	108,364	108,364	–	*
Moshe and Gabriel Azari	1,644,219	1,644,219	–	*
Neta Phillips	50,000	50,000	–	*
Nicholas H. Nguyen	466,543	466,543	–	*
Nicholas Steele	93,350	93,350	–	*
Partner Ship Inc.	697,157	622,157	75,000	*
Patricia Jonikaitis	212,301	212,301	–	*
Paul McDermott	74,666	74,666	–	*
Pedro Arriola	278,099	102,672	175,427	*
Peter Jonikaitis	212,406	212,406	–	*
Peter K Nitz	257,762	257,762	–	*
Phillip Harris	100,000	100,000	–	*
R. Jonathan Robinson	499,114	499,114	–	*

Ralph C. Jenney and Joanne M. Jenney	241,919	241,919	–	*
Randall A. Heller	40,000	40,000	–	*
Raymond A. Pronto	1,307,901	1,307,901	–	*
Robert A. Commandeur	504,094	504,094	–	*
Robert G Szewc	273,852	273,852	–	*
Rona K. Krenik and Mark Krenik	148,601	148,601	–	*
Scott Garver	147,661	147,661	–	*
Sean M. Tabor	249,357	249,357	–	*
Sexton Equities LLC (10)	12,000	12,000	–	*
Stephen E. Harmon	293,046	293,046	–	*
Stephen W. Prough and Kathleen R. Prough	210,489	210,489	–	*
Susan Carlisle	93,276	93,276	–	*
Teri Nowe Myers and Scott Garver	295,446	295,446	–	*
Terry Hartshorn and Sharon Hartshorn	631,598	631,598	–	*
Tim C. Wachter	169,930	169,930	–	*
Timothy C. Larsen	220,629	46,000	174,629	*
Timothy J. Ertmer and Jodi L. Ertmer	416,912	416,912	–	*
Timothy Romanow	250,000	150,000	100,000	*
Tom and Yolanda Talbot	548,004	488,004	60,000	*
Vince J. Severino	1,831,364	1,831,364	–	*
Wesley Larsen	280,996	250,996	30,000	*
William Waligora	211,933	211,933	–	*
TOTAL	37,787,209	36,090,857	1,696,352	0.9%

(1)

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Our company has only one class of stock outstanding. The sum of 99,040,328 shares of common stock outstanding on June 5, 2017, and 58,547,926 shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned by the stockholders.

(2)	Julius Argumedo is the manager of the limited liability company and therefore has dispositive power but disclaims any direct beneficial ownership..
(3)	Black mountain Equities, inc. is managed by Adam Baker who has dispositive power but disclaims beneficial ownership.
(4)	Dispositive power held by Mark Stangret who disclaims beneficial ownership.
(5)	Dispositve power held by Julius Argumedo, Gerarld Argumedo, and Nicole Argumedo, each of whom disclaims beneficial ownership.
(6)	Dispositive power held by Woodrow Young who disclaims beneficial ownership.
(7)	Dispositive power held by Robert Capetz who disclaims beneficial ownership.
(8)	Gemini Strategies Inc. is the investment manager for Gemini Master Fund, Ltd. Gemini Strategies Inc. is managed by Steven Winters who has disposivite power but disclaims beneficial ownership.
(9)	Dispositive power held by Kyle Berger who disclaims beneficial ownership.
(10)	Dispositive power held by AJ Sexton who disclaims beneficial ownerhsip.

* Less than one percent (1%)

PLAN OF DISTRIBUTION

This prospectus covers the sale of up to 36,090,857 shares of our common stock by the selling stockholders. See “Description of Offering.”

The Selling Stockholders are “underwriters,” and may be deemed to be an “underwriter,” within the meaning of the Securities Act. The Selling Stockholders and any of their respective pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of shares:

☐	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

☐	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

☐	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

☐	an exchange distribution in accordance with the rules of the applicable exchange;

☐	privately negotiated transactions;

☐	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

☐	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

☐	a combination of any such methods of sale; and

☐

any other method permitted pursuant to applicable law; provided, however, that Selling Stockholders who are executive officers or directors of the Company have agreed to sell the shares they hold personally through their individual broker (not a broker that may be engaged on behalf of the Company, if applicable) and not as principal acting for their own accounts.

The Selling Stockholder may also sell shares under an exemption from the registration requirements under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters," within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Company has advised the Selling Stockholders that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholder in connection with resales of their respective shares under this Registration Statement. The Equity Purchaser has agreed not to engage in any direct or indirect short selling of our common stock during the term of the Purchase Agreement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock by Selling Stockholders.

Blue Sky Restrictions on Resale

If a Selling Stockholder wants to sell shares of our common stock under this registration statement in the United States, the Selling Stockholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for the Selling Stockholder will be able to advise the Selling Stockholder as to which states that our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a Selling Stockholder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and the Selling Stockholders indicate in which state(s) they desire to sell their shares, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by such director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Wilson Bradshaw & Cao, LLP.

EXPERTS

The financial statements included in this prospectus for the years ended December 31, 2017 and 2016 have been audited by Haskell & White LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein (which expressed an unqualified opinion and includes an explanatory paragraph referring to conditions that raise substantial doubt about BioLargo, Inc. and subsidiaries ability to continue as a going concern) and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our company on our website, located at www.BioLargo.com.

BIOLARGO, INC.

INDEX TO FINANCIAL STATEMENTS

Index to Unaudited Consolidated Financial Statements of BioLargo, Inc., as of June 30, 2018 and for the Three and Six Months Ended June 30, 2017 and 2018

Consolidated Balance Sheets as of December 31, 2017 and June 30, 2018

Consolidated Statements of Operations and Comprehensive Loss for the Three and Six Months Ended June 30, 2017 and 2018

Consolidated Statement of Stockholders’ Deficit for the Six Months Ended June 30, 2018

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2017 and 2018

Notes to Consolidated Financial Statements

Index to Audited Consolidated Financial Statements of BioLargo, Inc. as of December 31, 2016 and 2017

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2016 and December 31, 2017

Consolidated Statements of Operations for the years ended December 31, 2016 and 2017

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2016 and 2017

Consolidated Statements of Cash Flows for the years ended December 31, 2016 and 2017

Notes to Consolidated Financial Statements

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND JUNE 30, 2018

	DECEMBER 31, 2017	JUNE 30, 2018 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$990,457	$651,061
Accounts receivable, net of allowance of $2,500 and $3,500, at December 31, 2017 and June 30, 2018	94,413	89,977
Inventories	53,973	25,639
Prepaid expenses and other current assets	20,000	56,625
Total current assets	1,158,843	823,302

Leasehold improvements and equipment, net of depreciation	108,865	122,362
Other non-current assets	32,530	35,213
Deferred offering cost	195,182	186,731
Total assets	$1,495,420	$1,167,608

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$224,105	$254,657
Convertible notes payable	5,248,847	782,214
Discount on convertible notes payable, net of amortization	(1,257,182)	(93,382)
Total current liabilities	4,215,770	943,489

Long-term liabilities:
Line of credit	—	390,000
Convertible notes and note payable	1,539,271	872,500
Discount on convertible notes and note payable and line of credit, net of amortization	(850,000)	(393,930)
Total liabilities	4,905,041	1,812,059

COMMITMENTS, CONTINGENCIES (Note 11)

STOCKHOLDERS’ EQUITY (DEFICIT):
Convertible Preferred Series A, $.00067 Par Value, 50,000,000 Shares Authorized, no Shares Issued and Outstanding, at December 31, 2017 and June 30, 2018	—	—
Common stock, $.00067 Par value, 200,000,000 and 400,000,000 shares authorized, 104,164,465 and 128,359,007 shares issued, at December 31, 2017 and June 30, 2018	69,871	86,150
Additional paid-in capital	97,093,144	106,167,819
Accumulated deficit	(101,204,846)	(107,329,788)
Accumulated other comprehensive loss	(62,489)	(61,356)
Total Biolargo, Inc. and Subsidiaries stockholders’ equity (deficit)	(4,104,320)	(1,137,175)
Non-controlling interest (Note 9)	694,699	492,724
Total stockholders’ equity (deficit)	(3,409,621)	(644,451)
Total liabilities and stockholders’ equity (deficit)	$1,495,420	$1,167,608

See accompanying notes to unaudited consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2018

(UNAUDITED)

	THREE-MONTHS		SIX-MONTHS
	JUNE 30, 2017	JUNE 30, 2018	JUNE 30, 2017	JUNE 30, 2018

Revenues
Product revenue	$99,978	$315,553	$145,995	$539,950
Service revenue	—	11,185	—	49,817
Total revenue	99,978	326,738	145,995	589,767

Cost of revenue
Cost of goods sold	(73,399)	(194,000)	(95,929)	(328,464)
Cost of service	—	(6,912)	—	(35,640)
Gross profit	26,579	125,826	50,066	225,663

Selling, general and administrative expenses	1,162,018	1,316,605	2,217,073	2,486,218
Research and development	324,280	425,576	715,616	947,306
Amortization and depreciation	6,515	12,536	14,439	22,859
Operating loss:	(1,466,234)	(1,628,891)	(2,897,062)	(3,230,720)

Other (expense) income:
Interest expense	(1,119,273)	(1,728,799)	(2,072,829)	(2,561,207)
Debt conversion expense	—	(275,534)	—	(275,534)
Grant income	11,361	33,314	70,149	37,983
Total other expense:	(1,107,912)	(1,971,019)	(2,002,680)	(2,798,758)

Net loss	(2,574,146)	(3,599,910)	(4,899,742)	(6,029,478)

Net loss attributable to noncontrolling interest	(173,911)	(95,331)	(237,167)	(201,975)
Net loss attributable to common shareholders	$(2,400,235)	$(3,504,579)	$(4,662,575)	$(5,827,503)

Net loss per share attributable to common shareholders:
Loss per share attributable to shareholders – basic and diluted	$(0.03)	$(0.03)	$(0.05)	$(0.05)
Weighted average number of common shares outstanding:	97,770,161	118,748,451	94,718,273	111,760,954

Comprehensive loss:
Net loss	$(2,574,146)	$(3,599,910)	$(4,899,742)	$(6,029,478)
Foreign currency translation	32,150	13,325	(15,986)	1,133

Comprehensive loss	(2,541,966)	(3,586,585)	(4,915,728)	(6,028,345)
Comprehensive loss attributable to noncontrolling interest	(173,911)	(95,331)	(237,167)	(201,975)

Comprehensive loss attributable to common stockholders	$(2,368,085)	$(3,491,254)	$(4,678,561)	$(5,826,370)

See accompanying notes to unaudited consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 2018

(UNAUDITED)

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Non- controlling
	Shares	Amount	capital	deficit	loss	interest	Total
Balance, December 31, 2017	104,164,465	$69,871	$97,093,144	$(101,204,846)	$(62,489)	$694,699	$(3,409,621)
Conversion of principal due on notes	19,298,723	12,939	6,215,280	—	—	—	6,228,219
Issuance of common stock for services	1,448,257	976	445,512	—	—	—	446,488
Issuance of common stock for interest	1,919,806	1,341	492,486	—	—	—	493,827
Financing fee in stock	252,385	168	84,905	—	—	—	85,073
Sale of stock for cash	1,275,371	855	379,948	—	—	—	380,803
Warrant exercise price reduction for cash	—	—	148,853	—	—	—	148,853
Stock option compensation expense	—	—	696,001	—	—	—	696,001
Warrants and beneficial conversion feature issued as discount on convertible notes payable, note payable and line of credit	—	—	314,251	—	—	—	314,251
Deemed dividend	—	—	297,439	(297,439)	—	—	—
Net loss	—	—	—	(5,827,503)	—	(201,975)	(6,029,478)
Foreign currency translation	—	—	—	—	1,133	—	1,133
Balance, June 30, 2018	128,359,007	$86,150	$106,167,819	$(107,329,788)	$(61,356)	$492,724	$(644,451)

See accompanying notes to unaudited consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2018

(UNAUDITED)

	JUNE 30, 2017	JUNE 30, 2018
Cash flows from operating activities
Net loss	$(4,899,742)	$(6,029,478)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option compensation expense	515,959	696,001
Common stock issued for interest and fees for services from consultants	504,263	930,315
Interest expense related to amortization of the discount on convertible notes payable	1,723,396	2,019,193
Debt conversion expense	—	275,534
Deferred offering cost expense	—	8,451
Bad debt expense	15,000	1,000
Depreciation and amortization expense	14,439	22,859
Changes in assets and liabilities:
Accounts receivable	(25,111)	3,436
Inventory	(2,461)	28,334
Prepaid expenses and other current assets	(8,706)	(39,308)
Accounts payable and accrued expenses	144,335	30,552
Officer bonus	(80,000)	—
Deposit	50,000	—
Net cash used in operating activities	$(2,048,628)	$(2,053,111)

Cash flows from investing activities
Leasehold improvements	$—	$(26,356)
Net cash used in investing activities	$—	$(26,356)

Cash flows from financing activities
Proceeds from line of credit	$250,000	$390,000
Proceeds from convertible notes	225,000	462,500
Proceeds from conversion inducement	—	356,781
Proceeds from warrant exercise-price reduction	—	148,854
Proceeds from sale of stock to Lincoln Park Capital	—	380,803
Purchase of Clyra shares	(40,000)	—
Proceeds from exercise of warrants	153,000	—
Net cash provided by financing activities	$588,000	$1,738,938

Effect of foreign currency translation	(15,986)	1,113
Net change in cash and cash equivalents	$(1,476,614)	$(339,396)
Cash and cash equivalents at beginning of period	$1,910,153	$990,457
Cash and cash equivalents at end of period	$433,539	$651,061

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$4,487	$5,489
Income taxes	$5,350	$5,719
Non-cash investing and financing activities:
Fair value of common stock issued for financing commitments	$—	$85,073
Fair value of warrants issued in conjunction with convertible notes payable	$225,000	$314,251
Deemed dividend	$—	$297,439
Fair value of stock issued for equipment	$—	$10,000
Exercise of stock options	$1,677	$—
Conversion of notes into shares of common stock	$530,000	$5,595,904

See accompanying notes to unaudited consolidated financial statements

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Business and Liquidity

Description of Business

We are an innovation company driven by our mission to “make life better” by developing breakthrough platform technologies, nurturing and building businesses around the intellectual property, while providing capital and support along the journey from “cradle” to “maturity”. We currently have two segments generating operational revenue: (i) Odor-No-More, selling odor and volatile organic compound (“VOC”) control products and services, and (ii) BioLargo Engineering, Science & Technologies, LLC (“BLEST”), providing professional engineering services to third party clients as well as working on our product development projects. We have a research and development facility in Canada, and consolidate our financials with our partially owned subsidiary, Clyra Medical Technologies, Inc., a company focused on commercializing our technologies in the medical field (see Note 9).

Liquidity / Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. As reflected in the accompanying consolidated financial statements, for the six months ended June 30, 2018 we had a net loss of $6,029,478, and used $2,053,111 cash in operations, and at June 30, 2018, had negative working capital of $120,187, current assets of $823,302, and an accumulated stockholders’ deficit of $107,329,788. The foregoing factors raise substantial doubt about our ability to continue as a going concern. Ultimately, our ability to continue as a going concern is dependent upon our ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating our technologies. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

We have been, and anticipate that we will continue to be, limited in terms of our capital resources. Our total cash balance was $651,061 at June 30, 2018. We had revenues of $589,767 in the six months ended June 30, 2018, which amount was not sufficient to fund our operations. We believe our current cash position is insufficient to maintain our current level of operations and research/development, and that we will be required to raise substantial additional capital to continue our operations and fund our future business plans. We intend to continue to raise money through private securities offerings for the foreseeable future, and through our agreement with Lincoln Park (see Note 4).

At times in the past we have not had enough cash or sources of capital to pay our accounts payable and expenses as they arise, and have relied on the issuance of stock options and common stock, as well as extended payment terms with our vendors, to continue to operate. We will be required to raise substantial additional capital to expand our operations, including without limitation, hiring additional personnel, additional scientific and third-party testing, costs associated with obtaining regulatory approvals and filing additional patent applications to protect our intellectual property, and possible strategic acquisitions or alliances, as well as to meet our liabilities as they become due for the next 12 months.

The unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to Rule 8-03 of Regulation S-X under the Securities Act of 1933, as amended. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements.  In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. For some of our activities, we are still operating in the early stages of the sales and distribution process, and therefore our operating results for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018, or for any other period. These unaudited consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes included in the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2018.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 2. Summary of Significant Accounting Policies

In the opinion of management, the accompanying balance sheet and related statements of operations, cash flows, and stockholders’ deficit include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, and Clyra. Management believes Clyra’s financial statements are appropriately consolidated with that of the Company after reviewing the guidance of ASC Topic 810, “Consolidation”, because the Company owns 46.3% of its outstanding voting stock at June 30, 2018, and two members of BioLargo’s board of directors are two of three members of Clyra’s board of directors (see Note 9). All intercompany accounts and transactions have been eliminated.

Foreign Currency

The Company has designated the functional currency of Biolargo Water, Inc., our Canadian subsidiary, to be the Canadian dollar. Therefore, translation gains and losses resulting from differences in exchange rates are recorded in accumulated other comprehensive income.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents. Substantially all cash equivalents are held in short-term money market accounts at one of the largest financial institutions in the United States. Our cash account balances are typically greater than the Federal Deposit Insurance Corporation insurance limit of $250,000 per owner per bank, and during such times, we are exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the financial institution. We do not anticipate non-performance by our financial institution.

Clyra Medical is not a wholly owned subsidiary. Our cash balance held in Clyra and BioLargo and other subsidiaries are reflected in the following table:

	December 31, 2017	June 30, 2018

Biolargo, Inc. and wholly owned subsidiaries	$461,914	$467,258
Clyra Medical Technologies, Inc.	528,543	183,803
Total	$990,457	$651,061

Accounts Receivable

Trade accounts receivable are recorded net of allowances for doubtful accounts. Estimates for allowances for doubtful accounts are determined based on payment history and individual customer circumstances. The allowance for doubtful accounts as of December 31, 2017 and June 30, 2018 was $2,500 and $3,500, respectively.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Credit Concentration

We have a limited number of customers that account for significant portions of our revenue. During the six months ended June 30, 2017 and 2018, we had three and two customers that each accounted for more than 10% of consolidated revenues in the respective periods, as follows:

	June 30, 2017	June 30, 2018
Customer A	17%	43%
Customer B	16%	15%
Customer C	14%	<10%

In addition, our customers include many of the largest solid waste handling companies in the United States. We generally do business with these companies through “national purchasing agreements” entered into with the company, and then sell our products and services to their local operations such as transfer stations and landfills. Although none of those individual locations arose to more than 10% of our consolidated revenues during the six months ended June 30, 2018, two of these national companies accounted for 37% of our total revenues.

We had five customers that each accounted for more than 10% of consolidated accounts receivable at December 31, 2017 and three customers at June 30, 2018 as follows:

	December 31, 2017	June 30, 2018
Customer A	12%	<10%
Customer B	19%	<10%
Customer C	12%	<10%
Customer D	10%	<10%
Customer E	10%	<10%
Customer F	<10%	13%
Customer G	<10%	12%
Customer H	<10%	10%

Inventory

Inventory is stated at the lower of cost and net realizable value using the average cost method. All inventory is related to our Odor-No-More business segment. Inventory consisted of:

	December 31, 2017	June 30, 2018
Raw material	$34,104	$23,515
Finished goods	19,869	2,124
Total	$53,973	$25,639

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for stock-based transactions, debt transactions, deemed dividends, allowance for bad debt, asset depreciation and amortization, among others.

The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results of our consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Share-based Payments

For stock and stock options issued to consultants and other non-employees for services, the Company measures and records an expense as of the earlier of the date at which either: a commitment for performance by the non-employee has been reached or the non-employee’s performance is complete. The equity instruments are measured at the current fair value, and for stock options, the instruments are measured at fair value using the Black Scholes option model.

For equity instruments issued and outstanding where performance is not complete, but the instrument has been recorded, those instruments are measured again at their then current fair market values at each of the reporting dates (they are “marked-to market”) until the performance and the contract are complete.

Warrants

The Unit Offerings of our convertible promissory note and a Series A stock purchase warrant are accounted for under the fair value and relative fair value method.

The warrant is first analyzed per its terms as to whether it has derivative features or not. If the warrant is determined to be a derivative, then it is measured at fair value using the Black Scholes Option Model, and recorded as a liability on the balance sheet. The warrant is re-measured at its then current fair value at each subsequent reporting date (it is “marked-to-market”).

If the warrant is determined to not have derivative features, it is recorded into equity at its fair value using the Black Scholes option model, however, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the convertible note.

The convertible note is recorded at its fair value, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the warrant. Further, the convertible promissory note is examined for any intrinsic beneficial conversion feature (“BCF”) of which the convertible price of the note is less than the closing stock price on date of issuance. If the relative fair value method is used to value the convertible promissory note and there is an intrinsic BCF, a further analysis is undertaken of the BCF using an effective conversion price which assumes the conversion price is the relative fair value divided by the number of shares the convertible debt is converted into by its terms. The adjusted BCF value is accounted for as equity.

The warrant and BCF relative fair values are also recorded as a discount to the convertible promissory notes. As present, these equity features of the convertible promissory notes have recorded a discount to the convertible notes that is substantially equal to the proceeds received.

Non-Cash Transactions

We have established a policy relative to the methodology to determine the value assigned to each intangible we acquire, and/or services or products received for non-cash consideration of our common stock. The value is based on the market price of our common stock issued as consideration, at the date of the agreement of each transaction or when the service is rendered or product is received.

Revenue Recognition

We adopted ASU 2014-09, “Revenue from Contracts with Customers”, Topic 606, on January 1, 2018. The guidance focuses on the core principle for revenue recognition.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

We have revenue from two subsidiaries, Odor-No-More and BLEST. Odor-No-More identifies its contract with the customer through a purchase order whether in writing or verbal, in which the details of the contract are defined including the transaction price and method of shipment. The only performance obligation is to create and ship the product and each product has separate pricing. Odor-No-More recognizes revenue at a point in time when the order for its goods are shipped if its agreement with the customer is FOB Odor-No-More’s warehouse facility, and when goods are delivered to its customer if its agreement with the customer is FOB destination. Revenue is recognized with a reduction for sales discounts, as appropriate and negotiated in the customer’s purchase order.

BLEST identifies services to be performed in a written contract, which specifies the performance obligations and the rate at which the services will be billed. Each service is separately negotiated and priced. Revenue is recognized over a period of time as services are performed and completed. BLEST’s contracts typically call for invoicing on a time and materials basis. To date, there have been no discounts or other financing terms for the contracts.

In the future, we may generate revenues from royalties or license fees from our intellectual property. In the event we do so, we anticipate a licensee would pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. Upon entering into a licensing agreement, we will determine the appropriate method of recognizing the royalty and license fees.

Government Grants

We have been awarded multiple research grants from the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP) and the National Science and Engineering Research Council of Canada (NSERC). The grants received are considered other income and are included in our consolidated statements of operations. We received our first grant in 2015 and have been awarded over 50 grants totaling approximately $1,600,000. Some of the funds from these grants are given directly to third parties (such as the University of Alberta or a third-party research scientist) to support research on our technology. The grants have terms generally ranging between six and eighteen months and support a majority, but not all, of the related research budget costs. This cooperative research allows us to utilize (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs, (iii) independent and credible validation of our technical claims.

The grants typically provide for (i) recurring monthly amounts, (ii) reimbursement of costs for research talent for which we invoice to request payment, and (iii) ancillary cost reimbursement for research talent travel related costs. All awarded grants have specific requirements on how the money is spent, typically to employ researchers. None of the funds may be used for general administrative expenses or overhead in the United States. These grants have substantially increased our level of research and development activities in Canada. We continue to apply for Canadian government and agency grants to fund research and development activities. Not all of our grant applications have been awarded, and no assurance can be made that any pending grant application, or any future grant applications, will be awarded.

While the FASB has issued a proposed Accounting Standards Update, Not-for-Profit Entities - (Topic 958): “Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made”, there has been no guidance related to for profit entities such as BioLargo. In reviewing Topic 606, “Revenue from Contracts with Customers”, and its potential application to the Canadian government grants, the Management concluded that these grants do not meet the requirements for revenue recognition. Specifically, these grants typically provide reimbursement for research personnel working on the BioLargo technology. For some grants, funds are given directly to third parties for research on our technology and are not controlled by the Company. In this structure, the grants are not revenue, but rather a reimbursement.

Business Segment Information

In 2017, the Company operated with three business segments. In 2018, given the increased operations of the engineering division formed in late 2017, we determined that it should be considered our fourth business segment. This decision was based on the manner in which the chief operating decision maker now manages the engineering division, including resource allocation and performance assessment.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Our four business segments include: (i) Odor-No-More, which is engaged in developing and selling odor and VOC control products and services; (ii) BLEST, which is provides professional engineering services; (iii) Clyra, which is engaged in developing medical products utilizing our technology, with an emphasis in the medical field and advanced wound care; and (iv) our corporate operations (labeled in the below table as “BioLargo/Other”), which includes certain functional roles that do not engage in revenue generating activities, such as general corporate and administrative functions, including finance, human resources, marketing, legal, and research and development.

The segment information for the three and six months ended June 30, 2017 and 2018, is as follows:

	Three months June 30,		Six months June 30,
	2017	2018	2017	2018
Revenues
Odor-No-More	$99,978	$315,553	$145,995	$539,950
BLEST	—	11,185	—	49,817
Consolidated revenue	$99,978	$326,738	$145,995	$589,767

Cost of goods/services
Odor-No-More	$(73,399)	$(194,000)	$(95,929)	$(328,464)
BLEST	—	(6,912)	—	(35,640)
Consolidated costs of goods/services	$(73,399)	$(200,912)	$(95,929)	$(364,104)

Net loss
Odor-No-More	$(100,000)	$(53,688)	$(275,000)	$(253,688)
BLEST	—	(70,339)	—	(116,726)
Clyra	(347,490)	(177,641)	(484,572)	(376,362)
BioLargo/Other	(2,126,656)	(3,298,242)	(4,140,170)	(5,282,702)
Consolidated net loss	$(2,574,146)	$(3,599,910)	$(4,899,742)	$(6,029,478)

The segment information as of December 31, 2017 and June 30, 2018, is as follows:

	December	June
	31, 2017	30, 2018
Assets, net
Odor-No-More	$210,725	$260,421
BLEST	—	131,558
Clyra	528,543	183,803
BioLargo/Other	726,152	591,826
Consolidated assets, net	$1,495,420	$1,167,608

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Earnings (Loss) Per Share

We report basic and diluted earnings (loss) per share (“EPS”) for common and common share equivalents. Basic EPS is computed by dividing reported earnings by the weighted average shares outstanding. Diluted EPS is computed by adding to the weighted average shares the dilutive effect if stock options and warrants were exercised into common stock. For the six months ended June 30, 2017 and 2018, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the warrants and stock options on the Company’s net loss.

Recent Accounting Pronouncements

In June 2018, The FASB issued Accounting Standards Update No. 2018-07, “Compensation - Stock Compensation (topic 718): Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts and Customers.  The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Management has not concluded its evaluation of the guidance. Its initial analysis is that it does not believe the new guidelines will substantially impact the company’s financial statements.

In May 2017, the FASB issued Accounting Standards Update No. 2017-09, “Compensation – Stock Compensation (topic 718): Scope of Modification Accounting”. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: (i) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified, (ii) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified and (iii) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Management has analyzed the new guideline and it has not substantially impacted its accounting for stock compensation awards upon adoption in the current period.

Note 3. Change in Derivative Liability Treatment

Biolargo adopted Accounting Standards Update (“ASU”) No. 2017-11 as of July 1, 2017. With this adoption, we eliminated the derivative liability, and the changes in the fair value of the derivative liability, related to negative covenants in multiple warrants issued that required a reduction of warrant exercise price under certain circumstances. The Company made a cumulative effect adjustment to the consolidated balance sheet as of January 1, 2017, which adjusted the beginning balance in the accumulated deficit account by $663,560. The comparable unaudited prior year periods for the three and six months ended June 30, 2017 are being presented to reflect the adoption of this ASU for all interim periods in 2017.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 4. Lincoln Park Financing

On August 25, 2017, we entered into a stock purchase agreement (“LPC Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park agreed to purchase from us at our request up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over a period of three years. Concurrently, we entered into a registration rights agreement with Lincoln Park (“LPC RRA”), pursuant to which we were required to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 to register for resale under the Securities Act of 1933, as amended, the shares of common stock that have been or may be issued to Lincoln Park under the LPC Purchase Agreement. The registration statement was filed, and on September 22, 2017, it was deemed effective by the SEC. The LPC Purchase Agreement allows us, from time to time and at our sole discretion, to direct Lincoln Park to purchase shares of our common stock, subject to limitations in both volume and dollar amount. The volume of shares is limited to a maximum of 50,000 shares if our stock closes at less than $0.50 per share, 75,000 if it closes from $0.50 to $0.74 per share, 100,000 if it closes from $0.75 to $1.24 per share, and 200,000 if it closes at or above $1.25 per share. The maximum dollar amount for any single purchase is $500,000. There are no trading volume requirements under the LPC Purchase Agreement, and we alone control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement is the lower of (i) the lowest sale price on the date of purchase, or (ii) the average of the three lowest closing prices in the prior 12 business days. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the LPC Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the LPC Purchase Agreement or LPC RRA other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

In consideration for entering into the LPC Purchase Agreement, on August 25, 2017, we issued to Lincoln Park 488,998 shares of common stock as an “initial commitment fee.” For no additional consideration, when and if Lincoln Park purchases (at the Company’s discretion) any portion of the $10,000,000 aggregate commitment, we are required to issue up to 488,998 shares, pro-rata, as “additional commitment shares”. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $25,000 of our stock, then we would issue 1,222 additional commitment shares, which is the product of $25,000 (the amount we have elected to sell) divided by $10,000,000 (total amount we can sell Lincoln Park pursuant to the LPC Purchase Agreement) multiplied by 488,998 (the total number of additional commitment shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.

From inception of the contract in August 2017 through June 30, 2018, we elected to sell Lincoln Park shares of our common stock for which we received $891,888, and issued Lincoln Park 2,431,751 shares, and 43,611 “additional commitment shares”. We recorded the stock sale in our equity statement and the additional shares issued as a fee for the transaction was offset against the shares issued.

During the six-months ended June 30, 2018, we elected to sell to Lincoln Park 1,256,751 shares of our common stock for which we received $380,803 in gross and net proceeds. As a result of these purchases, we issued Lincoln Park 18,260 “additional commitment” shares pursuant to the LPC Purchase Agreement.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 5. Debt Obligations

The following table summarizes our debt obligations outstanding as of December 31, 2017 and June 30, 2018.

	December 31, 2017	June 30, 2018
Current liabilities
Convertible notes payable
One-year convertible notes, mature July 18, 2018 *	$280,000	$280,000
Convertible notes, mature June 1, 2018	4,468,847	—
Nine-month convertible note, matures September 18, 2018	500,000	447,975
Nine-month convertible note, matures October 16, 2018 *	—	54,239
Total convertible notes payable	$5,248,847	$782,214

Long-term liabilities:
Line of credit, matures September 1, 2019	$—	$390,000
Convertible notes payable
Convertible note, matures July 20, 2019	$440,000	$440,000
Convertible notes, mature June 17, 2019	283,571	—
Convertible notes, mature December 31, 2019	292,000	75,000
Note payable, matures March 8, 2023 (or on demand 60 days’ notice)	—	50,000
Convertible notes, mature June 20, 2020	523,700	125,000
Convertible notes, mature April 20, 2021		100,000
Convertible notes, mature June 15, 2021	—	82,500
Total convertible notes payable	$1,539,271	$872,500

Total	$6,788,118	$2,044,714

* Subsequent to June 30, 2018 these notes were converted to common stock (see Note 12 “Subsequent Events”).

See our Annual Report on Form 10-K for the year ended December 31, 2017, for a complete description of the debt obligations set forth in the above table.

Early Conversion of Unit Notes

Prior to their maturity dates, we issued 17,255,811 shares of our common stock in satisfaction of $4,626,238 of convertible promissory notes issued in our “unit” offerings at varying conversion prices, maturing on the following dates:

Debt converted to stock
Current liabilities
Convertible notes, mature June 1, 2018	$3,646,967
Long-term liabilities
Convertible notes, mature June 17, 2019	283,571
Convertible notes, mature December 31, 2019	217,000
Convertible notes, mature June 20, 2020	478,700
Total debt converted May 2018	$4,626,238

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

These conversions were voluntary on the part of the noteholders and prior to the various maturity dates on notes that were issued in prior “unit” offerings conducted by the Company (2015 Unit Offering, Winter 2016 Unit Offering, and Summer 2017 Unit Offering). We offered these noteholders incentives to convert their notes early.  Noteholders with conversion prices of $0.25 and $0.30 were offered incentive shares equal to one and one-half times the number of shares issuable for the payment of interest that would accrue from the last interest payment date of March 20, 2018, through the maturity of the note, at a fixed price of $0.25 per share (for example, a note that would have yielded $1,000 in interest, would receive 1,000 times 1.5 divided by 0.25 equals 6,000 incentive shares). We offered holders of notes with conversion prices higher than $0.30 the ability to reduce their conversion price to $0.30 by paying additional funds equal to six or twenty percent of their original investment (6% for notes with original conversion prices of $0.35, and 20% for notes with original conversion prices of $0.55 and $0.57). The additional funds did not increase the amount of the note payable, nor did the reduced conversion price affect the number of shares purchasable under the warrant issued with their “unit” investment. Holders of 40 notes elected to pay an aggregate $356,781 to reduce the conversion prices of their notes to $0.30. As a result of the reduction in conversion prices, an additional 2,749,197 shares were issuable pursuant to the notes upon conversion. The fair value of these additional shares was $632,315.  Additional interest expense of $275,534 is recorded as part of the debt conversion and is the amount by which the fair value of the additional shares exceeded the cash received by the Company. Holders of 41 notes with original conversion prices of $0.30 and $0.25 elected to convert early and received 966,318 additional “incentive shares” for their agreement to do so.

Conversion of Unit Notes

On June 1, 2018, we (BioLargo, Inc., the “Company”) elected to convert the $821,880 outstanding promissory notes remaining in our 2015 Unit Offering on their June 1, 2018 maturity date into 2,488,819 shares of our common stock. Of the shares issued, 2,411,004 were issued in satisfaction of principal amounts due on notes with conversion prices of $0.25, $0.35, and $0.55, and 77,815 were issued in satisfaction of $19,725 of accrued and unpaid interest.

Convertible Note, matures September 18, 2018 (Vista Capital)

On December 18, 2017, we received $500,000 pursuant to a securities purchase agreement (the “Vista Purchase Agreement”) and a registration rights agreement (the “Vista RRA”) with Vista Capital Investments, LLC (“Vista Capital”), and issued a Note (the “Vista Note”) in the aggregate principal amount of $500,000 at 5% annual interest, which was originally convertible into shares of common stock of the Company at $0.394 per share, subject to the terms, and certain limitations and conditions, set forth in the Vista Purchase Agreement and Vista Note. The Vista Note matures on September 18, 2018. The Company reserved 1,269,036 shares of common stock for issuance upon conversion of the Vista Note.

Pursuant to the Vista Purchase Agreement, the Company issued 250,000 shares of common stock to Vista Capital as a commitment fee at $0.39 per share and $98,500 is recorded as a discount on convertible notes and will amortize to interest expense over the term of the note.

Pursuant to the Vista RRA, the Company agreed to file a registration statement with the SEC registering all shares of common stock into which the Vista Note is convertible, and the 250,000 shares issued as a commitment fee. The Vista Purchase Agreement requires additional shares be issued for the commitment fee in the event the closing price of our common stock on the date the registration statement is deemed effective is lower than the closing price on December 18, 2017, (which was $0.41). In such event, additional shares would be issued such that the aggregate shares issued have the same value as the 250,000 shares issued on December 18, 2017. The beneficial conversion feature resulted in a $20,305 relative fair value recorded as a discount. The discount will be amortized monthly to interest expense through September 18, 2018.

Vista Capital represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended). The Vista Note, Vista Purchase Agreement, and Vista RRA contain customary representations, warranties, agreements and conditions including indemnification rights and obligations of the parties. The Vista Note contains a price protection provision such that if we issue a security with any term more favorable to the holder of such security that was not similarly provided in the Vista Note, then we shall notify Vista Capital of such additional or more favorable term and such term, at its option, shall become a part of the Vista Note. As a result of our sale of common stock at $0.25, the conversion price of the Vista Note was reduced from $0.394 to $0.25.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In June 2018, Vista Capital elected to convert $52,025 of the outstanding principal balance of the Vista Note and we issued 208,100 shares, plus shares for interest that had accrued through the date of conversion. As of June 30, 2018, the outstanding balance on the Vista Note is $447,975.

FirstFire Investment (was scheduled to mature October 16, 2018)

On January 16, 2018, we entered into a securities purchase agreement (the “FirstFire Purchase Agreement”) and a registration rights agreement (the “FirstFire RRA”) with FirstFire Global Opportunity Fund, LLC (“FirstFire”), and issued a convertible promissory note (the “FirstFire Note”) in the aggregate principal amount of $150,000 at 5% annual interest, which is convertible into shares of common stock of the Company at $0.394 per share, subject to the terms, and certain limitations and conditions set forth in the FirstFire Purchase Agreement and FirstFire Note. FirstFire may convert the FirstFire Note at any time. The FirstFire Note was scheduled to mature on October 16, 2018. In June 2018, FirstFire elected to convert $95,761 of the outstanding principal balance of the FirstFire Note and we issued 383,047 shares. As of June 30, 2018, the FirstFire Note outstanding balance is $54,239. Subsequent to June 30, 2018, FirstFire elected to convert the remaining amount due on its note (see Note 12).

Pursuant to the FirstFire Purchase Agreement, the Company issued 75,000 shares of common stock to FirstFire as a commitment fee (the “FirstFire Commitment Shares”) at $0.39 per share and $29,250 is recorded as a discount on convertible notes and will amortize to interest expense over the term of the note.

Under the Note and FirstFire Purchase Agreement, the Company has reserved 394,949 shares of common stock for issuance upon conversion of the Note. Pursuant to the FirstFire RRA, the Company agreed to file a registration statement with the SEC registering all shares of common stock into which the FirstFire Note is convertible, and the FirstFire Commitment Shares. The FirstFire Purchase Agreement allows for an adjustment to the number of FirstFire Commitment Shares in the event the closing price of our common stock, on the earlier of the date the registration statement is deemed effective and 20 trading days following the six-month anniversary of the FirstFire Note, is lower than the closing price on January 16, 2018 (which was $0.39). In such event, additional shares would be issued to FirstFire such that the aggregate FirstFire Commitment Shares issued have the same value as the shares issued on January 16, 2018.

Pursuant to the requirements set forth in the registration rights agreements, we filed a registration statement with the SEC which was deemed effective as of February 8, 2018. On February 8, 2018, our common stock last traded at $0.3147 per share. Because the last traded price of our common stock on the date the registration statement was deemed effective was less than the price of our common stock on the dates of the FirstFire Purchase Agreements, at their option, we are required to issue additional “commitment shares”. FirstFire exercised that right, and we issued 36,536 additional shares of our common stock and $11,498 is recorded as additional discount on convertible notes and will amortize to interest expense over the term of the note.

FirstFire represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended). The FirstFire Note, FirstFire Purchase Agreement, and the FirstFire RRA contain customary representations, warranties, agreements and conditions including indemnification rights and obligations of the parties. The FirstFire Note contains a price protection provision such that if we issue a security with any term more favorable to the holder of such security that was not similarly provided in the FirstFire Note, then the Company shall notify FirstFire of such additional or more favorable term and such term, at its option, shall become a part of the FirstFire Note. As a result of our sale of common stock at $0.25, the conversion price of the FirstFire Note was reduced from $0.394 to $0.25.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Line of credit, matures September 1, 2019

On March 1, 2018, we received $390,000 pursuant to a line of credit, accruing interest at a rate of 18% per annum, for which we have pledged our inventory and accounts receivable as collateral. Interest is paid quarterly, and, at the option of the holder, payable in either (i) cash, (ii) our common stock, calculated based on the 20-day average closing price, or (iii) options to purchase our common stock, priced at the 20-day average closing price, the number of shares doubled, and expiring 10 years from the date of grant. The holder of the line of credit has the right to call due the outstanding principal amount on 30-days’ notice at any time after September 1, 2019.

Each investor, for no additional consideration, received a warrant to purchase our common stock. (See Note 7). The warrant allows for the purchase of the number of common shares equal to the investment amount (e.g., one warrant share for each dollar invested).

Two-Year Convertible Note, matures July 20, 2019

On July 20, 2017, the Company accepted $400,000 and issued a promissory note with a 10% original issue discount in the principal amount of $440,000, matures July 20, 2019 and accrues interest at 12%. The note originally provided that interest was to be paid quarterly beginning October 1, 2017, in either cash, common stock, or an option to purchase common stock, in the holder’s discretion. On January 25, 2018, the interest provisions in the note were modified such that the 12% annual simple interest is due at maturity.

At maturity, the principal amount of the note and any accrued and unpaid interest automatically converts, at the holder’s option, into either BioLargo common shares at $0.42 per share, 2,000 shares of Clyra Medical Technologies common stock held by BioLargo, or any combination thereof. The fair value of the beneficial conversion feature resulted in a $171,429 recorded on our consolidated balance sheet as a discount on convertible notes payable, net of current portion. The discount will be amortized monthly as interest expense through July 20, 2019.

Note payable, matures March 8, 2020

On March 8, 2018, we received $50,000 and entered into a note payable. The note is due on upon demand from the noteholder, with sixty days’ notice. The demand may not be made before June 30, 2018, and in the absence of the demand, the maturity date is March 8, 2023. In lieu of interest, we issued the note holder a warrant to purchase 150,000 shares of our common stock at an exercise price of $0.35. The warrant expires February 28, 2023. The shares available for purchase vest in increments of 6,250 shares per month. (See Note 7.)

Convertible Notes, mature June 20, 2020 (Summer 2017 Unit Offering)

On May 24, 2017, we commenced a private securities offering (titled the “Summer 2017 Unit Offering”) which offered the sale of $1,500,000 of “Units,” each Unit consisting of a convertible promissory note and stock purchase warrant. Concurrently, we issued Pricing Supplement No. 1 setting the initial unit/conversion price at $0.42 per share, and the initial warrant exercise price at $0.65 per share. The promissory notes issued to investors mature June 20, 2020, and bear interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election. Promissory notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as the following conditions are met: (i) the Shares issued as payment are registered with the SEC; and (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price.

In addition to the convertible promissory note, each investor received a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by the unit/conversion price (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of the note). (See Note 7.) The warrants expire on June 20, 2022. The Company may “call” the warrants, requiring the investor to exercise their warrants within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Through December 31, 2017, we had received $523,700 in investments in the Summer 2017 Unit Offering, from ten accredited investors, all pursuant to Pricing Supplement No. 1. No investments were received pursuant to a second pricing supplement issued on December 11, 2017, setting the unit price at $0.394 per share. On February 22, 2018, we issued Pricing Supplement No. 3, setting the Unit price to $0.30 and the warrant exercise price at $0.48. Prior to the offering’s termination on March 26, 2018, we received $80,000 in investments from two accredited investors pursuant to this third pricing supplement.

The offering documents assured the investors that in the event a subsequent pricing supplement offered a lower conversion or exercise price, prior investors would be given those favorable terms. Because we issued a third pricing supplement lowering the Unit price to $0.30 per share, the unit price for the prior investors was lowered to $0.30. As a result, the number of warrant shares available for purchase by each investor increased. (See Note 7.)

Convertible Note, matures April 20, 2021 (Spring 2018 Unit Offering)

On March 26, 2018, we commenced a private securities offering (titled the “Spring 2018 Unit Offering”) which offered the sale of $1,500,000 of “Units,” each Unit consisting of a convertible promissory note and stock purchase warrant. Concurrently, we issued Pricing Supplement No. 1 setting the initial unit/conversion price at $0.30 per share, and the initial warrant exercise price at $0.48 per share. The promissory notes issued to investors mature April 20, 2021, and incurs interest at the rate of 12% per annum on the amount invested. Interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election. Promissory notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as the following conditions are met: (i) the shares issued as payment are registered with the SEC; and (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price.

In addition to the convertible promissory note, each investor will receive a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by the unit/conversion price (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of the note). (See Note 7.)

Through March 31, 2018, we had received one investment for $100,000, and issued a warrant to purchase 333,333 shares. This investment was received from an entity owned/controlled by a member of our board of directors. We did not receive any investments in this offering during the three months ended June 30, 2018.

Convertible Note, matures June 15, 2021 (OID Note)

On June 15, 2018, we received $75,000 and we issued a convertible promissory note (titled the “OID Note”) for 100% of the funds received, or $82,500. The convertible promissory note is convertible into shares of the company’s common stock at a conversion price of $0.30 per share. The original issuance discount totaled $7,500, recorded as a discount on convertible notes on our balance sheet. The discount will be amortized and recorded to interest expense over the term of the note. The convertible promissory note matures June 15, 2021 and incurs interest at the rate of 15% per annum on the OID Note. Interest due will be paid quarterly in arrears in shares of common stock, paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The OID Note is convertible by the investor at any time, and convertible by the Company (i) at maturity, (ii) in the event the Company’s stock price closes at two times the conversion price for 20 consecutive days, provided that either the shares underlying the convertible note are registered with the SEC, or more than six months has elapsed since the date of the investment.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 6. Share-Based Compensation

Common Stock

On May 2, 2017, pursuant to an employment agreement with the Company’s president, Dennis Calvert (see Note 12), we issued Mr. Calvert 1,500,000 shares of common stock, subject to a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Company will expense the fair value of the stock if and when it is probable that any of the conditions above are met.

Stock Options

During the six months ended June 30, 2017 and 2018, we recorded an aggregate $515,959 and $696,001, respectively, in selling general and administrative expense related to the issuance of stock options.

2018 Equity Incentive Plan

On June 22, 2018, the BioLargo, Inc. 2018 Equity Incentive Plan (“2018 Plan”) was adopted as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years. It is set to expire on its terms on June 22, 2028. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The total number of shares reserved and available for awards pursuant to this Plan as of the date of adoption of this 2018 Plan by the Board is forty million shares. The number of shares available under the 2018 Plan can increase up to 5% each year at the discretion of the board.

On June 29, 2018, we issued options to purchase 296,976 shares of our common stock at an exercise price of $0.43 per share to members of our board of directors for services, to employees in lieu of salary, and to consultants for services, pursuant to the 2018 Plan. The fair value of these options totaled $127,700 and is recorded as selling, general and administrative expenses.

Activity for our stock options under the 2018 Plan for the six months ended June 30, 2018 is as follows:

As of June 30, 2018:	Options Outstanding	Exercise Price per share	Weighted Average Price per share
Inception, June 22, 2018
Granted	296,976	$0.43	$0.43
Expired	—	—	—
Balance, June 30, 2018	296,976	$0.43	$0.43

2007 Equity Incentive Plan

On September 7, 2007, and as amended April 29, 2011, the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) was adopted as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants were made under this plan for a period of 10 years. It expired on its terms on September 7, 2017. The Board’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On June 19, 2017, the date of our annual stockholders’ meeting, we recorded the issuance of options to purchase an aggregate 40,000 shares of our common stock to the non-employee members of our Board of Directors, pursuant to the terms of the 2007 Equity Plan which calls for an annual automatic issuance. The exercise price of $0.43 equals the price of our common stock on the grant date. The fair value of these options totaled $15,600 and was recorded as selling, general and administrative expense.

On February 10, 2017, we extended the engagement agreement with our Chief Financial Officer, retroactive to October 1, 2016. The sole consideration for the one-year extension was the issuance of an option to purchase 300,000 shares of our common stock, at an exercise price of $0.69 per share which was equal to the closing price of our common stock on the date of grant. The option expires February 10, 2027, and vests over the term of the engagement with 125,000 shares having vested as of February 10, 2017, and the remaining shares to vest 25,000 shares monthly beginning March 1, 2017, and each month thereafter, so long as his agreement is in full force and effect. The fair value of the option totaled $207,000. During the six months ended June 30, 2017, we recorded $155,250 as selling, general and administrative expense on our statement of operations. The remaining fair value balance vested monthly through September 30, 2017.

Activity for our stock options under the 2007 Plan for the six months ended June 30, 2017 and 2018 is as follows:

					Weighted
					Average
As of June 30, 2017:	Options	Exercise			Price per
	Outstanding	Price per share			share
Balance, December 31, 2016	9,916,586	$0.23	–	1.89	$0.44
Granted	340,000	0.39	–	0.69	0.65
Expired	—		—		—
Balance, June 30, 2017	10,256,586	$0.23	–	1.89	$0.44

					Weighted Average
As of June 30, 2018:	Options	Exercise			Price per
	Outstanding	Price per share			share
Balance, December 31, 2017	9,831,586	$0.23	–	1.89	$0.44
Granted	—		—		—
Expired	(70,000)	1.45	–	1.89	1.79
Balance, June 30, 2018	9,761,586	$0.23	–	1.65	$0.43

Options issued Outside of the 2007 Equity Incentive Plan

During the six-months ended June 30, 2018, we issued options to purchase 1,008,268 shares of our common stock at exercise prices ranging between $0.23 – $0.43 per share to vendors and to members of our board of directors in exchange for unpaid obligations for their services. The fair value of the options totaled $260,671 and is recorded as selling, general and administrative expenses.

During the six-months ended June 30, 2017, we issued options to purchase 820,879 shares of our common stock at exercise prices ranging between $0.43 – $0.67 per share to vendors and to members of our board of directors in exchange for unpaid obligations for their services. The fair value of the options totaled $277,074 and is recorded as selling, general and administrative expenses.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On May 2, 2017, pursuant to his employment agreement, we granted to Mr. Calvert, an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments on the anniversary of the agreement for five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. The fair value of this option totaled $1,679,095 and will be amortized monthly through May 2, 2022. During the six months ended June 30, 2017, we recorded $27,985 and during the six months ended June 30, 2018 we recorded $167,910 of selling, general and administrative expense.

Exercise of Stock Option

On April 30, 2017, the Company’s president, Dennis Calvert, delivered a notice of exercise of 3,866,630 shares pursuant to his stock option agreement dated April 30, 2007. The exercise price was $0.18 per share, and the Company issued 2,501,937 shares, calculated by multiplying the difference between the market price of $0.51 and the exercise price of $0.18 with the number of shares exercised, and dividing that amount by the market price. No cash consideration was tendered with respect to the exercise. The remaining 3,866,629 shares available for purchase under the option agreement expired unexercised.

Pursuant to a “lock-up agreement” dated April 30, 2017, Mr. Calvert agreed to restrict the sales of the shares received until the earlier of (i) the consummation of a sale (in a single transaction or in a series of related transactions) of the Company by means of a sale of (a) a majority of the then outstanding common stock (whether by merger, consolidation, sale or transfer of common stock, reorganization, recapitalization or otherwise) or (b) all or substantially all of its assets; and (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology; and (iii) the Company’s breach of the employment agreement between the Company and Calvert dated May 2, 2017 and resulting in Calvert’s termination.

Activity of our stock options issued outside of the 2007 Equity Incentive Plan for the six months ended June 30, 2017 and 2018 is as follows:

					Weighted
					Average
As of June 30, 2017:	Options	Exercise			Price per
	Outstanding	Price per share			share
Balance, December 31, 2016	20,148,766	$0.18	–	1.00	$0.43
Granted	4,552,201	0.43	–	0.67	0.47
Expired	3,866,629		0.18		0.18
Exercised	(3,866,630)		0.18		0.18
Balance, June 30, 2017	16,967,708	$0.18	–	1.00	$0.41

					Weighted
					Average
As of June 30, 2018:	Options	Exercise			Price per
	Outstanding	Price per share			share
Balance, December 31, 2017	20,018,408	$0.25	–	1.00	$0.51
Granted	1,008,268	0.23	–	0.43	0.26
Expired	(2,400,000)		0.99		0.99
Balance, June 30, 2018	18,626,676	$0.25	–	1.00	$0.45

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For employees, we recognize compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes Option Pricing Model. The following methodology and assumptions were used to calculate share-based compensation for the six months ended June 30:

	2017						2018
	Non Plan			2007 Plan			Non Plan			2018 Plan
Risk free interest rate	2.29	-	2.40%	2.31	-	2.40%	2.43	–	2.91%	2.91%
Expected volatility	578	-	601%	578	-	601%	548	–	563%	548%
Expected dividend yield		—			—			—		—
Forfeiture rate		—			—			—		—
Expected life in years		7			7			7		7

Expected price volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Expected volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rate used in the Black-Scholes calculation is based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Historically, we have not had significant forfeitures of unvested stock options. A significant number of our stock option grants are fully vested at issuance or have short vesting provisions. Therefore, we have estimated the forfeiture rate of our outstanding stock options as zero.

Note 7. Warrants

Reduction of Warrant Exercise Price

During the three months ended June 30, 2018, certain holders of outstanding warrants to purchase common stock received in prior unit offerings paid us cash in exchange for a reduction of the exercise price in their warrant(s).  In the aggregate, we received $148,854 from holders of 37 warrants which allow for the purchase of an aggregate 4,326,358 shares of our common stock. Exercise prices of these warrants were reduced to $0.30. Management determined that the appropriate accounting treatment for the reduction in the exercise price of the warrants was a capital transaction rather than a contract modification treatment analogous to changes in stock option contracts. As such, the fair market value was equal to the cash received, $148,854.

Warrants Issued Concurrently with Spring 2018 Unit Offering

During the three months ended March 31, 2018, pursuant to the terms of our Spring 2018 Unit Offering (see Note 5), we issued a warrant to purchase up to 333,333 shares of our common stock at an exercise price of $0.48 per share to the investor in the Spring 2018 Offering. The warrant expires April 20, 2023. The relative fair value of the warrant resulted in $49,306 recorded as a discount on our convertible notes on our consolidated balance sheet in the period issued.

The Company may “call” the warrants issued in the Spring 2018 Offering, requiring the holder to exercise their warrant within 30 days or forever lose the rights to do so, if the following conditions have been met: (i) the shares of common stock underlying the warrants are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Warrants Issued Concurrently with Line of Credit Offering

During the three months ended March 31, 2018, pursuant to the terms of our Line of Credit (see Note 5, “Line of Credit, matures September 1, 2019”), we issued warrants to purchase up to an aggregate 390,000 shares of our common stock at an exercise price of $0.35 per share. These warrants expire March 1, 2023. The relative fair value of these warrants resulted in $85,002 recorded as a discount on our “convertible notes payable and line of credit” on our consolidated balance sheet in the period issued.

The Company may “call” these warrants, requiring the holder to exercise their warrants within 30 days or forever lose the rights to do so, if the following conditions have been met: (i) the shares of common stock underlying the warrants are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price.

Warrants Issued Concurrently with Note Payable

During the three months ended March 31, 2018, pursuant to the terms of the note payable. (see Note 5, “Note payable, matures March 8, 2020”), we issued warrants to purchase up to an aggregate 150,000 shares of our common stock at an exercise price of $0.35 per share. At the end of each month 6,250 warrants vest as long as the note payable is outstanding. Although the note matures March 8, 2020, the investor may call the note at any time after June 30, 2018. Thus, a minimum of 25,000 warrants will vest, and the fair value of these warrants totaled $6,500. Of this amount $1,625 was recorded as interest expense and the remaining $4,875 is recorded as a discount on our consolidated balance sheet in the period issued. These warrants expire February 28, 2023.

Warrants Issued to Summer 2017 Unit Offering Investors

Pursuant to the Summer 2017 Unit Offering, we issued warrants to purchase the number of shares of stock equal to each investor’s investment amount, divided by the “unit price” set forth in a “pricing supplement”. The offering documents assured the investors that in the event a subsequent pricing supplement offered a lower conversion or exercise price, prior investors would be given those favorable terms. On February 12, 2018, we issued a third pricing supplement, lowering the unit price to $0.30. As a result of this reduction, the number of shares purchasable pursuant to warrants issued to prior investors increased by an aggregate 416,478 shares. Additionally, during the three months ended March 31, 2018, we accepted two final investments in the aggregate amount of $80,000, pursuant to the third pricing supplement, and issued these investors warrants to purchase an aggregate 266,667 shares. The relative fair value of these warrants, including the increase in purchasable shares, resulted in $103,322 recorded as a discount on our consolidated balance sheet in the period issued.

Warrants Issued Concurrently with One Year Convertible Notes

We have accepted $250,000 investments and issued one-year OID convertible notes on three occasions: July 8, 2016, December 30, 2016, and July 17, 2017. In addition to the notes, the investors received warrants on each of those three dates to purchase an aggregate 400,000 shares of our common stock. These warrants were initially exercisable at $0.65 per share (for July 2016 warrants), $0.70 per share (for December 2016 warrants), and $0.65 per share (for July 2017 warrants), and expire five years from the date of grant. Each of the warrants contain a provision that the exercise price may be reduced in the event we sell our common stock or issue warrants to third parties at a lower prices, with particular exclusions, the details of which are available in our Form 10-K. The exercise price of these warrants has decreased, and the number of shares increased, on multiple occasions prior to December 31, 2017, most recently on December 11, 2017, at which time the exercise price was reduced to $0.394 per share, and the number of shares issuable pursuant to the warrants, in the aggregate, increased from the original 1,200,000 shares, to 2,081,216.

On February 22, 2018, we sold shares of our common stock at $0.25 per share (see Note 4). Since these securities were sold at less that the then previously adjusted $0.394 warrant exercise price, the exercise price of the warrants were decreased from $0.394 to $0.25 per share, and the number of shares issuable pursuant to the warrants increased by an aggregate 1,198,784 shares. The fair value of the warrants issued totaled $297,439 and is recorded as a deemed dividend in our equity statement for the six months ended June 30, 2018.

We have certain warrants outstanding to purchase our common stock, at various prices, as described in the following table:

	Number of
	Shares	Price Range
As of June 30, 2017
Outstanding as of December 31, 2016	20,035,114	$0.125	–	1.00
Issued	990,727	$0.42	–	0.70
Exercised	(510,000)		$0.30
Outstanding as of June 30, 2017	20,515,841	$0.125	–	1.00

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

As of June 30, 2018
Outstanding as of December 31, 2017	22,104,817	$0.125	–	1.00
Issued	2,611,513	$0.25	–	0.48
Exercised	—		—
Expired	(2,683,400)		$0.40
Outstanding as of June 30, 2018	22,032,930	$0.125	–	1.00

The fair value of each award grant is estimated on the date of grant using the Black-Scholes option-pricing model. The determination of expense of warrants issued for services or settlement also uses the option-pricing model. The principal assumptions we used in applying this model were as follows for the six months ended June 30:

	2017			2018
Risk free interest rate	1.83	–	1.93%		2.54%
Expected volatility	293	–	297%		252%
Expected dividend yield		—			—
Forfeiture rate		—			—
Expected life in years		5		5	-	10

The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant. Expected volatilities are based on historical volatility of our common stock.

Note 8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses included the following:

	December	June
	31, 2017	30, 2018
Accounts payable and accrued expenses	$88,381	$149,338
Accrued interest	50,748	72,926
Accrued payroll	84,976	32,393
Total accounts payable and accrued expenses	$224,105	$254,657

Issuance of Common Stock in exchange for payment of payables

Payment of Officer Salaries

On March 31, 2018, we issued 323,030 shares of our common stock at $0.26 per share in lieu of $83,665 of accrued and unpaid obligations to two of our officers. The price-per-share was based on the closing price of our common stock on the last day of the month.

On June 29, 2018, we issued 176,947 shares of our common stock at $0.43 per share in lieu of $75,968 of accrued and unpaid obligations to two of our officers. The price-per-share was based on the closing price of our common stock on the last day of the month.

Payment of Consultant Fees

During the six months ended June 30, 2018, we issued 948,280 shares of our common stock, at prices ranging between $0.23 - $0.41 per share, in lieu of $246,966 of accrued and unpaid obligations to consultants.

During the six months ended June 30, 2017, we issued 307,829 shares of our common stock, at prices ranging between $0.43 - $0.52, in lieu of $493,827 of accrued and unpaid obligations to consultants.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Payment of Accrued Interest

During the six months ended June 30, 2018, we issued 1,919,806 shares of our common stock, at prices ranging between $0.31 – 0.42 per share, in lieu of accrued interest totaling $493,783.

During the six months ended June 30, 2017, we issued 683,875 shares of our common stock, at prices ranging between, $0.41 – $0.70 per share, in lieu of accrued interest totaling $337,246.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Note 9. Noncontrolling Interest

Clyra Medical Technologies

Our subsidiary Clyra Medical Technologies, Inc. (“Clyra”) was formed to develop and sell medical products containing our technology,. Although we initially owned 100% of this subsidiary, we have issued shares to management and to investors. As of June 30, 2018, we own 46.3% of Clyra’s outstanding shares. Clyra’s three-member board of directors includes BioLargo president Dennis P. Calvert, BioLargo board member (and also an owner of Clyra’s Series A preferred shares) Jack B. Strommen, and Clyra’s president.

Clyra’s Series A preferred shares (“Preferred Shares”) accrue an annual dividend of 8% for a period of five years. Although the dividends began to accrue immediately, Clyra has no obligation to declare a dividend until a product of the company has received a premarket approval by the United States Federal Drug Administration (“FDA”), or for which a premarket notification pursuant to form 510(k) has been submitted and for which the FDA has given written clearance to market the product in the United States (either, “FDA Approval”). After FDA Approval, annually on December 20, and unless prohibited by California law governing distributions to shareholders, Clyra is required to declare and pay any accruing dividends to holders of Preferred Shares then accrued but unpaid. As the declaration and payment of such dividends is contingent on an uncertain future event, no liability has been recorded for the dividends. The accumulated and undeclared dividend balance as of June 30, 2018 is $150,000.

Holders of Preferred Shares are entitled to preferential payments in the event of a liquidation, dissolution or winding up of the company, in an amount equal to any accrued and unpaid dividends. After such preference, any remaining assets are distributed pro-rata between holders of Clyra common stock and Preferred Shares as if the Preferred Shares had converted to Clyra common stock. Holders of Preferred Shares may convert the shares to Clyra common stock initially on a one-to-one basis. The conversion formula is subject to change in the event Clyra sells stock at a lower price than the price paid by Sanatio.

On March 31, 2017, Clyra obtained a $250,000 line of credit from Sanatio Capital LLC, accruing interest at a rate of 10% per annum and a 5% original issue discount. The line of credit was scheduled to mature on March 31, 2019, but was subsequently converted to Clyra stock in full payment (see below).

In April 2017, BioLargo purchased 500 shares of Clyra common stock from a former member of Clyra’s management for $40,000.

In August 2017, Clyra commenced a private offering of its common shares at a price of $160 per share, and accepted $1,000,000 in subscriptions. It issued 6,250 shares of its common stock to two investors. Of that amount, BioLargo invested $250,000 and was issued 1,562.5 shares. On August 4, 2017, Clyra issued 1,690 shares of its common stock at $160 per share to Sanatio in exchange for payment of the $270,400 principal and interest outstanding under the line of credit held by Sanatio (see above). Subsequent to the issuance of shares to investors in the offering, and to Sanatio for the conversion of the line of credit, BioLargo owned 15,297.5 shares of Clyra common stock, which is 46.3% of the outstanding stock at Clyra. Two members of BioLargo’s board of directors (Dennis P. Calvert and Jack B. Strommen) comprise a majority of the three-member Clyra board of directors. Management has determined that BioLargo does control Clyra after reviewing the guidance of ASC Topic 810, “Consolidation”. While BioLargo does not have voting interest control through 50% ownership of Clyra, it does exercise control under the Variable Interest Model. BioLargo is the primary beneficiary since it has the power to direct Clyra’s activities that most significantly impact Clyra’s performance and it has the obligation to absorb losses or receive benefits (through royalties and licensing) that could be potentially significant to Clyra. BioLargo has consolidated Clyra’s operations through June 30, 2018.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 10. Biolargo Engineering, Science and Technologies, LLC

In September 2017, we commenced a full-service environmental engineering firm and formed a Tennessee entity named BioLargo Engineering, Science & Technologies, LLC (“BLEST”). In conjunction with the start of this subsidiary, we entered into a three-year office lease in the Knoxville, Tennessee area, and entered into employment agreements with seven scientists and engineers. These agreements and related operational obligations add approximately $100,000 to our monthly budget for payroll, taxes, benefits, insurance, and other related obligations. The company was capitalized with two classes of membership units: Class A, 100% owned by Biolargo, and Class B, held by management of BLEST, and which initially have no “profit interest,” as that term is defined in Tennessee law. However, over the succeeding five years, the Class B members can earn up to a 30% profit interest. They also have been granted options to purchase up to an aggregate 2,000,000 shares of BioLargo, Inc. common stock. The profit interest and option shares are subject to a five year vesting schedule tied to the performance of the subsidiary, including gross revenue targets that increase over time, obtaining positive cash flow by March 31, 2018 (which was not met), collecting 90% of its account receivables, obtaining a profit of 10% in its first year (and increasing in subsequent years), making progress in the scale-up and commercialization of our AOS system, and using BioLargo research scientists (such as our Canadian team) for billable work on client projects. These criteria are to be evaluated annually by a committee of the company (which includes BioLargo’s president, CFO, and BLEST’s president), beginning September 2018. The details of these transactions were reported on a Form 8-K filed with the SEC on September 8, 2017. Given the significant performance criteria, the Class B units and the stock options will only be recognized in compensation expense if or when the criteria are satisfied. It is still too early to make a determination as to whether BLEST will meet some of the performance criteria. Through June 30, 2018 and as of the end of 2017, BLEST has not met any of the criteria and therefore no portion of the Class B Units and stock options have been earned or vested.

Note 11. Commitments and Contingencies

Calvert Employment Agreement

On May 2, 2017, the Company entered into an employment agreement with its President and Chief Executive Officer Dennis P. Calvert (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as our President and Chief Executive Officer and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or pled guilty or nolo contendere in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one-half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Clyra Consulting Agreement

Our partially owned subsidiary Clyra (see Note 9) entered into a consulting agreement with Beach House Consulting, LLC, through which Jack B. Strommen will be providing consulting services to Clyra related to its sales and marketing activities once it has received FDA Approval (as defined in Note 9 and the associated agreement) on a product, at which point the agreement provides that Mr. Strommen is to receive $23,438 per month for a period of four years. This agreement has not started, and the total cash obligation related to the agreement would be $1,125,024 over four years.

Note 12. Subsequent Events.

Management has evaluated subsequent events through the date of the filing of this Quarterly Report and management noted the following for disclosure.

Conversion of Debt Obligations

One-year convertible notes, mature July 18, 2018

On July 2, 2018, the holders of two one-year notes in the aggregate principal amount of $280,000, which were due to mature on July 18, 2018, tendered an offer to the Company to convert 100% of the balance due on the outstanding notes into shares of our common stock in lieu of receiving cash. We accepted the offer and agreed to convert the principal balance of $280,000 and $8,400 outstanding interest into an aggregate 1,153,600 shares of our common stock, at $0.25 per share. The notes were issued July 18, 2017, and originally provided for a conversion price of $0.42 per share.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Nine-month convertible note, matures October 16, 2018

On July 16, 2018, the holder of a nine-month note with an original principal amount of $150,000 maturing October 16, 2018 submitted a notice to convert the remaining principal due on the note of $54,239. We issued an aggregate 217,960 shares at $0.25 per share, consisting of 216,950 shares for payment of principal, and 1,010 for payment of accrued interest. As of the date of this Report, this note is paid in full.

Subsequent to these conversions our outstanding debt obligations are as follows:

	June 30, 2018	August 14, 2018
Current liabilities
Convertible notes payable
One-year convertible notes, mature July 18, 2018 *	$280,000	$—
Convertible notes, mature June 1, 2018	—	—
Nine-month convertible note, matures September 18, 2018	447,975	447,975
Nine-month convertible note, matures October 16, 2018 *	54,239	—
Total convertible notes payable	$782,214	$447,975

Long-term liabilities:
Line of credit, matures September 1, 2019	$390,000	$390,000
Convertible notes payable
Convertible note, matures July 20, 2019	440,000	440,000
Convertible notes, mature December 31, 2019	75,000	75,000
Note payable, matures March 8, 2023 (or on demand 60 days’ notice)	50,000	50,000
Convertible notes, mature June 20, 2020	125,000	125,000
Convertible notes, mature April 20, 2021	100,000	100,000
Convertible notes, mature June 15, 2021	82,500	82,500
Total convertible notes payable	$872,500	$872,500

Total	$2,044,714	$1,710,475

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

BioLargo, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BioLargo, Inc. and Subsidiaries (the “Company”) as of December 31, 2016 and 2017, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016 and 2017, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has experienced recurring losses, negative cash flows from operations, has limited capital resources, and a net stockholders’ deficit. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for derivative liabilities in 2017 due to the early adoption of a new accounting pronouncement.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

Report of Independent Registered Public Accounting Firm (continued)

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HASKELL & WHITE LLP

We have served as the Company’s auditor since 2011.

Irvine, California

March 16, 2018

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND DECEMBER 31, 2017

	DECEMBER 31, 2016	DECEMBER 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,910,153	$990,457
Accounts receivable, net of allowance	67,994	94,413
Inventories	34,446	53,973
Prepaid expenses and other current assets	4,089	20,000
Total current assets	2,016,682	1,158,843

Equipment, net of depreciation	59,315	108,865
Other non-current assets, net of amortization	36,729	32,530
Deferred offering cost	—	195,182
Total assets	$2,112,726	$1,495,420
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$200,103	$224,105
Accrued officer bonus	80,000	—
Convertible notes payable	560,000	5,248,847
Discount on convertible notes payable, net of amortization	(398,910)	(1,257,182)
Derivative warrant liability	663,560	—
Line of credit	50,000	—
Total current liabilities	1,154,753	4,215,770

Long-term liabilities:
Convertible notes payable	5,250,668	1,539,271
Discount on convertible notes payable and line of credit, net of amortization	(3,522,497)	(850,000)
Total liabilities	2,882,924	4,905,041

COMMITMENTS, CONTINGENCIES (Note 12)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred Series A, $.00067 Par Value, 50,000,000 Shares Authorized, -0- Shares Issued and Outstanding, at December 31, 2016 and December 31, 2017, respectively.	—	—
Common stock, $.00067 Par Value, 200,000,000 Shares Authorized, 92,975,970 and 104,164,465 Shares Issued, at December 31, 2016 and December 31, 2017, respectively.	62,179	69,871
Additional paid-in capital	90,609,774	97,093,144
Accumulated other comprehensive loss	(81,694)	(62,489)
Accumulated deficit	(91,915,426)	(101,204,846)
Total Biolargo Inc. and Subsidiaries stockholders’ equity (deficit)	(1,325,167)	(4,104,320)
Non-controlling interest (Note 10)	554,969	694,699
Total stockholders’ equity (deficit)	(770,198)	(3,409,621)
Total liabilities and stockholders’ equity (deficit)	$2,112,726	$1,495,420

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2017

	DECEMBER 31, 2016	DECEMBER 31, 2017

Revenue
Product revenue	$226,106	$503,982
Service revenue	—	12,231
License revenue	55,000	—
Total revenue	281,106	516,213
Cost of revenue	(105,877)	(322,717)
Gross profit	175,229	193,496

Selling, general and administrative expenses	3,714,398	4,429,100
Research and development	1,381,956	1,629,580
Depreciation and amortization	13,736	29,841
Operating loss	(4,934,861)	(5,895,025)

Other (expense) income
Grant income	161,430	139,549
Tax credit income	—	71,130
Interest expense	(3,129,104)	(3,862,173)
Change in derivative liability	(171,800)	—
Total Other (expense) income	(3,139,474)	(3,651,494)

Net loss	(8,074,335)	(9,546,519)

Net loss attributable to noncontrolling interest	(234,604)	(429,215)
Net loss attributable to common shareholders	$(7,839,731)	$(9,117,304)

Net loss per share attributable to common stockholders:

Loss per share attributable to shareholders – basic and diluted	$(0.09)	$(0.10)
Weighted average number of common shares outstanding:	87,936,783	98,941,169

Comprehensive loss attributable to common shareholders

Net Loss	$(8,074,335)	$(9,546,519)
Foreign translation adjustment	(41,127)	19,205
Comprehensive loss	(8,115,462)	(9,527,314)

Comprehensive loss attributable to noncontrolling interest	(234,604)	(429,215)
Comprehensive loss attributable to shareholders	$(7,880,858)	$(9,098,099)

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2017

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Non- controlling	Total stockholders’
	Shares	Amount	capital	deficit	loss	interest	equity (deficit)
Balance, December 31, 2015	85,648,015	$57,236	$84,410,821	$(84,075,695)	$40,567	$789,573	$1,141,368
Issuance of common stock to vendors and interest to note holders	2,342,264	1,599	991,479	—	—	—	993,078
Conversion of 2015 Unit offering notes into shares of common stock	2,167,420	1,452	587,919	—	—	—	589,371
Exercise of warrants	2,818,271	1,892	862,117	—	—	—	864,009
Stock option compensation expense	—	—	751,113	—	—	—	751,113
Warrants and conversion feature issued as discount on convertible notes payable and line of credit	—	—	3,006,325	—	—	—	3,006,325
Net loss	—	—	—	(7,839,731)	—	(234,604)	(8,074,335)
Foreign currency translation	—	—	—	—	(41,127)	—	(41,127)

Balance, December 31, 2016	92,975,970	$62,179	$90,609,774	$(91,915,426)	$(81,694)	$554,969	$(770,198)
Issuance of common stock for service	984,070	670	460,643	—	—	—	461,313
Issuance of common stock for interest	1,436,751	1,149	673,161	—	—	—	674,310
Stock to CEO	1,500,000	1,005	(1,005)	—	—	—	—
Conversion of notes	2,316,748	1,553	889,697	—	—	—	891,250
Exercise of warrants	510,000	343	152,657	—	—	—	153,000
Exercise of stock options	2,501,937	1,677	(1,677)	—	—	—	—
Financing fee in stock	738,998	496	304,004	—	—	—	304,500
Sale of stock for cash	1,199,991	799	510,286	—	—	—	511,085
Stock option compensation expense	—	—	1,103,090	—	—	—	1,103,090
Warrants and conversion feature issued as discount on convertible notes payable and line of credit	—	—	1,145,383	—	—	—	1,145,383
Purchase of Clyra shares	—	—	—	—	—	(40,000)	(40,000)
Issuance of Clyra shares	—	—	411,455	—	—	608,945	1,020,400
Deemed dividend for the change in accounting for derivative liability	—	—	343,916	(343,916)	—	—	—
Cumulative effect of change in accounting for derivative liability (Note 3)	—	—	491,760	171,800	—	—	663,560
Net loss	—	—	—	(9,117,304)	—	(429,215)	(9,546,519)
Foreign currency translation	—	—	—	—	19,205	—	19,205

Balance, December 31, 2017	104,164,465	$69,871	$97,093,144	$(101,204,846)	$(62,489)	$694,699	$(3,409,621)

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2017

	DECEMBER 31, 2016	DECEMBER 31, 2017
Cash flows from operating activities
Net loss	$(8,074,335)	$(9,546,519)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option compensation expense	751,113	1,103,090
Common stock issued for interest, in lieu of salary to officers and fees for services from vendors	993,078	1,095,623
Interest expense related to amortization of the discount on convertible notes payable and line of credit and deferred financing costs	2,610,764	3,058,108
Change in fair value of derivative liability	171,800	—
Deferred offering expense	—	10,818
Amortization and depreciation expense	15,887	29,841
Bad debt expense	—	2,500
Changes in assets and liabilities:
Accounts receivable	(26,563)	(28,919)
Inventories	2,989	(19,527)
Accounts payable and accrued expenses	(124,880)	114,402
Accrued officer bonus	80,000	(80,000)
Deposits	(135,000)	—
Prepaid expenses and other assets	14,235	(22,432)
Net cash used in operating activities	(3,720,912)	(4,283,015)
Cash flows from investing activities
Equipment purchases	(61,931)	(28,671)
Net cash used in investing activities	(61,931)	(28,671)
Cash flows from financing activities
Proceeds from convertible notes payable	2,307,000	1,798,700
Proceeds from the sale of stock in Clyra	—	750,000
Proceeds from sale of stock to Lincoln Park Capital	—	511,085
Proceeds from notes payable	500,000	—
Proceeds from line of credit	300,000	250,000
Proceeds from warrant exercise	864,009	153,000
Repurchase of Clyra shares	—	(40,000)
Repayment of letter of credit	—	(50,000)
Net cash provided by financing activities	3,971,009	3,372,785
Net effect of foreign currency translation	(41,127)	19,205
Net change in cash	147,039	(919,696)
Cash at beginning of year	1,763,114	1,910,153
Cash at end of year	$1,910,153	$990,457
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$6,731	$8,708
Income taxes	$7,681	$5,350
Non-cash investing and financing activities
Fair value of warrants issued with convertible notes and letter of credit	$3,006,325	$1,145,383
Conversion of lines of credit into convertible notes payable	$250,000	$—
Conversion of convertible notes payable into common stock	$589,371	$891,250
Convertible Notes issued with Original Issue Discount	$—	$70,000
Fair value of stock issued for equipment	$—	$40,000
Fair value of stock issued for financing fees	$—	$304,500
Fair value of stock issued for conversion of Clyra line of credit	$—	$250,000
Stock grant to CEO	$—	$1,005
Exercise of stock options	$—	$1,677
Issuance of Clyra shares	$—	$411,455
Deemed dividend	$—	$343,916
Cumulative effect of change in account for derivative liability	$—	$663,560

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Organization

Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. For the year ended December 31, 2017, we had a net loss of $9,546,519, and, at December 31, 2017, we had a working capital deficit of $3,056,927, and current assets of $1,158,843. We have convertible debt obligations with an aggregate principal balance of $6,788,118, an accumulated deficit of $101,204,846, and a net stockholders’ deficiency. The foregoing factors raise substantial doubt about our ability to continue as a going concern. Ultimately, our ability to continue as a going concern is dependent upon our ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations by generating revenue from commercializing products incorporating our BioLargo technology. These consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

We have been, and anticipate that we will continue to be, limited in terms of our capital resources. Our total cash and cash equivalents were $990,457 at December 31, 2017. During the year ended December 31, 2017, we received $3,462,785 net proceeds from note payables and our private securities offerings, including the exercise of warrants issued in prior offerings. We generated revenues of $516,213 in the year ended December 31, 2017. Although this was an increase over the prior year, it was not sufficient to fund our operations. We believe our cash position is insufficient to maintain our current level of operations and research/development, and that we will be required to raise substantial additional capital to expand our operations and fund our future business plans. We intend to continue to raise money through private securities offerings for the foreseeable future, and through our agreement with Lincoln Park (see Note 4).

Organization

We were initially organized under the laws of the State of Florida in 1989, and in 1991 merged into a Delaware corporation. We have seven wholly-owned subsidiaries: BioLargo Life Technologies, Inc., organized under the laws of the State of California in 2006, Odor-No-More, Inc., organized under the laws of the State of California in 2009, BioLargo Water USA, Inc., organized under the laws of the State of California in 2013, BioLargo Water, Inc., organized under the laws of Canada in 2014, BioLargo Maritime Solutions, Inc. organized under the laws of the State of California in 2016, BioLargo Development Corp., organized under the laws of the State of California in 2016, and BioLargo Engineering Science and Technologies, LLC, organized under the laws of the State of Tennessee in 2017. Additionally, we own 46.3% of Clyra Medical Technologies, Inc. (“Clyra”), organized under the laws of the State of California in 2012 (see Note 10).

Business Overview

We feature three patent protected platform technologies with diverse product opportunities across multiple industries –AOS, CupriDyne, and Isan. Each features the use of the all-natural iodine molecule. While they all use iodine, they are quite different in terms of the methods by which they exploit the use of iodine, the form and composition of iodine used, and therefore their function and value proposition can be quite different for each commercial application.

Note 2. Summary of Significant Accounting Policies

In the opinion of management, the accompanying balance sheets and related statements of operations, cash flows, and stockholders’ deficit include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, and Clyra. Management believes Clyra’s financial statements are appropriately consolidated with that of the Company because the Company is Clyra’s largest shareholder, owning 46.3% of its outstanding voting stock at December 31, 2017, and two members of BioLargo’s board of directors are two of three members of Clyra’s board of directors (see Note 10). All intercompany accounts and transactions have been eliminated.

Foreign Currency

The Company has designated the functional currency of Biolargo Water, Inc., our Canadian subsidiary, to be the Canadian dollar. Therefore, translation gains and losses resulting from differences in exchange rates are recorded in accumulated other comprehensive income.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents. Substantially all cash equivalents are held in short-term money market accounts at one of the largest financial institutions in the United States. From time to time, our cash account balances are greater than the Federal Deposit Insurance Corporation insurance limit of $250,000 per owner per bank, and during such times, we are exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the financial institution. We do not anticipate non-performance by our financial institution.

Our cash balances were made up of the following:

	DECEMBER 31, 2016	DECEMBER 31, 2017

Biolargo, Inc. and wholly owned subsidiaries	$1,671,857	$461,914
Clyra Medical Technologies, Inc.	238,296	528,543
Total	$1,910,153	$990,457

Accounts Receivable

Trade accounts receivable are recorded net of allowances for doubtful accounts. Estimates for allowances for doubtful accounts are determined based on payment history and individual customer circumstances. The allowance for doubtful accounts as of December 31, 2016 and 2017 was $0 and $2,500, respectively.

Inventory

Inventories are stated at the lower of cost or net realizable value using the average cost method. Inventories consisted of:

	DECEMBER 31, 2016	DECEMBER 31, 2017

Raw material	$14,555	$34,104
Finished goods	19,891	19,869
Total	$34,446	$53,973

Other Assets

Other Assets consisted of payments made to purchase patents related to our commercialization efforts of the Isan system and a security deposit of $32,530 related to our business offices.

For each of the years ended December 31, 2016 and 2017, we recorded amortization expense totaling $10,920 and $10,920. As of December 31, 2017, the patents have been fully amortized.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment

Long-lived and definite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, then an impairment loss is recognized. The impairment loss is measured based on the fair value of the asset. Any resulting impairment is recorded as a reduction in the carrying value of the related asset in excess of fair value and a charge to operating results. For the years ended December 31, 2016 and 2017, management determined that there was no impairment of its long-lived assets.

Business segment information

During 2016 the Company operated as one business segment.  During 2017, the Company determined that it operates three business segments consisting of Odor-No-More, Clyra and Biolargo/other based on the manner in which the chief operating decision maker now manages these businesses, including resource allocation and performance assessment.

Odor-No-More is engaged in developing and selling products using the Biolargo technology. Clyra is engaged in developing medical products using the BioLargo technology, with an emphasis in advanced wound care.  Biolargo/Other includes certain functional roles that do not engage in revenue generating activities, such as corporate operations and oversight, research and development, and general corporate and administrative functions, including finance, human resources, marketing and legal. It also includes the Company’s engineering subsidiary, as it only recently commenced operations and does not have substantial activity as of December 31, 2017.

The 2017 Company segment information is as follows:

	Odor-No-More	Clyra	BioLargo / Other	Total
Revenues	$503,982	$—	$12,231	$516,213
Cost of goods/services	(315,203)	—	(7,514)	(322,717)
Depreciation and amortization	27,843	—	1,998	29,841
Interest expense	—	20,476	3,841,697	3,862,173
Expenditures for assets	4,200	—	24,471	28,671
Equipment, net of depreciation	46,392	—	62,473	108,865
Net loss	(500,000)	(914,622)	(8,267,912)	(9,546,519)
Tangible assets, net	210,725	528,543	756,152	1,495,420

Earnings (Loss) Per Share

We report basic and diluted earnings (loss) per share (“EPS”) for common and common share equivalents. Basic EPS is computed by dividing reported earnings by the weighted average shares outstanding. Diluted EPS is computed by adding to the weighted average shares the dilutive effect if stock options and warrants were exercised into common stock. For the years ended December 31, 2016 and 2017, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the warrants and stock options on the Company’s net loss.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for stock-based transactions, debt transactions, derivative liabilities, allowance for bad debt, asset depreciation and amortization, and payroll taxes, among others.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results of our financial statements.

Share-based Payments

For stock and stock options issued to consultants and other non-employees for services, the Company measures and records an expense as of the earlier of the date at which either: a commitment for performance by the non-employee has been reached or the non-employee’s performance is complete. The equity instruments are measured at the current fair value, and for stock options, the instruments are measured at fair value using the Black Scholes options model.

For equity instruments issued and outstanding where performance is not complete, but the instrument has been recorded, those instruments are measured again at their then current fair market values at each of the reporting dates (they are “marked-to market”) until the performance and the contract are complete.

Non-Cash Transactions

We have established a policy relative to the methodology to determine the value assigned to each intangible we acquire, and/or services or products received for non-cash consideration of our common stock. The value is based on the market price of our common stock issued as consideration, at the date of the agreement of each transaction or when the service is rendered or product is received.

Revenue Recognition

Revenues are recognized as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured. We also may generate revenues from royalties and license fees from our intellectual property. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of future benefit to the average licensee.

We are obligated to share any revenues under our license agreement on an equal basis with Peter Holdings Pty. Ltd. On July 1, 2016, per the terms of the agreement the $100,000 deposit received in 2014 was recorded to license revenue, offset by the $45,000 share paid to Peter Holdings Pty. Ltd.

Income Taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of asset and liabilities. Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We account for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by generally accepted accounting principles (“GAAP”). Under GAAP, the tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

Management believes the carrying amounts of the Company's financial instruments (excluding debt and equity instruments) as of December 31, 2016 and 2017 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, prepaid assets, accounts payable, lines of credit, and other assets and liabilities.

Government Grants

We have been awarded multiple research grants from the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP) and the National Science and Engineering Research Council of Canada (NSERC). The grants received are considered other income and are included in our consolidated statements of operations. We received our first grant in 2015 and have been awarded over 50 grants totaling approximately $1,300,000. Some of the funds from these grants are given directly to third parties (such as the University of Alberta or a third-party research scientist) to support research on our technology. The grants have terms generally ranging between six and eighteen months and support a majority, but not all, of the related research budget costs. This cooperative research allows us to utilize (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs, (iii) independent and credible validation of our technical claims.

The grants typically provide for (i) recurring monthly amounts, (ii) reimbursement of costs for research talent for which we invoice to request payment, and (iii) ancillary cost reimbursement for research talent travel related costs. All awarded grants have specific requirements on how the money is spent, typically to employ researchers. None of the funds may be used for general administrative expenses or overhead in the United States. These grants have substantially increased our level of research and development activities in Canada. We continue to apply for Canadian government and agency grants to fund research and development activities. Not all of our grant applications have been awarded, and no assurance can be made that any pending grant application, or any future grant applications, will be awarded.

Tax Credits

Our research and development activities in Canada may entitle our Canadian subsidiary to claim benefits under the “Scientific Research and Experimental Development (SR&ED) Program”, a Canadian federal tax incentive program designed to encourage Canadian businesses of all sizes and in all sectors to conduct research and development in Canada. Benefits under the program include credits to taxable income. If our Canadian subsidiary does not have taxable income in a reporting period, we instead receive a tax refund from the Canadian Revenue Authority. Those refunds are classified as Other Income on our statement of operations.

Recent Accounting Pronouncements

In July 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) No. 2017-11, “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815).” The relevant section for Biolargo is Topic 815 where it pertains to accounting for certain financial instruments with down round features. Until the issuance of this ASU, financial instruments with down round features required fair value measurement and subsequent changes in fair value were recognized in earnings. As a result of this ASU, financial instruments with down round features are no longer treated as a derivative liability measured at fair value. Instead, when the down round feature is triggered, the effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. For public entities, the ASU is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. Biolargo has elected early adoption as of July 1, 2017. (See Note 3.)

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2017, the FASB issued ASU 2017-09, “Compensation – Stock Compensation (topic 718)”. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: (i) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified, (ii) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified and (iii) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Management has analyzed the new guideline and it will not substantially impact our accounting for stock compensation awards.

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”. The amendments in this Update affect the guidance in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which we are required to apply for annual and interim periods beginning after December 15, 2017. Management’s current analysis is that the new guidelines currently will not substantially impact our revenue recognition. However, future licenses, if any, will require specific contract terms for the basis of royalty payments and for support and maintenance of the intellectual property that is the subject of the license.

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplifies several aspects of the accounting for share-based award transactions and adds two practical expedients for nonpublic entities. The new standards are effective for annual periods beginning after December 15, 2017. Management’s current analysis is that the new guidelines will not substantially impact our accounting for share-based payments.

In February 2016, the FASB issued ASU No. 2016-02, "Leases". The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Although management is still evaluating the potential impact of the adoption of this standard, its preliminary analysis is that the new guidelines will create a ROU asset and lease liability for the Company’s lease agreements in place at the time the standard goes into effect. Currently, the Company has two real property leases with terms longer than 12 months (see Note 12).

Note 3. Change in Derivative Liability Treatment

As discussed in Note 2, “Recent Accounting Pronouncements,” Biolargo has adopted ASU 2017-11 as of July 1, 2017. With this adoption, we eliminated the derivative liability, and the changes in the fair value of the derivative liability, related to negative covenants in multiple warrants issued that required a reduction of warrant exercise price under certain circumstances. The Company made a cumulative effect adjustment to the balance sheet as of January 1, 2017, which adjusted the beginning balance in the accumulated deficit account by $663,560. During 2017, we adjusted downward the warrant exercise price three times, and each time a divided was recognized in equity, as follows: (i) May 2017, a $216,000 dividend was recognized; (ii) in September 2017, a $83,111 dividend was recognized; and, (iii) in December 2017, a $44,805 dividend was recognized.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Lincoln Park Financing

On August 25, 2017, we entered into a stock purchase agreement (“LPC Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park agreed to purchase from us at our request up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over a period of three years. Concurrently, we entered into a registration rights agreement with Lincoln Park (“LPC RRA”), pursuant to which we were required to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 to register for resale under the Securities Act of 1933, as amended, the shares of common stock that have been or may be issued to Lincoln Park under the LPC Purchase Agreement. The registration statement was filed, and on September 22, 2017, it was deemed effective by the SEC. The LPC Purchase Agreement allows us, from time to time and at our sole discretion, to direct Lincoln Park to purchase shares of our common stock, subject to limitations in both volume and dollar amount. The volume of shares is limited to a maximum of 50,000 shares if our stock closes at less than $0.50 per share, 75,000 if it closes from $0.50 to $0.74 per share, 100,000 if it closes from $0.75 to $1.24 per share, and 200,000 if it closes at or above $1.25 per share. The maximum dollar amount for any single purchase is $500,000. There are no trading volume requirements under the LPC Purchase Agreement, and we alone control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement is the lower of (i) the lowest sale price on the date of purchase, or (ii) the average of the three lowest closing prices in the prior 12 business days. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the LPC Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the LPC Purchase Agreement or LPC RRA other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

In consideration for entering into the LPC Purchase Agreement, on August 25, 2017, we issued to Lincoln Park 488,998 shares of common stock as an “initial commitment fee.” For no additional consideration, when and if Lincoln Park purchases (at the Company’s discretion) any portion of the $10,000,000 aggregate commitment, we are required to issue up to 488,998 shares, pro-rata, as “additional commitment shares”. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $25,000 of our stock, then we would issue 1,222 additional commitment shares, which is the product of $25,000 (the amount we have elected to sell) divided by $10,000,000 (total amount we can sell Lincoln Park pursuant to the LPC Purchase Agreement) multiplied by 488,998 (the total number of additional commitment shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.

During the year ended December 31, 2017, we elected to sell Lincoln Park shares of our common stock for which we received $511,085, and issued Lincoln Park 1,175,000 shares, and 24,991 “additional commitment shares”. We recorded the stock sale in our equity statement and the additional shares issued as a fee for the transaction was offset against the shares issued. Subsequent to December 31, 2017, additional sales were made (see Note 13, “Subsequent Events”).

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Debt Obligations

The following table summarizes our debt obligations outstanding as of December 31, 2016 and 2017.

	2016	2017
Current liabilities
Line of credit	$50,000	$—
Convertible notes payable
One-year convertible notes, mature July 8, 2017	$280,000	$—
One-year convertible notes, mature December 30, 2017	280,000	—
One-year convertible notes, mature July 18, 2018	—	280,000
Convertible notes, mature June 1, 2018*	—	4,468,847
Nine-month convertible note, matures September 18, 2018	—	500,000
Total convertible notes payable	$560,000	$5,248,847

Long-term liabilities:
Convertible notes payable, net of current portion
Convertible notes, mature June 1, 2018*	$4,800,097	$—
Convertible notes, mature September 17, 2019	283,571	283,571
Convertible notes, mature December 31, 2019	167,000	292,000
Convertible notes, mature July 20, 2019	—	440,000
Convertible notes, mature June 20, 2020	—	523,700
Total convertible notes payable, net of current portion	$5,250,668	$1,539,271

Total	$5,860,668	$6,788,118

* The convertible notes that mature June 1, 2018, were considered “long-term” liabilities as of December 31, 2016, and “current” liabilities (due within one year) as of December 31, 2017. As such, those same liabilities are in both the “long-term” and “current” liabilities section in the above table.

For the years ended December 31, 2016 and 2017 we recorded $3,129,364 and $3,862,173 of interest expense related to the amortization of our discount on our convertible notes payable and interest from our convertible notes and line of credit.

Line of Credit

On June 6, 2016, we received $300,000 pursuant to a line of credit, accruing interest at a rate of 18% per annum, for which we have pledged our inventory and accounts receivable as collateral. At any time after December 1, 2017, the holder of the line of credit may call it due by providing 30 days’ notice of the due date, at which time all principal and outstanding interest is due and payable. Each investor, for no additional consideration, received a warrant to purchase our common stock. (See Note 7.) The warrant allows for the purchase of the number of common shares equal to the investment amount (e.g., one warrant share for each dollar invested).

On September 17, 2016, investors holding $250,000 of the line of credit converted their line of credit into convertible promissory notes and stock purchase warrants on the same terms and notes issued in the 2015 Unit Offering.

On December 20, 2017, we paid $51,907 to an investor holding $50,000 line of credit and $1,907 of accrued interest.

As of December 31, 2017, there are no lines of credit outstanding.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

One-Year Convertible Notes, mature July 8, 2017

On July 8, 2016, we received $250,000 and issued convertible promissory notes, convertible at $0.45 per share, with a maturity date of July 8, 2017, to two accredited investors, in the aggregate principal amount of $280,000. Interest was charged upon issuance at 3% per annum. In addition, we issued the two investors stock purchase warrants to purchase an aggregate 400,000 shares of our common stock exercisable at $0.65 per share, which expire five years from the date of grant. (See Note 7.)

On January 13, 2017, at the election of the holders of these notes, the principal amount was converted into 622,222 shares of our common stock.

One-Year Convertible Notes, mature December 30, 2017

On December 30, 2016, we received $250,000 and issued convertible promissory notes, convertible at $0.57 per share, with a maturity date of December 30, 2017, to two accredited investors, in the aggregate principal amount of $280,000. Interest was charged upon issuance at 3% per annum. The notes are convertible by the holders at any time. We have the right to convert the notes at any time after June 30, 2017, provided that our common stock closes at two times the conversion price for 10 consecutive business days. In addition, we issued the two investors warrants to purchase an aggregate 400,000 shares of our common stock exercisable at $0.75 per share, which expire five years from the date of grant. (See Note 7.)

The notes contain a conversion price protection feature such that if the Company issues a convertible promissory note at a lower conversion price, the holder may exchange the note for an investment on the same terms offered to the other investor. On July 18, 2017, because we issued notes at a $0.42 conversion price (see “One-Year Convertible Notes, mature July 18, 2018,” below), the holder elected to exchange these notes for notes on similar terms, reducing the conversion price of these notes from $0.57 to $0.42. Concurrently, the noteholders exercised their right to convert the principal into 666,667 shares of our common stock.

One-Year Convertible Notes, mature July 18, 2018

On July 18, 2017, we received $250,000 and issued convertible promissory notes, convertible at $0.42 per share, with a maturity date of July 18, 2018, to two accredited investors in the aggregate principal amount of $280,000. Interest was charged upon issuance at 3% per annum. The notes are convertible by the holders at any time. We have the right to convert the notes at any time after January 18, 2018, provided that our common stock closes at two times the conversion price for 10 consecutive business days. In addition, we issued the two investors warrants to purchase an aggregate 400,000 shares of our common stock exercisable at $0.65 per share, which expire five years from the date of grant. (See Note 7.)

The notes contain a conversion price protection feature such that if the Company issues a convertible promissory note at a lower conversion price, the holder may exchange the note for an investment on the same terms offered to the other investor.

Convertible Notes, mature June 1, 2018 (2015 Unit Offering)

On January 15, 2015, we commenced a private securities offering of “Units”, each Unit consisting of a convertible promissory note and Series A stock purchase warrant (“2015 Unit Offering”), which was closed on September 16, 2016. The price and availability of the Units were set forth in five “Pricing Supplements” issued from time-to-time. Each note issued is convertible into the Company’s common stock, at our discretion, at the Unit price set forth in the particular pricing supplement, and matures June 1, 2018.

During the year ended December 31, 2016, we received $2,140,000 from investors in the 2015 Unit Offering, and issued unsecured convertible promissory notes with a maturity date of June 1, 2018, which accrue interest at the rate of 12% per annum.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest due may be paid quarterly in cash or shares of common stock at our discretion; all interest due thus far has been paid in shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election. When paid in shares, the number of shares to be issued shall be calculated by dividing the principal amount invested by the Unit price, as it is established at the time of the original investment by the applicable Pricing Supplement. The notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as all of the following conditions are met: (i) the shares issued as payment are registered with the SEC, (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price. On June 15, 2017, a registration statement registering the shares issuable upon conversion was deemed effective by the SEC.

Each investor, for no additional consideration, received a Series A stock purchase warrant. (See Note 7.)

As of December 31, 2017, the outstanding balance for notes issued in the 2015 Unit Offering, maturing June 1, 2018 is as follows:

Unit/Conversion Price	Warrant Exercise Price	Total
$0.25	$0.40	$1,626,134
$0.35	$0.45	1,726,046
$0.55	$0.70	1,116,667
		$4,468,847

During year ended December 31, 2017, investors elected to convert an aggregate $331,250 principal amount of promissory notes issued in our 2015 Unit Offering into 1,009,192 shares of our common stock.

During the year ended December 31, 2016, investors elected to convert an aggregate $589,371 principal amount promissory notes issued in our 2015 Unit Offering into 2,167,420 shares of our common stock.

Convertible Note, matures September 18, 2018 (Vista Capital)

On December 18, 2017, we received $500,000 pursuant to a securities purchase agreement (the “Vista Purchase Agreement”) and a registration rights agreement (the “Vista RRA”) with Vista Capital Investments, LLC (“Vista Capital”), and issued a Note (the “Vista Note”) in the aggregate principal amount of $500,000 at 5% annual interest, which is convertible into shares of common stock of the Company at $0.394 per share, subject to the terms, and certain limitations and conditions, set forth in the Vista Purchase Agreement and Vista Note. The Vista Note matures on September 18, 2018. The Company has reserved 1,269,036 shares of common stock for issuance upon conversion of the Vista Note.

Pursuant to the Vista Purchase Agreement, the Company issued 250,000 shares of common stock to Vista Capital as a commitment fee at $0.39 per share and $98,500 is recorded as a discount on convertible notes and will amortize to interest expense over the term of the note.

Pursuant to the Vista RRA, the Company agreed to file a registration statement with the SEC registering all shares of common stock into which the Vista Note is convertible, and the 250,000 shares issued as a commitment fee. The Vista Purchase Agreement requires additional shares be issued for the commitment fee in the event the closing price of our common stock on the date the registration statement is deemed effective is lower than the closing price on December 18, 2017, (which was $0.41). In such event, additional shares would be issued such that the aggregate shares issued have the same value as the 250,000 shares issued on December 18, 2017. The beneficial conversion feature resulted in a $20,305 relative fair value recorded as a discount. The discount will be amortized monthly to interest expense through September 18, 2018.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Vista Capital represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended). The Vista Note, Vista Purchase Agreement, and Vista RRA contain customary representations, warranties, agreements and conditions including indemnification rights and obligations of the parties. The Vista Note contains a price protection provision such that if we issue a security with any term more favorable to the holder of such security that was not similarly provided in the Vista Note, then we shall notify Vista Capital of such additional or more favorable term and such term, at its option, shall become a part of the Vista Note.

Convertible Notes, mature September 17, 2019

On September 17, 2016, investors in the line of credit (see “Line of Credit” above), converted an aggregate principal amount of $250,000 plus accrued interest of $33,571 promissory notes convertible at $0.55 per share. Other than the maturity date of September 17, 2019, these notes contain the same terms as the notes issued in the 2015 Unit Offering. Our common stock closed at $0.70 on September 17, 2016. In addition to the convertible promissory notes, the investors received a Series A stock purchase warrant to purchase an aggregate 515,583 shares of our common stock at an exercise price of $0.70 per share (see Note 7).

Convertible Notes, mature December 31, 2019 (Winter 2016 Unit Offering)

On December 27, 2016, we commenced a private securities offering (titled the “Winter 2016 Unit Offering”) which offered the sale of $600,000 of “Units,” each Unit consisting of a convertible promissory note and stock purchase warrant. The promissory notes issued to investors were convertible at $0.57 per share, a discount to the market price of our stock on that date of $0.86, mature December 31, 2019, and bear interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election.

When paid in shares, the number of shares to be issued shall be calculated by dividing the principal amount invested by the $0.57 conversion price. Promissory notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as the following conditions are met: (i) the Shares issued as payment are registered with the SEC; and (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price. In addition to the convertible promissory note, each investor received a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by $0.57 (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of his original convertible note). The exercise price of the warrant is $0.70 per share of common stock and expire on December 31, 2021 (see Note 7). The Company may “call” the warrants, requiring the investor to exercise their warrants within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price. The shares underlying the warrants contain “piggy back” registration rights for any registrations subsequent to the Form S-1 filed January 24, 2017.

From inception of the offering through its termination on January 13, 2017, we received $292,000 from six investors, issued convertible notes in the aggregate of $292,000, and issued warrants to purchase 512,281 shares of our common stock.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Convertible Notes, mature June 20, 2020 (Summer 2017 Unit Offering)

On May 24, 2017, we commenced a private securities offering (titled the “Summer 2017 Unit Offering”) which offered the sale of $1,500,000 of “Units,” each Unit consisting of a convertible promissory note and stock purchase warrant. Concurrently, we issued Pricing Supplement No. 1., setting the initial unit/conversion price at $0.42 per share, and the initial warrant exercise price at $0.65 per share. The promissory notes issued to investors mature June 20, 2020, and bear interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election. Promissory notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as the following conditions are met: (i) the Shares issued as payment are registered with the SEC; and (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price.

In addition to the convertible promissory note, each investor received a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by the unit/conversion price (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of the note). (See Note 7.) The warrants expire on June 20, 2022. The Company may “call” the warrants, requiring the investor to exercise their warrants within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price.

Through December 31, 2017, we had received $523,700 in investments in the Summer 2017 Unit Offering, from ten accredited investors.

The offering documents assured the investors that in the event a subsequent pricing supplement offered a lower conversion or exercise price, prior investors would be given those favorable terms. On December 29, 2017, we issued a second pricing supplement, lowering the conversion price to $0.394. As a result of this reduction, we notified each investor of the decrease in conversion price, and increased the number of warrant shares available to each investor. (See Note 7.)

Two-Year Convertible Note, matures July 20, 2019

On July 20, 2017, the Company accepted $400,000 and issued a promissory note with a 10% original issue discount in the principal amount of $440,000, due in two years, that accrues interest at 12%. Interest is to be paid quarterly beginning October 1, 2017, in either cash, common stock, or an option to purchase common stock, in the holder’s discretion. Subsequent to December 31, 2017, the terms of the payment of interest was modified in an amendment to the note (see Note 13).At maturity, the note automatically converts, at the holder’s option, into either BioLargo common shares at $0.42 per share, 2,000 shares of Clyra Medical Technologies common stock held by BioLargo, or any combination thereof. The fair value of the beneficial conversion feature resulted in a $171,429 discount recorded on our balance sheet as a discount on convertible notes payable, net of current portion. The discount will be amortized monthly as interest expense through July 20, 2019.

Note 6. Share-Based Compensation

Common Stock

On May 2, 2017, pursuant to an employment agreement with the Company’s president, Dennis Calvert (see Note 12), we issued Mr. Calvert 1,500,000 shares of common stock, subject to a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Company will expense the fair value of the stock if and when it is probable that any of the conditions above are met.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2016 and 2017, we issued 2,342,264 and 2,420,821 shares of common stock in lieu of cash for fees for service provided by consultants, for equipment, to settle accrued and unpaid salary to officers and to settle our accrued interest liability, resulting in an aggregate grant date fair value of $993,078 and $1,135,623, which is recorded in selling general and administrative expense and as interest expense.

Stock Option Expense

During the year ended December 31, 2016 and 2017, we recorded an aggregate $751,113 and $1,103,090, respectively, in selling general and administrative expense related to the issuance of stock options. We issued options through our 2007 Equity Incentive Plan and outside of our 2007 Equity Incentive Plan.

2007 Equity Incentive Plan

On September 7, 2007, and as amended April 29, 2011, the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) was adopted as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years, which expired on September 7, 2017. The Board’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. As of September 2017, the Plan was closed to further stock option grants. The Company is in the process of implementing a new stock option plan for 2018.

On June 19, 2017, the date of our annual stockholders’ meeting, we recorded the issuance of options to purchase an aggregate 40,000 shares of our common stock to the non-employee members of our Board of Directors, pursuant to the terms of the 2007 Equity Plan which calls for an annual automatic issuance. The exercise price of $0.43 equals the price of our common stock on the grant date. The fair value of these options totaled $15,600 and was recorded as selling, general and administrative expense.

On February 10, 2017, we extended our engagement agreement with our Chief Financial Officer. The sole consideration for the one-year extension was the issuance of an option to purchase 300,000 shares of our common stock, at an exercise price of $0.69 per share which was equal to the closing price of our common stock on the date of grant. The option expires February 10, 2027, and vests over the term of the engagement with 125,000 shares having vested as of February 10, 2017, and the remaining shares to vest 25,000 shares monthly beginning March 1, 2017, and each month thereafter, so long as his agreement is in full force and effect. The fair value of the option totaled $207,000 and is recorded in selling, general and administrative expense on our statement of operations. The option has fully vested.

On June 20, 2016, we recorded the issuance of options to purchase an aggregate 40,000 shares of our common stock to the non-employee members of our Board of Directors, pursuant to the terms of the 2007 Equity Plan which calls for an annual automatic issuance. The exercise price of $0.45 equals the price of our common stock on the grant date. The fair value of these options totaled $18,000 and was recorded as selling, general and administrative expense.

On March 21, 2016, our Board of Directors extended by five years the expiration of options to purchase 307,777 shares of our common stock issued to our Board of Directors and vendors in March 2011. The options were originally issued in exchange for unpaid obligations and now expire on March 21, 2021. The weighted-average fair value of the options resulted in additional $119,971 of selling, general and administrative expenses.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity for our stock options under the 2007 Plan for the years ended December 31, 2016 and 2017 is as follows:

						Weighted
						Average
	Options	Shares	Exercise			Price per
	Outstanding	Available	price per share			share
Balances as of December 31, 2015	10,241,086	1,758,914	$0.22	–	1.89	$0.44
Granted	40,000	(40,000)			0.45	0.45
Exercised	(102,000)	—			0.35	0.35
Expired	(262,500)	262,500			0.40	0.40
Balance, December 31, 2016	9,916,586	1,981,414	0.22	–	1.89	0.44
Granted	340,000	—	0.39	–	0.69	0.65
Expired	(425,000)	—	0.40	–	0.94	0.91
Not issued, 2007 Plan closed September 2017	—	(1,981,414)			—	—
Balance, December 31, 2017	9,831,586	—	$0.22	–	1.89	$0.44

The following table summarizes the stock options issued under the 2007 Equity Plan outstanding at December 31, 2017.

Options outstanding and exercisable at December 31, 2017	Exercise price per share			Weighted average remaining years contractual life	Weighted average exercise price	Aggregate intrinsic value

100,000	$1.10	–	1.89	.5	$1.67	$—
892,135	0.28	–	0.99	1	0.51	6,900
1,020,000	0.25	–	0.70	2	0.55	3,400
3,650,528	0.22	–	0.51	3	0.37	192,206
1,656,262	0.34	–	0.40	4	0.36	54,044
715,161	0.28	–	0.40	5	0.36	23,455
640,000	0.30	–	0.65	6	0.48	27,000
477,500	0.40	–	0.60	7	0.42	—
340,000	0.45	–	0.57	8	0.56	—
340,000	0.39	–	0.69	9	0.65	—
9,831,586	$0.22	–	1.89	4	$0.44	$307,005

Options issued Outside of the 2007 Equity Incentive Plan

During the year ended December 31, 2017, we issued options to purchase 580,702 shares of our common stock at exercise prices ranging between $0.39 – $0.51 per share to members of our board of directors for fees for services totaling $262,501.

During the year ended December 31, 2017, we issued options to purchase 853,297 shares of our common stock at exercise prices ranging between $0.39 – $0.67 per share to vendors and employees in lieu of accrued and unpaid fees and salary totaling $453,170.

On December 29, 2017, we extended our engagement agreement with our Chief Financial Officer. The sole consideration for the one-year extension was the issuance of an option to purchase 300,000 shares of our common stock, at an exercise price of $0.39 per share which was equal to the closing price of our common stock on the date of grant. The option expires December 19, 2027, and vests over the term of the engagement with 75,000 shares having vested as of December 19, 2017 and the remaining shares to vest 25,000 shares monthly through September 30, 2018, so long as his agreement is in full force and effect. The fair value of the option totaled $117,000, and during the year ended December 31, 2017, we recorded $29,250 of selling, general and administrative expense.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 23, 2017, we issued to our Secretary an option to purchase 100,000 shares of our common stock at $0.45 per share, which expires October 23, 2027, and vests monthly in 10,000 share increments beginning November 23, 2017. The fair value of this option totaled $45,000, of which $9,000 was recorded as selling, general and administrative expense during 2017. The remaining fair value will be expensed through August 2018.

On October 17, 2017, we issued to an employee of our BioLargo Maritime Solutions, Inc. an option to purchase 100,000 shares of our common stock at $0.47 per share, which expires October 17, 2027, and vests monthly in 10,000 share increments beginning November 23, 2017. The fair value of these options totaled $94,000, of which $18,800 was recorded as selling, general and administrative expense during 2017. The remaining fair value will be expensed through August 2018.

On September 5, 2017, we issued options to purchase 2,000,000 shares of our common stock to the employees of our newly created engineering subsidiary (see Note 11). The options are non-qualified stock options, exercisable at $0.45 per share, the closing price of our common stock as of September 5th, exercisable for ten years from the date of grant and subject to vesting in five equal increments on the anniversary of the agreement for five years based on certain performance milestones related to the operations of the subsidiary. (See Note 11 for details of the performance milestones.) The options contain other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. The fair value of these options totals $900,000. Management chose not to expense the fair value of the options at this time because the subsidiary is just beginning operations and therefore reaching the performance milestones by September 2018 is uncertain.

On May 2, 2017, pursuant to his employment agreement (see Note 12), we granted to our president, Dennis P. Calvert, an option to purchase 3,731,322 shares of the Company’s common stock. The option is a non-qualified stock option, exercisable at $0.45 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant, and vesting in equal increments on the anniversary of the agreement for five years. Any portion of the option which has not yet vested shall immediate vest in the event of, and prior to, a change of control, as defined in the employment agreement. The option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. The fair value of this option totaled $1,679,095 and will be expensed monthly through May 2, 2022. During the year ended December 31, 2017, we recorded $195,894, of selling, general and administrative expense related to the option.

During the year ended December 31, 2016, we issued options to purchase 1,009,718 shares of our common stock at exercise prices ranging between $0.33 – $0.83 per share to vendors and to our members of our board of directors, in lieu of $316,007 in accrued and unpaid fees. The aggregate fair value of these options totaled $357,312 and is recorded as selling, general and administrative expenses.

The compensation expense of the previously issued options that vested during the year ended December 31, 2016 and 2017 was $99,600 and $250,425, respectively.

Exercise of Stock Option

On April 30, 2017, our president, Dennis P. Calvert, delivered a notice of exercise of 3,866,630 shares pursuant to his stock option agreement dated April 30, 2007. The exercise price was $0.18 per share, and the Company issued to Mr. Calvert 2,501,937 shares, calculated by multiplying the difference between the market price of $0.51 and the exercise price of $0.18 with the number of shares exercised, and dividing that amount by the market price. No cash consideration was tendered with respect to the exercise. The remaining 3,866,629 shares available for purchase under the option agreement expired unexercised.

Pursuant to a “lock-up agreement” dated April 30, 2017, Mr. Calvert agreed to restrict the sales of the shares received until the earlier of (i) the consummation of a sale (in a single transaction or in a series of related transactions) of the Company by means of a sale of (a) a majority of the then outstanding common stock (whether by merger, consolidation, sale or transfer of common stock, reorganization, recapitalization or otherwise) or (b) all or substantially all of its assets; and (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology; and (iii) the Company’s breach of the employment agreement between the Company and Calvert dated May 2, 2017 and resulting in Calvert’s termination.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity of our stock options issued outside of the 2007 Plan for the year ended December 31, 2016 and 2017 is as follows:

					Weighted
					average
	Options	Exercise			price per
	outstanding	price per share			share
Balance, December 31, 2015	19,394,975	$0.18	–	1.00	$0.40
Granted	1,009,718	0.33	–	0.83	0.48
Exercised	(255,927)			0.25	0.25
Balance, December 31, 2016	20,148,766	0.18	–	1.00	0.40
Granted	7,765,401	0.39	–	0.69	0.46
Exercised	(3,866,630)			0.18	0.18
Expired	(4,029,129)			0.18	0.18
Balance, December 31, 2017	20,018,408	$0.25	–	1.00	$0.51

The following table summarizes the stock options issued outside of the 2007 Equity Incentive Plan outstanding at December 31, 2017.

Number of shares outstanding at December 31, 2017	Exercise price range			Weighted average remaining years contractual life	Weighted average exercise price (outstanding)	Number of shares exercisable at December 31, 2017	Weighted average exercise price (exercisable)	Aggregate intrinsic value

2,400,000			$0.99	.04	$0.99	2,400,000	$0.99	$—
691,975			0.55	1	0.55	691,975	0.55	—
800,000			1.00	4	1.00	800,000	1.00	—
1,666,736	0.30	–	0.40	5	0.31	1,666,736	0.31	134,819
3,122,093	0.25	–	0.65	6	0.32	3,122,093	0.32	292,583
2,120,947	0.33	–	0.47	7	0.37	2,120,947	0.37	68,517
1,388,116	0.33	–	0.65	8	0.47	1,388,116	0.47	23,811
4,615,342	0.43	–	0.83	9	0.47	884,020	0.57	—
3,213,200	0.39	–	0.51	10	0.44	740,200	0.44	—
20,180,908	$0.22	–	1. 00	6.5	$0.51	13,882,086	$0.53	$519,731

We recognize compensation expense for stock option awards on a straight-line basis for employees over the applicable service period of the award, which is the vesting period. We recognize compensation expense for stock option awards for non-employees at the fair value on the grant date. Generally the options issued to non-employees have been earned upon issuance. For the instances that options are issued to non-employees with a vesting schedule, the fair value is recorded on each vesting date. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes Option Pricing Model.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following methodology and assumptions were used to calculate share-based compensation for the years ended December 31:

	2016						2017
	Non Plan			2007 Plan			Non Plan			2007 Plan
Risk free interest rate	1.91	–	2.49%	1.36	–	2.14%	2.29	–	2.43%	2.31	–	2.40%
Expected volatility	623	–	738%	315	–	738%	563	–	601%	578	–	601%
Expected dividend yield			—			—			—			—
Forfeiture rate			—			—			—			—
Life in years			7	3	–	7			7			5

Expected price volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Expected volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rate used in the Black-Scholes calculation is based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Historically, we have not had significant forfeitures of unvested stock options granted to employees and Directors. A significant number of our stock option grants are fully vested at issuance or have short vesting provisions. Therefore, we have estimated the forfeiture rate of our outstanding stock options as zero.

Note 7. Warrants

 We have certain warrants outstanding to purchase our common stock, at various prices, as described in the following table:

	Number of
	Shares	Price Range
Outstanding as of December 31, 2015	13,779,438	$0.125	–	1.00
Prior year extensions	4,634,637			0.30
Issued	6,822,855	0.35	–	0.75
Exercised	(2,818,271)	0.25	–	0.40
Expired	(2,383,545)	0.55	–	0.75
Outstanding as of December 31, 2016	20,035,114	$0.125	–	1.00
Issued	2,829,703	0.39	–	0.70
Exercised	(510,000)			0.30
Expired	(250,000)			0.40
Outstanding as of December 31, 2017	22,104,817	$0.125	–	1.00

Warrants Issued to Summer 2017 Unit Offering Investors

Pursuant to the terms of our Summer 2017 Unit Offering (see Note 5), we issued warrants to purchase an aggregate 1,246,906 shares of our common stock, at an exercise price of $0.65 per share. These warrants expire June 20, 2022. The relative fair value of these warrants resulted in $523,700 recorded as a long-term discount on our convertible notes.

The offering documents assured the investors that in the event a subsequent pricing supplement offered a lower conversion or exercise price, prior investors would be given those favorable terms. On December 29, 2017, we issued a second pricing supplement, lowering the conversion price to $0.394. As a result of this reduction, we notified each investor of the decrease in conversion price, and increased the number of warrant shares available to each investor. In the aggregate, the number of warrant shares increased by 82,283, such that the warrants, in the aggregate, allow for the purchase of 1,329,189 shares. The relative fair value of these additional warrants resulted in $32,090 recorded as a long-term discount on our convertible notes.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants Issued to Winter 2016 Unit Offering Investors

Pursuant to the terms of our Winter 2016 Unit Offering (see Note 5), we issued warrants to purchase an aggregate 512,281 shares of our common stock at an exercise price of $0.70 per share. Of this amount, warrants to purchase 292,983 shares were issued during the year ended December 30, 2016, and 219,298 shares were issued during the year ended March 31, 2017. These warrants expire December 31, 2021. The relative fair value of these warrants resulted in $167,000 and $125,000 in the years ended December 31, 2016 and 2017, respectively, recorded as a discount on our convertible notes. This offering is closed and no further warrants will be issued.

Warrants Issued Concurrently with One-Year Convertible Notes

On July 8, 2016, we issued warrants to purchase an aggregate 400,000 shares of our common stock to two investors who received one-year convertible notes with a maturity date of July 8, 2017 (see Note 5). These warrants were initially exercisable at $0.65 per share, and are scheduled to expire on July 8, 2021. The fair value of these warrants resulted in $160,000 discount on the one-year convertible notes. The warrants contain a provision that the exercise price may be reduced in the event we sell our common stock or issue warrants to third parties at a lower price, other than through our 2015 Unit Offering. On May 24, 2017, we commenced the Summer 2017 Unit Offering (see Note 5), offering promissory notes convertible at $0.42 per share. Since these securities were sold at less than the exercise price of the July 8, 2016 warrants, the exercise price of the warrants was decreased from $0.65 to $0.42 per share, and the number of shares issuable under the warrant increased by 219,048 shares to a total of 619,048 shares.

On December 30, 2016, we issued warrants to purchase an aggregate 400,000 shares of our common stock to two investors who received one-year convertible notes with a maturity date of December 30, 2017 (see Note 5). These warrants are initially exercisable at $0.75 per share and expire December 31, 2021. The stock price on the date of grant was $0.83. The fair value of warrants issued resulted in $280,000 discount on the one-year convertible notes. The warrants contain a provision that the exercise price may be reduced in the event we sell our common stock or issue warrants with a lower price, other than through our Winter 2016 Unit Offering, or stock or stock options to persons providing services to our company. On May 24, 2017, we commenced the Summer 2017 Unit Offering (see Note 5), offering promissory notes convertible at $0.42 per share. Since these securities were sold at less than the exercise price of the December 30, 2016 warrants, the exercise price of the warrants was decreased from $0.75 to $0.42 per share, and the number of shares issuable under the warrant increased by 314,285 shares to a total of 714,285 shares.

On July 18, 2017, we issued warrants to purchase an aggregate 400,000 shares of our common stock to two investors who received one-year convertible notes with a maturity date of July 18, 2018 (see Note 5). These warrants are initially exercisable at $0.65 per share and expire July 31, 2022. The warrants contain a provision that the exercise price may be reduced in the event we sell our common stock or issue warrants with a lower price, other than through our Summer 2017 Unit Offering, securities issued for the payment of interest on notes, any convertible note, warrants issued to these two investors, or stock or stock options issued for the reduction of accounts payable.  The fair value of these warrants resulted in a $280,000 discount recorded on our balance sheet as a discount on convertible note payable and will be amortized monthly as interest expense through July 18, 2022.

On September 26, 2017, we sold shares of our common stock to Lincoln Park (see Note 4) at $0.42 per share, and thus the exercise price of the warrants issued in July 2017 were decreased from $0.65 to $0.45 per share, and the number of shares issuable under the warrants increased by an aggregate 177,777 shares to a total of 577,777 shares. On October 23, 2017, we sold shares of our common stock to Lincoln Park (see Note 4) at $0.42 per share, and thus the exercise price of the warrants issued in July 2017, were decreased from $0.45 to $0.42 per share, and the number of shares issuable under the warrants increased by an aggregate 41,270  shares to a total of 619,047 shares. On December 11, 2017, we sold shares of our common stock to Lincoln Park (see Note 4) at $0.394 per share, and thus the exercise price of the warrants issued in July 2016, December 2016, and July 2017, were decreased from $0.42 to $0.394 per share, and the number of shares issuable under the warrants increased by an aggregate 128,838 shares to a total of 2,081,216 shares.

These warrants are no longer treated as derivative liabilities. Any adjustments in the warrant price and shares due to a down round will be treated as a dividend. (See Note 3).

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2015 Unit Offering Warrants

Pursuant to the terms of our 2015 Unit Offering, during the year ended December 31, 2016, we issued warrants to purchase up to an aggregate 5,429,872 shares of our common stock. Of this amount, warrants to purchase an aggregate 2,814,286 shares were issued at an exercise price of $0.45 per share, and warrant to purchase an aggregate 2,615,586 shares were issued at an exercise price of $0.70 per share. These warrants were issued to investors in our 2015 Unit Offering (see Note 5), as commissions to licensed brokers in conjunction therewith, and to other investors who converted their investments into notes on the same terms as the 2015 Unit Offering and Series A warrants. Series A Warrants totaling 4,059,744 expire June 1, 2020 and 854,545 expire July 31, 2021. The relative fair value of these warrants resulted in $2,115,874 recorded as a discount on our convertible notes on our consolidated balance sheets in the periods presented.

Warrants Issued Concurrently with Line of Credit

During the year ended December 31, 2016 we issued warrants to purchase an aggregate 300,000 shares of our common stock. These warrants are exercisable at $0.35 per share and expire in June 2021. The relative fair value of warrants issued resulted in $237,405 discount on the line of credit.

Pursuant to the terms of our line of credit, five line of credit holders exchanged their line of credit and accrued interest for notes and warrants on the terms offered in our 2015 Unit Offering totaling $283,571 (see Note 5). With the exchange, these note holders received additional warrants to purchase an aggregate 515,583 of our common stock at an exercise price of $0.70 which expire June 1, 2018. The fair value of the warrants and the intrinsic value of the beneficial conversion feature resulted in an aggregate $283,571 recorded as a discount on convertible notes payable.

Exercise of Warrants

During the year ended December 31, 2016 and 2017, we issued 2,818,271 and 510,000 shares, respectively, of our common stock from the exercise of outstanding stock purchase warrants and in exchange we received proceeds totaling $864,009 and $153,000, respectively.

To determine interest expense related to our outstanding warrants issued in conjunction with debt offerings, the fair value of each award grant is estimated on the date of grant using the Black-Scholes option-pricing model and the relative fair values are amortized over the life of the warrant. The determination of expense of warrants issued for services or settlement also uses the option-pricing model. The principal assumptions we used in applying this model were as follows:

	2016			2017
Risk free interest rate	.95	–	1.96%	1.71	–	2.10%
Expected volatility	301	–	315%	221	–	297%
Expected dividend yield			—			—
Forfeiture rate			—			—
Expected life in years	3	–	5	3	–	5

The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant. Expected volatilities are based on historical volatility of our common stock. The expected life in years is based on the contract term of the warrant.

Note 8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses included the following:

	December	December
	31, 2016	31, 2017
Accounts payable	$22,231	$171,872
Uncertain tax liability	137,500	1,485
Officer bonus	80,000	—
Accrued interest	40,372	50,748
Total accounts payable and accrued expenses	$280,103	$224,105

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The payroll tax liability is our estimate of payroll taxes due on the past services of independent contractors. Subsequent to December 31, 2017, we entered into an agreement with the IRS pursuant to its “Voluntary Classification Settlement Program”, and paid a settlement amount of $1,485 to the IRS in full satisfaction of this obligation, thereby reducing the liability as of December 31, 2017 to the settlement amount we paid subsequent to December 31, 2017.

On September 27, 2016, the board approved a $60,000 bonus for each of our Chief Executive and Chief Science Officers. As of December 31, 2016, $80,000 of this bonus remains to be paid. In January 2017, $40,000 was paid to each of our Chief Executive and Chief Science Officer.

Issuance of Common Stock in exchange for payment of payables

Payment of Officer Salaries

During 2017 we issued 148,705 shares of our common stock at $0.39 per share in lieu of $57,994 of accrued and unpaid obligations to our officers. During 2016 we did not issue stock for service to our officers as their salaries were paid in cash.

Payment of Consultant Fees and Accrued Interest

During 2017 we issued 2,272,116 shares of our common stock at a range of $0.39 – $0.70 per share in lieu of $1,077,629 of accrued interest and accrued and unpaid obligations to consultants.

During 2016, we issued 2,342,264 shares of our common stock at a range of $0.25 - $0.83 per share in lieu of $993,078 of accrued interest and accrued and unpaid obligations to consultants.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Note 9. Provision for Income Taxes

Given our historical losses from operations, income taxes have been limited to the minimum franchise tax assessed by the State of California.

At December 31, 2017, we had federal and California tax net operating loss carry-forwards (“NOLs”) of approximately $52.9 million. Due to changes in our ownership through various common stock issuances during 2002 and 2007, the utilization of NOLs may be subject to annual limitations and discounts under provisions of the Internal Revenue Code. We have not conducted a complete analysis to determine the extent of these limitations or any future limitation. Such limitations could result in the permanent loss of a significant portion of the NOLs. Given the impact of the Tax Cuts and Jobs Act signed into law on December 22, 2017, the future expected corporate tax rate was reduced to 21%. Accordingly, the Company remeasured its deferred tax asset for these NOLS. Management’s best estimate of the NOL deferred tax asset is $11.1 million for federal, and $4.6 million for California. Additionally, NOLs expire after 20 years. As such, ours will begin to expire in 2021. Realization of our deferred tax assets, which relate to operating loss carry-forwards and timing differences, is dependent on future earnings. The timing and amount of future earnings are uncertain and therefore we have established a 100% valuation allowance.

At December 31, 2017, our U.S. Federal and California State income tax returns related to the years 2014 – 2016 remain open to examination by tax authorities. However, given our history of net operating losses, as discussed above, the statute of limitations could remain open to examine years prior to 2007 for the year(s) in which net operating losses were originally incurred if or when we reach profitability and begin to utilize our net operating losses to offset taxable income.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Noncontrolling Interest

Clyra Medical Technologies

In May 2012, we formed a subsidiary for the purpose of marketing and selling medical products containing our technology, Clyra Medical Technologies, Inc. (“Clyra”). We initially owned 100% of this subsidiary, and then Clyra granted shares to management, such that we owned approximately 85% of Clyra’s shares.

On December 30, 2015, Clyra sold shares of its Series A Preferred Stock (“Preferred Shares”) to Sanatio Capital, LLC (“Sanatio”) for $750,000. As a result of the sale, Sanatio owned 40% of Clyra’s issued and outstanding shares, BioLargo owned 54%, and the remainder was owned by management. Concurrent with the sale of the Preferred Shares, the shareholders entered into a shareholders’ agreement that provides for a three-member board of directors, consisting of the company’s president, a person appointed by BioLargo, and a person appointed by Sanatio. BioLargo appointed its president, Dennis P. Calvert, to serve on Clyra’s board. Sanatio appointed its owner, Jack B. Strommen, to serve on the board. In June 2017, Mr. Strommen was elected to BioLargo’s board of directors.

As set forth in Clyra’s Amended and Restated Articles of Incorporation, Preferred Shares accrue an annual dividend of 8% for a period of five years. Although the dividends began to accrue immediately, Clyra has no obligation to declare a dividend until a product of the company has received a premarket approval by the United States Federal Drug Administration (“FDA”), or for which a premarket notification pursuant to form 510(k) has been submitted and for which the FDA has given written clearance to market the product in the United States (either, “FDA Approval”). After FDA Approval, annually on December 20, and unless prohibited by California law governing distributions to shareholders, Clyra is required to declare and pay any accruing dividends to holders of Preferred Shares then accrued but unpaid. As the declaration and payment of such dividends is contingent on an uncertain future event, no liability has been recorded for the dividends. The accumulated and undeclared dividend balance as of December 31, 2017 is $120,000.

Holders of Preferred Shares are entitled to preferential payments in the event of a liquidation, dissolution or winding up of the company, in an amount equal to any accrued and unpaid dividends. After such preference, any remaining assets are distributed pro-rata between holders of Clyra common stock and Preferred Shares as if the Preferred Shares had converted to Clyra common stock. Holders of Preferred Shares may convert the shares to Clyra common stock initially on a one-to-one basis. The conversion formula is subject to change in the event Clyra sells stock at a lower price than the price paid by Sanatio.

In April 2017, BioLargo purchased 500 shares of Clyra common stock from a former member of Clyra’s management for $40,000.

Clyra Line of Credit

On March 31, 2017, Clyra obtained a $250,000 line of credit from Sanatio Capital LLC, accruing interest at a rate of 10% per annum and a 5% original issue discount. The line of credit was scheduled to mature on March 31, 2019, but was subsequently converted to Clyra stock in full payment (see below).

In August 2017, Clyra commenced a private securities offering of its common shares at a price of $160 per share, and accepted $1,000,000 in subscriptions. It issued 6,250 shares of its common stock to two investors. Of that amount, BioLargo invested $250,000 and was issued 1,562.5 shares. On August 4, 2017, Clyra issued 1,690 shares of its common stock at $160 per share to Sanatio in exchange for payment of the $270,400 principal and interest outstanding under the line of credit held by Sanatio (see above). Subsequent to the issuance of shares to investors in the offering, and to Sanatio for the conversion of the line of credit, BioLargo owned 15,297.5 shares of Clyra common stock, which is 46.3% of the outstanding stock at Clyra. Two members of BioLargo’s board of directors (Dennis P. Calvert and Jack B. Strommen) comprise a majority of the three-member Clyra board of directors. Management has determined that Biolargo does control Clyra after reviewing the guidance of ASC Topic 810, “Consolidation”. While Biolargo does not have voting interest control through 50% ownership of Clyra, it does exercise control under the Variable Interest Model. Biolargo is the primary beneficiary since it has the power to direct Clyra’s activities that most significantly impact Clyra’s performance and it has the obligation to absorb losses or receive benefits (through royalties and licensing) that could be potentially significant to Clyra. Biolargo has consolidated Clyra’s operations through December 31, 2017.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 27, 2017, Clyra submitted to the FDA an application for premarket notification under Section 510(k) for a wound care product. It is now in the formal review process by the FDA.

Biolargo Maritime Solutions

The Company has an additional subsidiary, Biolargo Maritime Solutions, whereby if certain factors are met, a noncontrolling equity interest in this subsidiary has been pledged to its management.

Note 11. Biolargo Engineering, Science and Technologies, LLC

In September 2017, we commenced a full service environmental engineering firm and formed a Tennessee entity named BioLargo Engineering, Science & Technologies, LLC (“BLEST”). In conjunction with the start of this subsidiary, we entered into a three-year office lease in the Knoxville Tennessee area (see Note 12), and entered into employment agreements with seven scientists and engineers. These agreements and related operational obligations add approximately $100,000 to our monthly budget for payroll, taxes, benefits, insurance, and other related obligations. The company was capitalized with two classes of membership units: Class A, 100% owned by Biolargo, and Class B, held by management of BLEST, and which initially have no “profit interest,” as that term is defined in Tennessee law. However, over the succeeding five years, the Class B members can earn up to a 30% profit interest. They also have been granted options to purchase up to an aggregate 2,000,000 shares of BioLargo, Inc. common stock. The profit interest and option shares are subject to a five year vesting schedule tied to the performance of the subsidiary, including gross revenue targets that increase over time, obtaining positive cash flow by March 31, 2018, collecting 90% of its account receivables, obtaining a profit of 10% in its first year (and increasing in subsequent years), making progress in the scale-up and commercialization of our AOS system, and using BioLargo research scientists (such as our Canadian team) for billable work on client projects. The details of these transactions were reported on a Form 8-K filed with the SEC on September 8, 2017. Given the significant performance criteria, the Class B units and the stock options will only be recognized in compensation expense if or when the criteria are satisfied. It is still too early to make a determination as to whether BLEST will meet some of the performance criteria. As of the end of 2017, BLEST has not met any of the criteria and therefore no portion of the Class B Units and stock options have been earned or vested.

Note 12. Commitments and Contingencies

Calvert Employment Agreement

On May 2, 2017, the Company entered into an employment agreement with its President and Chief Executive Officer Dennis P. Calvert (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as our President and Chief Executive Officer and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one-half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Office Leases

We have long-term operating leases for office, industrial and laboratory space in Westminster, California, Oak Ridge, Tennessee, and Alberta, Canada. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the term of the operating lease agreement. For the years ended December 31, 2016 and 2017, total rental expense was $88,749 and $183,401.

Future minimum lease payments as of December 31, 2017 are as follows:

Total
2018	$190,753
2019	165,348
2020	88,632
Total lease	$444,733

Clyra Consulting Agreement

Our partially owned subsidiary Clyra (see Note 10) entered into a consulting agreement with Beach House Consulting, LLC, through which Jack B. Strommen will be providing consulting services to Clyra related to its sales and marketing activities once it has received FDA Approval (as defined in Note 10 and the associated agreement) on a product, at which point the agreement provides that Mr. Strommen is to receive $23,438 per month for a period of four years. This agreement has not started, and the total cash obligation related to the agreement would be $1,125,024.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Subsequent Events.

Management has evaluated subsequent events through the date of the filing of this Annual Report and management noted the following for disclosure.

Sales of Stock to Lincoln Park

Subsequent to December 31, 2017, up to and including March 13, 2017, we sold to Lincoln Park (see Note 4) 600,000 shares of our common stock, and received $155,695. Associated with these sales, we issued Lincoln Park 7,614 “additional commitment shares.”

FirstFire Global Opportunity Fund Investment

On January 16, 2018, we entered into a securities purchase agreement (the “FirstFire Purchase Agreement”) and a registration rights agreement (the “FirstFire RRA”) with FirstFire Global Opportunity Fund, LLC (“FirstFire”), and issued a convertible promissory note (the “FirstFire Note”) in the aggregate principal amount of $150,000 at 5% annual interest, which is convertible into shares of common stock of the Company at $0.394 per share, subject to the terms, and certain limitations and conditions set forth in the FirstFire Purchase Agreement and FirstFire Note. FirstFire may convert the FirstFire Note at any time. The Company may require the conversion of the FirstFire Note in the event the Company’s common stock has traded at a price per share of $0.75 or above for the ten trading days immediately preceding the mandatory conversion, and the shares underlying the conversion are subject to an effective registration statement filed with the SEC. The FirstFire Note matures on October 16, 2018.

 Pursuant to the FirstFire Purchase Agreement, the Company issued 75,000 shares of common stock to FirstFire as a commitment fee (the “FirstFire Commitment Shares”).

 Under the Note and FirstFire Purchase Agreement, the Company has reserved 394,949 shares of common stock for issuance upon conversion of the Note. Pursuant to the FirstFire RRA, the Company agreed to file a registration statement with the SEC registering all shares of common stock into which the FirstFire Note is convertible, and the FirstFire Commitment Shares. The FirstFire Purchase Agreement allows for an adjustment to the number of FirstFire Commitment Shares in the event the closing price of our common stock, on the earlier of the date the registration statement is deemed effective and 20 trading days following the six-month anniversary of the FirstFire Note, is lower than the closing price on January 16, 2018 (which was $0.39). In such event, additional shares would be issued to FirstFire such that the aggregate FirstFire Commitment Shares issued have the same value as the shares issued on January 16, 2018.

FirstFire represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended). The FirstFire Note, FirstFire Purchase Agreement, and the FirstFire RRA contain customary representations, warranties, agreements and conditions including indemnification rights and obligations of the parties. The FirstFire Note contains a price protection provision such that if we issue a security with any term more favorable to the holder of such security that was not similarly provided in the FirstFire Note, then the Company shall notify FirstFire of such additional or more favorable term and such term, at its option, shall become a part of the FirstFire Note.

We expect that proceeds from the FirstFire Note will be used for working capital and general corporate purposes.

Registration of Shares underlying Vista and FirstFire Investments

On December 18, 2017, we entered into the Vista Purchase Agreement and Vista RRA (see Note 5, “Convertible Note, matures September 18, 2018 (Vista Capital)”.) On January 16, 2018, we entered into the FirstFire Purchase Agreement and FirstFire RRA on similar terms as the Vista Purchase Agreement and Vista RRA.(See Note 13, “FirstFire Global Opportunity Fund Investment”.)

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the requirements set forth in the registration rights agreements, we filed a registration statement with the SEC which was deemed effective as of February 9, 2018. On February 9, 2018, our common stock last traded at $0.29 per share. Because the last traded price of our common stock on the date the registration statement was deemed effective was less than the price of our common stock on the dates of the Vista and FirstFire Purchase Agreements, at their option, we are required to issue additional “commitment shares”. Both companies have exercised that right, and we issued 140,849 and 36,536 additional shares of our common stock to Vista Capital and FirstFire, respectively.

Summer 2017 Offering

On February 12, 2018, we issued a third pricing supplement for our Summer 2017 Unit Offering (see Note 5), lowering the unit price (the conversion price of the notes) to $0.30, and the warrant exercise price to $0.48. As a result of this reduction in the unit price, pursuant to our commitment in the offering memorandum, we reduced the unit prior of the prior investors in the offering to $0.30, and issued amended notes reflecting the lower conversion price, and amended warrants, reflecting new share amounts and the lower exercise price. In the aggregate, the number of shares purchasable by the prior investors increased by 498,761, from the original amount of 1,246,906, to 1,745,667.

On March 8, 2018, we received a $50,000 investment from one investor, and issued a promissory note convertible at $0.30 per share, and a warrant to purchase 166,668 shares of common stock at $0.48 per share.

Two-Year Convertible Note, matures July 20, 2019

On January 25, 2018, we and the holder of the convertible note due July 20, 2019, agreed to modify the interest provisions in the note, such that the 12% annual simple interest is due at maturity, and payable pursuant to the conversion features of the note.

Additional Warrants to One-Year Note Holders

Subsequent to December 31, 2017, we issued stock to Lincoln Park pursuant to the LPC Purchase Agreement (see Note 4) at $0.25. Doing so triggers a reduction in the purchase price of the warrants issued concurrently with one-year convertible notes (see Note 7), and a corresponding increase in the number of shares available to purchase pursuant to those warrants.